     As filed with the Securities and Exchange Commission on May 14, 1999.

                                                      Registration No. 333-73435
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ---------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                           CENTENNIAL CELLULAR CORP.
                     CENTENNIAL CELLULAR OPERATING CO. LLC
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                    4841                    06-1158179
         Delaware                    4841                    13-4035089
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of              Industrial           Identification Number)
     Incorporation or        Classification Code
      Organization)                Number)
                                ---------------
                              1305 Campus Parkway
                           Neptune, New Jersey 07753
                                 (732) 919-1000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrants' Principal Executive Offices)
                                ---------------
                                Michael J. Small
                            Chief Executive Officer
                           Centennial Cellular Corp.
                              1305 Campus Parkway
                           Neptune, New Jersey 07753
                                 (732) 919-1000
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)
                                ---------------
                                with a copy to:

                            Karen C. Wiedemann, Esq.
                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                              45 Rockefeller Plaza
                            New York, New York 10111
                                 (212) 841-5700
                                ---------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                       ---------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
            ---------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
      Title Of Each                    Proposed Maximum  Proposed Maximum
 Class Of Securities To   Amount To Be     Offering          Aggregate        Amount Of
      Be Registered        Registered  Price Per Note(1) Offering Price(1) Registration Fee
-------------------------------------------------------------------------------------------
 10 3/4% Senior
  Subordinated Notes due
  2008, Series B.......   $370,000,000        100%         $370,000,000       $102,860*
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

*  Fee previously paid.

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This information in this prospectus is not complete and may be changed. We + +may not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 14, 1999

PROSPECTUS

                         Centennial Cellular Corp. and
                     Centennial Cellular Operating Co. LLC,

                        Exchange Offer for $370,000,000
                   10 3/4% Senior Subordinated Notes due 2008

                                  -----------

    Material terms of the Exchange Offer:

   . We are offering to exchange all of the notes we sold in a private offering for new registered notes,

   . The exchange offer expires at 5:00 p.m., New York City time, on      ,
     1999, unless extended,

   . The terms of the new notes are substantially identical to the outstanding notes, except for the fact that they will not have transfer restrictions and registration rights,

   . Tenders of the outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer,

   . The exchange offer is subject to customary conditions, which we may waive,

   . We will exchange all outstanding notes that are properly tendered and not validly withdrawn, and

   . The new notes will not be listed on any exchange or quoted on NASDAQ.

    Consider carefully the "Risk Factors" beginning on page 17 of this Prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                     This prospectus is dated      , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   2
Documents Incorporated by Reference........................................   3
Forward-Looking Statements.................................................   3
Summary of the Prospectus..................................................   6
Risk Factors...............................................................  17
The Merger.................................................................  32
Use of Proceeds............................................................  34
The Exchange Offer.........................................................  36
Capitalization.............................................................  41
Selected Financial and Operating Information...............................  42
Unaudited Pro Forma Financial Statements...................................  45
Business...................................................................  51
Management.................................................................  54
Principal Stockholders.....................................................  59
Certain Relationships and Related Transactions.............................  61
Description of Certain Indebtedness........................................  64
Description of the New Notes...............................................  68
Certain Federal Income Tax Considerations.................................. 114
Plan of Distribution....................................................... 114
Legal Matters.............................................................. 115
Experts.................................................................... 115
Uncertainties Associated With Forward-Looking Statements................... 115

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a Registration Statement on Form S-4 under the Securities Act concerning the new notes being offered. The SEC's rules and regulations allow us to omit from this prospectus some of the information contained in the registration statement. For further information concerning Centennial Cellular Corp. and the notes being offered, we refer you to the registration statement and the documents filed as exhibits to the registration statement.

      Centennial Cellular Corp. also files annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy any document we file with the Commission, including the Registration Statement, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's web site (http://www.sec.gov). You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Centennial's common stock is listed on the Nasdaq National Market. You may read reports and other information filed by Centennial with the Nasdaq National Market at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      Centennial Cellular Operating Co. LLC is a wholly-owned subsidiary of Centennial. Because of this relationship and because the new notes are co-issued by Centennial and Centennial Cellular Operating, we expect to receive advice from the SEC's staff that Centennial Cellular Operating will not have to comply as a separate registrant with the periodic reporting and other informational requirements of the Securities Exchange Act of 1934.

      This prospectus incorporates important business and financial information about Centennial and Centennial Cellular Operating that is not included in, or delivered with, the prospectus. This information is available without charge to you by making a written or oral request to Centennial at 1305 Campus Parkway, Neptune, New Jersey 07753, Attention: Chief Financial Officer (telephone: (732) 919-1000). To obtain timely delivery of such information, you should request the information no later than five business days prior to the expiration date of the exchange offer.

                               ----------------

                      DOCUMENTS INCORPORATED BY REFERENCE

      The following documents and other materials, which we have filed with the SEC, are incorporated into this prospectus by reference and are made a part of this prospectus by reference:

   .  Annual Report on Form 10-K for the fiscal year ended May 31, 1998,

   . Quarterly Reports on Form 10-Q for the quarters ended August 31, 1998, November 30, 1998, and February 28, 1999,

   . Proxy Statement for the Annual Meeting of Stockholders filed on November 28, 1998,

   .  Information Statement filed on December 8, 1998, and

   . Current Reports on Form 8-K filed on July 16, 1998, October 19, 1998, December 7, 1998 and January 22, 1999.

      In addition, all documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing with the SEC. Any statement in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or other document filed with the SEC after the date of this prospectus modifies or supersedes the statement. Any modified or superseded statement will not be deemed to be a part of this prospectus, except as modified or superseded.

      Statements in this prospectus or in any document incorporated by reference into this prospectus with respect to the contents of any contract or document referred to in this prospectus or other document are not necessarily complete, and in each case, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or to the documents incorporated by reference, each statement to those documents is qualified in all respects by the reference to the document.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

   . Our high degree of leverage and the requirement for significant and sustained growth in our cash flow to meet our debt service requirements,

   . That we are a holding company and the notes are structurally subordinated to all indebtedness of our subsidiaries, including guarantees by our subsidiaries of all indebtedness under our $1.05 billion credit facility (approximately $936 million of which was drawn at closing of the merger and a portion of which was borrowed directly by our Puerto Rico subsidiary),

   .  Our history of net losses and the expectation of future losses,

   .  That the telecommunications industry is highly competitive,

   . That new technologies or new business opportunities will require additional investments in network capacity or additional capital spending,

   . That the success of any acquisitions will depend on our ability to integrate acquired businesses,

   . That the telecommunications industry is subject to rapid and significant changes in technology,

   . That there is potential for adverse regulatory change and the need for regulatory approvals in the operation of our business and renewal of our cellular licenses,

   .  Fluctuations in market value of our licenses,

   . Risks associated with the regional economic conditions in the areas we operate our business,

   .  Operating costs due to fraud,

   .  That a decline in roaming rates may materially adversely affect us,

   . That a dispute regarding reverse billing may materially adversely affect us,

   . That the indenture governing the notes will require us to offer to purchase all of the notes issued and outstanding upon any change of control and that the credit facility contains similar provisions, which purchases, in each case, we may not have sufficient funds to consummate,

   . That the indenture and the credit facility impose significant operating and financial restrictions on Centennial Cellular Operating,

   . That Centennial Cellular Operating has pledged the capital stock of all its direct and indirect subsidiaries to the lenders under the credit facility and that all of the assets of such subsidiaries are pledged to such lenders,

   . That Centennial has unconditionally guaranteed the obligations of the borrowers under the credit facility,

   . That Centennial, as co-obligor, has no assets other than the stock of Centennial Cellular Operating and Centennial is not subject to the covenants contained in the indenture governing the notes,

   . That the right of the trustee under the indenture and a pledge and escrow agreement to obtain payment on the notes upon the occurrence of an event of default may be significantly impaired by applicable bankruptcy law,

   . The lack of certainty with respect to how a court might decide a suit by an unpaid creditor on the basis of fraudulent conveyance,

   .  The potential effect of Year 2000 computer issues,

   . Risks associated with new management and any future changes in management,

   . That certain equity investors control Centennial and its subsidiaries and have the power to elect directors and take other corporate actions,

   . That we have limited ability to direct the operations of the systems in which we hold minority cellular investment interests as a limited partner and that our interests in such systems may be diluted if we do not meet a capital call,

   . The potential effect of equipment failure or natural disaster on our business,

   .  Concerns about radio frequency emissions from cellular handsets, and

   .  The absence of a public market for the new notes.

      We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 CERTAIN TERMS

      Interests in cellular markets that are licensed by the Federal Communications Commission are commonly measured on the basis of the population of the market served, with each person in the market area referred to as a "Pop." The number of Pops or Net Pops owned is not necessarily indicative of the number of subscribers or potential subscribers. As used in this prospectus, unless otherwise indicated, the term "Pops" means the estimate of the 1996 population of a metropolitan statistical area or rural service area, as derived from the 1997 Paul Kagan Associates population estimates. The term "Net Pops" means the estimated population with respect to a given service area multiplied by the percentage interest that a company owns in the entity licensed in such service area. Metropolitan statistical areas and rural service areas are also referred to as "markets." The term "wireline" license refers to the license for any market initially awarded to a company or group that was affiliated with a local landline telephone carrier in the market. The term "non-wireline" license refers to the license for any market that was initially awarded to a company, individual or group not affiliated with any landline carrier.

                           SUMMARY OF THE PROSPECTUS

      The following summary contains a general discussion of our businesses, the offering and summary financial information. We encourage you to read this entire prospectus for a more complete understanding of Centennial, Centennial Cellular Operating and the exchange offer. Centennial Cellular Operating became a wholly-owned subsidiary of Centennial on January 7, 1999. In this prospectus, we refer to the business operations of our domestic rural cellular systems as "Centennial Rural Cellular." Likewise, "Centennial de Puerto Rico" refers to our Puerto Rico business operations. See "Certain Terms" for definitions of industry terms used and "Selected Financial and Operating Information" for operating and financial definitions. Investors should carefully consider the information set forth under the heading "Risk Factors." In addition, certain statements include forward-looking statements which involve risks and uncertainties. See "Forward-Looking Statements."

                           Centennial Cellular Corp.

      Our company is one of the largest independent wireless telecommunications service providers in the United States and Puerto Rico with approximately 10.8 million Net Pops and 426,700 subscribers as of February 28, 1999. Centennial Rural Cellular serves 5.8 million Net Pops and its service area covers approximately 81,645 square miles. Our subsidiary, Centennial de Puerto Rico, is a fully integrated provider of communications services in Puerto Rico. These operations utilize a personal communications services license that covers 3.8 million Pops in Puerto Rico and the U.S. Virgin Islands and a competitive local exchange carrier license to operate in Puerto Rico. In addition, we own minority shares, representing approximately 1.2 million Net Pops, in certain other cellular operations controlled and managed by other cellular operators.

      The table below shows certain data for each of our two principal business segments.

                                                             Centennial de Puerto Rico
                                                         (Personal communications services
                           Centennial Rural Cellular       wireless and competitive local
                              (Cellular services)       exchange carrier wireline services)
                         ------------------------------ -------------------------------------------
                          Year ended  Nine months ended   Year ended            Nine months ended
                         May 31, 1998 February 28, 1999  May 31, 1998           February 28, 1999
                         ------------ ----------------- -----------------      --------------------
                                           (in millions, except as noted)
Net Pops................       5.8            5.8                3.8                      3.8
Subscribers (in
 thousands).............     252.7          309.3               69.5                    117.4
Penetration.............       4.4%           5.3%               1.8%                     3.1%
Revenue.................    $182.9         $175.0              $54.6                   $ 87.6
EBITDA..................    $ 86.7         $ 91.5              $12.5                   $ 38.8
Annualized EBITDA.......    $ 86.7         $122.0              $12.5                   $ 51.8

      For the year ended May 31, 1998, our company earned revenue of $237.5 million, representing a compound annual growth rate of 45% over the previous two fiscal years. EBITDA (as defined) for the year ended May 31, 1998 was $99.2 million, representing a compound annual growth rate of 44% over the previous two fiscal years.

Our Principal Executive Offices

      The address of our principal executive offices is 1305 Campus Parkway, Neptune, New Jersey 07753. Our telephone number is (732) 919-1000. Centennial is the sole member of Centennial Cellular Operating and holds all of its material assets through Centennial Cellular Operating.

Risk Factors

      You should consider all of the information in this prospectus before tendering your outstanding notes in the exchange offer. The risks of an investment in Centennial and Centennial Cellular Operating include our substantial indebtedness, our history of net losses, competitive conditions and the potential for adverse regulatory impact. See the "Risk Factors" section of this prospectus for a discussion of these and other risks involved in an investment in Centennial and Centennial Cellular Operating.

                   Summary of the Terms of the Exchange Offer

      On December 14, 1998, we completed the private offering of $370.0 million principal amount of our 10 3/4% Senior Subordinated Notes due 2008. In connection with that offering, we agreed, among other things, to deliver to you this prospectus and to use our best efforts to complete the exchange offer by July 6, 1999.

The Exchange Offer

      We are offering to exchange an equal principal amount of our 10 3/4% Senior Subordinated Notes due 2008, which have been registered under the Securities Act for the tendered principal amount of our outstanding 10 3/4% Senior Subordinated Notes due 2008. In order to be exchanged, an outstanding note must be properly tendered and accepted. You may tender outstanding notes only in integral multiples of $1,000.

      As of this date, there is $370.0 million principal amount of notes outstanding. The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

Expiration Date

      The exchange offer will expire at 5:00 p.m., New York City time,      ,
1999, unless we decide to extend the expiration date.

Accrued Interest on the New Notes

      If you exchange your outstanding notes for new notes in the exchange offer, you will receive the same interest payment on the next interest payment date following the expiration date that you would have received had you not accepted the exchange offer. The next interest payment date following the expiration date is expected to be June 15, 1999.

Procedures for Tendering Outstanding Notes

      If you wish to tender your outstanding notes for exchange, you must transmit on or prior to the expiration date a properly completed and duly executed copy of the letter of transmittal delivered with this prospectus, or a facsimile of the letter of transmittal, including all other documents required
by the letter of transmittal, to      , as exchange agent for the exchange
offer; and either:

     . a timely confirmation of book-entry transfer of your outstanding notes in accordance with the procedure for book-entry transfers described in this prospectus in "The Exchange Offer" section under the heading "Procedures for Tendering," or

     .  certificates for your outstanding notes.

Guaranteed Delivery Procedures

     If you wish to tender your outstanding notes and, prior to the expiration date of the exchange offer,

     . your outstanding notes are not immediately available,

     . you cannot deliver your outstanding notes, the letter of transmittal
       or any other required documents to      , as exchange agent, or

     . you cannot complete the procedures for book-entry transfer,

     you may tender your outstanding notes by following the guaranteed delivery procedures described in "The Exchange Offer" section under the heading "Guaranteed Delivery Procedures."

Special Procedures for Beneficial Owners

     If you wish to tender outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing the procedures described above under the heading "Procedures for Tendering Outstanding Notes," either register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Withdrawal Rights

     You may withdraw the tender of your notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

Certain U.S. Federal Income Tax Consequences

     The exchange of new notes for outstanding notes in the exchange offer will generally not be a taxable event for United States federal income tax purposes.

Conditions to the Exchange Offer

     The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the SEC staff.

Consequences of Failure to Exchange Outstanding Notes

     If you do not exchange your outstanding notes for new notes, you will no longer be able to require us to register the outstanding notes under the Securities Act. In addition, you will not be able to offer or sell the outstanding notes unless:

     . they are registered under the Securities Act, or

     . you offer or sell them under an exemption from the registration requirements of the Securities Act.

Use of Proceeds

     We will not receive any proceeds from the issuance of the new notes in the exchange offer.

                   Summary of Ability to Resell the New Notes

      We believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, but only if:

     .  you acquire the new notes in the ordinary course of business,

     . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes, and

     . you are not an affiliate of ours, as the term affiliate is defined in Rule 405 under the Securities Act and which may include our executive officers and directors, another person having control over our operations or management or an entity we control.

      By executing and delivering the letter of transmittal, you will represent to us that the above statements by you are true.

      Each broker-dealer that is issued new notes in the exchange offer for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, for an offer to resell, resale or similar transfer of the new notes issued to it in the exchange offer.

                      Summary Description of the New Notes

Notes Offered

      We are offering $370.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2008. The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:

     . the new notes will bear a different CUSP number from the outstanding notes,

     . the new notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer, and

     . you will not be entitled to any exchange or registration rights with respect to the new notes.

      The new notes will evidence the same debt as the outstanding notes, will be entitled to the benefits of the indenture governing the outstanding notes and will be treated under the indenture as a single class with the outstanding notes.

Issuers

      Centennial Cellular and its wholly owned subsidiary, Centennial Cellular Operating.

Maturity

      December 15, 2008.

Interest Payment Dates

     We will pay interest on the notes on June 15 and December 15 of each year, beginning June 15, 1999.

Ranking

     The notes are subordinated to all our senior debt, including all our debt under a credit facility with Merrill Lynch Capital Corporation, Nations Bank N.A., The Chase Manhattan Bank, The Bank of Nova Scotia, Morgan Stanley Senior Funding, Inc. and other financial institutions party to the credit facility. The notes rank equally with any senior subordinated debt, and rank senior to all our subordinated debt. The notes effectively rank junior to all liabilities of the subsidiaries of Centennial Cellular Operating including debt under the credit facility.

     On February 28, 1999, the notes:

     . were subordinated to $933.9 million of senior debt under the credit facility, and

     . were effectively ranked junior to the guarantees of $933.9 million of this debt by the subsidiaries of Centennial Cellular Operating, other than a portion of such debt that was borrowed directly by Centennial de Puerto Rico, which has not initially guaranteed this debt.

     The notes were senior to $180 million (face amount) of subordinated notes issued to WCAS Capital Partners III, L.P. The only debt of Centennial (without its subsidiaries) as of February 28, 1999 were these subordinated notes, Centennial's guarantee under the credit facility and the notes for which the exchange offer is being made.

Security

     At the time the outstanding notes were issued, we used a portion of the proceeds to purchase a portfolio of government securities in an amount sufficient to pay the first three interest payments on the notes. We pledged this portfolio of securities for your benefit and the benefit of other holders of the notes. The notes are otherwise unsecured. You should also read the section captioned "Description of the New Notes" under the heading "Security."

Optional Redemption

     We may redeem any of the notes on or after December 15, 2003 at the redemption prices set forth in the "Description of the New Notes" section under the heading "Optional Redemption."

     Prior to December 15, 2001, we may redeem up to 35% of the aggregate principal amount of the then outstanding notes with the net proceeds of one or more public equity offerings or strategic equity offerings at 110.75% of their principal amount, plus accrued interest.

Change of Control

     If we experience specific kinds of changes in control, we must offer to repurchase any then-outstanding notes at 101% of their principal amount, plus accrued interest, if any, to the date of repurchase.

Covenants

      The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

     .  incur additional indebtedness,

     .  pay dividends on, redeem or repurchase our capital stock,

     .  make investments,

     .  restrict dividend or other payments to us,

     .  engage in transactions with related persons,

     .  guarantee indebtedness,

     .  sell assets,

     .  create certain liens,

     . consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis, and

     .  enter new lines of business.

      These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Notes--Certain Covenants" in this Prospectus.

                                   The Merger

      Merger Agreement. On January 7, 1999, Centennial merged with CCW Acquisition Corp., a new Delaware corporation organized by Welsh, Carson, Anderson & Stowe VIII, L.P., pursuant to a merger agreement dated as of July 2, 1998. At the effective time of the merger, by virtue of the merger,

     . each outstanding share of Class A Common Stock of Centennial was converted into the right to receive, pursuant to each holder's election and subject to proration, either (a) one common share of the surviving corporation or (b) $41.50 in cash;

     . each outstanding share of Class B Common Stock of Centennial was converted into the right to receive $41.50 in cash; and

     . all shares of Convertible Preferred Stock and Second Series Convertible Preferred Stock of Centennial were converted into the right to receive an amount of cash as if such shares had been converted in common shares of Centennial.

      The surviving corporation in the merger continues to operate under the name "Centennial Cellular Corp." The merger was accounted for as a recapitalization in which the historical basis of our company's assets and liabilities was not affected and no new goodwill related to the merger was created.

      Equity Investors. Welsh, Carson, Anderson & Stowe VIII, L.P., certain of its affiliates, including WCAS Capital Partners III, L.P., certain affiliates of Blackstone Capital Partners, L.P. and certain other investors provided $580 million in capital contributions. These equity investors purchased $400 million in common shares of CCW Acquisition Corp. In addition, WCAS Capital Partners III, L.P. provided mezzanine financing by acquiring $180 million (face amount) of subordinated notes and a number of common shares for an aggregate purchase price of $180 million.

      Welsh Carson VIII is a private investment partnership with over $3.0 billion in committed capital that is managed by the investment firm of Welsh, Carson, Anderson & Stowe. As of December 31, 1998, Welsh Carson had organized and managed eleven limited partnerships with total capital of approximately $7.6 billion. Since 1979, Welsh Carson has completed over eighty management buyouts concentrated in the health care and information services industries, including investments in Alliance Data Systems Corporation, Amdocs Limited, and Bridge Information Systems, Inc.

      Blackstone is one of the leading firms engaged in institutional private equity investing. The firm's current primary corporate private equity investment vehicle is Blackstone Capital Partners III Merchant Banking Fund L.P., with approximately $3.8 billion in committed capital. Blackstone has significant experience in the media and telecommunications sector, with investments in companies such as CommNet Cellular, Intermedia Cable and TW/Fanch Communications.

Post-Merger Organization of Centennial

      The chart below shows our organizational structure following the consummation of the merger and related transactions.


                             [CHART APPEARS HERE]

Sources and Uses of Funds

      The equity investors in CCW Acquisition Corp. financed the merger of CCW Acquisition Corp. into Centennial from a variety of sources, including a credit facility, an offering of subordinated notes, equity contributions and the outstanding notes for which we are making an exchange offer. The funds were used to pay cash merger consideration to stockholders of Centennial, to refinance its existing debt and to pay the fees and expenses of the merger and related transactions. For a more complete description of the sources and uses of funds in connection with the merger, you should read the section captioned "The Merger" under the heading "Financing of the Merger" as well as the section captioned "Use of Proceeds."

                    Summary Historical Financial Information

      The following table sets forth summary historical consolidated financial information for Centennial as of February 28, 1999 and 1998 and for the nine months ended February 28, 1999 and 1998. Such data were derived from our unaudited condensed consolidated financial statements and notes, but, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the nine months ended February 28, 1999 and 1998 do not necessarily show what the results for a full year may be. The table also sets forth summary historical consolidated financial information for Centennial for the five years ended May 31, 1998. Such data were derived from our audited consolidated financial statements and notes. Since the information in this table is only a summary, you should read our historical financial statements and the related notes, "-- Sources and Uses of Funds," and "Unaudited Pro Forma Financial Information" found elsewhere in this prospectus.

                             Nine months ended
                               February 28,                            Years ended May 31,
                          ------------------------  -------------------------------------------------------------
                             1999         1998         1998         1997         1996         1995        1994
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
                                                       (Dollars in thousands)
Statement of Operations
 Data:
 Domestic operating
  revenue...............  $   174,980  $   133,953  $   182,944  $   145,120  $   112,197  $   85,419  $   56,373
 Puerto Rico operating
  revenue...............       87,611       35,752       54,557        5,903          --          --          --
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Total operating
 revenue................      262,591      169,705      237,501      151,023      112,197      85,419      56,373
Cost of services and
 equipment sold.........       50,783       42,248       54,818       38,228       26,129      22,152      13,424
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Gross profit............      211,808      127,457      182,683      112,795       86,068      63,267      42,949
Selling, general and
 administrative.........       81,460       62,142       81,790       55,132       34,188      26,055      17,787
Depreciation and
 amortization...........       97,702       82,637      114,194       83,720       70,989      65,642      47,652
Recapitalization costs..       58,852            0            0            0            0           0           0
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Operating loss..........      (26,206)     (17,322)     (13,301)     (26,057)     (19,109)    (28,430)    (22,490)
Interest expense--net...       48,553       31,801       45,155       33,379       27,886      23,357      21,040
Gain on sale of assets..        8,414            8            5        3,819        8,310         --          --
Income from minority
 cellular investment
 interests(1)...........        9,352        9,843       13,069       15,180       10,473       4,670       3,645
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Loss before income tax
 benefit and minority
 interest...............      (56,993)     (39,272)     (45,382)     (40,437)     (28,212)    (47,117)    (39,885)
Income tax benefit......      (10,114)     (13,527)     (13,597)      (7,295)     (11,596)    (14,456)    (11,780)
Minority interest in
 income (loss) of
 subsidiaries(2)........          142         (337)         162          153           15          69        (321)
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Loss from continuing
 operations.............      (46,737)     (26,082)     (31,947)     (33,295)     (16,631)    (32,730)    (27,784)
Extraordinary loss on
 early extinguishment of
 debt, net of tax.......      (40,526)           0            0            0            0           0           0
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Net loss................  $   (87,263) $   (26,082) $   (31,947) $   (33,295) $   (16,631) $  (32,730) $  (27,784)
                          ===========  ===========  ===========  ===========  ===========  ==========  ==========
Other Consolidated Data:
EBITDA(3)...............  $   130,348  $    65,315  $    99,208  $    55,852  $    47,793  $   34,444  $   24,080
EBITDA margin...........         49.6%        38.5%        42.1%        37.4%        44.2%       41.7%       43.6%
Cash flows provided by
 (used in):
 Operating activities...  $    98,654  $    46,196  $    54,771  $    26,956  $    24,282  $   10,390  $   (3,558)
 Investing activities...      (51,262)     (99,290)    (126,111)    (118,094)     (78,765)    (79,834)    (64,749)
 Financing activities...      (28,098)      24,274       42,545       67,256          152     182,722      65,702
Capital expenditures....       69,819      103,187      129,300       88,990       38,082      17,538       8,947
Net Pops(4)(5)..........   10,846,000   10,846,000   10,846,000   10,846,000   10,661,000   6,491,500   5,020,400
Subscribers(4)..........      426,700      298,500      322,200      203,900      135,000      85,900      49,000

(Table continued from preceding page)

                           Nine months ended
                             February 28,                         Years ended May 31,
                         ----------------------  ----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                           (Dollars in thousands, except as noted)
Other Rural Cellular
 Data:
EBITDA(3)............... $   91,520  $   60,249  $   86,669  $   64,278  $   48,208  $   34,511  $   24,080
EBITDA margin...........       52.3%       45.0%       47.8%       44.9%       44.6%       41.8%       43.6%
Capital expenditures.... $   25,130  $   31,363  $   38,996  $   38,921  $   22,604  $   17,319  $    8,947
Net Pops (excluding
 Minority Cellular
 Investment
 Interests)(4)(5).......  5,831,000   5,777,000   5,777,000   5,777,000   5,592,000   5,412,100   3,941,000
Subscribers.............    309,300     237,900     252,700     187,000     135,000      85,900      49,000
Penetration(4)(6).......        5.3%        4.1%        4.4%        3.2%        2.4%        1.6%        1.2%
Churn rate..............        1.9%        1.8%        1.8%        2.3%        2.5%        2.5%        3.0%
Average monthly revenue
 per unit (actual
 dollars)(7)............ $       69  $       70  $       68  $       73  $       74  $       68  $       69
Acquisition cost per
 cellular customer
 (actual dollars)(8).... $      316  $      307  $      308  $      343  $      351  $      431  $      --
Cell sites(4)...........        400         329         363         212         185         --          --
Retail and service
 centers(4).............         69          58          59          41          25         --          --
Other Centennial de
 Puerto Rico Data:
EBITDA(3)............... $   38,828  $    5,066  $   12,539  $   (8,426) $     (415) $      (67)        --
EBITDA margin...........       44.3%       14.2%       23.1%       n.a.        n.a.        n.a.         --
Capital expenditures.... $   44,689  $   71,824  $   90,304  $   50,069  $   15,478  $      219         --
Net Pops(4).............  3,839,000   3,839,000   3,839,000   3,839,000   3,839,000         --          --
Subscribers(4)..........    117,400      60,600      69,500      16,900         --          --          --
Penetration(4)(6).......        3.1%        1.6%        1.8%        0.4%        --          --          --
Churn rate..............        3.5%        4.0%        4.6%        2.6%        --          --          --
Average monthly revenue
 per unit (actual
 dollars)(7)............ $       91  $       94  $       92  $      113         --          --          --
Acquisition cost per
 cellular customer
 (actual dollars)(8).... $      203  $      166  $      164  $      310         --          --          --
Cell sites(4)...........        125         109         113          74         --          --          --
Retail and service
 centers(4).............         51          35          44          25         --          --          --

                         As of February 28,                  As of May 31,
                         -------------------- --------------------------------------------
                            1999       1998     1998     1997     1996     1995     1994
                         ----------  -------- -------- -------- -------- -------- --------
                                              (Dollars in thousands)
Balance Sheet Data:
Total Assets............ $  956,672  $837,056 $847,417 $844,850 $785,812 $844,384 $502,384
Long-term Debt..........  1,458,857   490,000  510,000  429,000  350,000  350,000  250,000
Redeemable preferred
 stock..................          0   193,539  193,539  193,539  189,930  176,340  163,706
Common stockholders'
 equity (deficit).......   (605,800)   51,205   40,409  112,882  160,006  188,831   24,143

--------

 (1) Represents our proportionate share of profits and losses based on our interest in earnings of limited partnerships controlled and managed by other cellular operators accounted for on the equity method.

 (2) Represents the percentage share of earnings of our consolidated subsidiaries that is allocable to unaffiliated holders of minority interests.

 (3) EBITDA is defined, for any period, as earnings before income from our minority cellular investment interests that are controlled and managed by third parties, allocations to minority interests in consolidated subsidiaries, interest expense, interest income, income taxes, depreciation and amortization, recapitalization costs, extraordinary loss on early extinguishment of debt and gain on sale of assets. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA should not be considered an alternative to net income as a measure of our operating results or to cash flow as a measure of liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by various companies as a general measure of a company's performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be strictly comparable to other similarly titled measures of other companies.

 (4) As of period-end.

 (5) For the years ended May 31, 1995 and May 31, 1994, the number of Net Pops is based on 1990 population figures of a metropolitan service area or rural service area, as derived from the 1990 U.S. Census data.

 (6) The penetration rate equals the percentage of total population in our service areas who are subscribers to our cellular service as of period-end.

 (7) ARPU is defined as total monthly revenue per average subscriber.

 (8) For the year ended as of the date shown. Determined for each period as total marketing cost plus cost of equipment sales (net of associated revenue), divided by the total subscriber activations during the fiscal year.

                                  RISK FACTORS

      You should carefully consider the following factors and other information in this prospectus before deciding to exchange outstanding notes for new notes. Any of the following risks could have a material adverse impact on our business, financial condition or results of operations or on the value of the notes.

Significant Indebtedness--Our debt service consumes a substantial portion of the cash we generate and reduces the cash available to invest in our operations.

      We have a significant amount of indebtedness after the merger. Our large amount of debt could significantly affect our business and you because, among other things, it:

     . limits our ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes;

     . limits our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service;

     . increases our vulnerability to adverse economic and industry conditions;

     . increases our vulnerability to interest rate increases because borrowings under our credit facility are at variable interest rates; and

     . increases our vulnerability to competitive pressures, as many of our competitors will be less leveraged than we are.

      As of February 28, 1999:

     . We had outstanding total long-term indebtedness of approximately $1.46 billion, and

     . Centennial (without its subsidiaries) had $180 million (face amount) of long-term indebtedness (other than its guarantee under the credit facility and its co-obligation under the outstanding notes).

      Following the financings related to the merger, our total long-term indebtedness was substantially greater than our long-term indebtedness before the merger. In addition, the indenture governing the outstanding notes and our other debt instruments allows us to incur additional indebtedness, including secured indebtedness. As of February 28, 1999 Centennial Cellular Operating had an aggregate of $116.1 million available for borrowing under the credit facility.

Ability to Service Debt--In order to service our debt, we require a significant amount of cash. However, our ability to generate cash depends on many factors that are beyond our control.

      Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to pay interest on the notes and satisfy our other debt obligations. Upon the issuance of the notes, our consolidated interest expense has increased compared to prior years. We currently believe that our cash flow, together with available borrowings under the credit facility, will permit us to pay our operating expenses and service our debts for the foreseeable future. Our belief is based on significant assumptions, including, among other things, that we will succeed in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements. On a pro forma basis, earnings were insufficient to cover fixed charges for Centennial and

Centennial Cellular Operating by $161.8 million and $138.9 million for the year ended May 31, 1998, and by $64.7 million and $48.2 million for the nine months ended February 28, 1999.

Restrictions Imposed on Us by Our Debt Instruments--Our existing debt instruments contain restrictions and limitations which could significantly affect our ability to operate our business and repay the notes.

      We and our subsidiaries are subject to significant operating and financial restrictions contained in the instruments governing the notes and our credit facility. Such restrictions affect, and in many respects significantly limit or prohibit, among other things, our ability to:

     .  borrow more funds,
     .  pay dividends,

     .  repay indebtedness prior to stated maturities,

     .  sell assets,
     .  make investments,

     .  engage in transactions with stockholders and affiliates,

     .  create liens, or

     .  engage in mergers or acquisitions.

      In addition, the credit facility requires us to maintain certain financial ratios. These restrictions could also limit our ability to obtain financing in the future, make needed capital expenditures, withstand a future downturn in our business or the economy in general or in our specific areas of coverage, or otherwise conduct necessary corporate activities. If we or our subsidiaries fail to comply with these restrictions, we may be in default under the terms of such indebtedness, even if we are otherwise able to meet our debt service obligations. In the event of a default, the holders of such indebtedness could elect to declare all such indebtedness, together with accrued interest, to be due and payable and a significant portion of our other indebtedness (including the notes) and that of our subsidiaries may become immediately due and payable. We cannot assure you that we or our subsidiaries would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if we were to obtain additional financing, such financing may be on terms unfavorable to us.

Subordination of the Notes--Because the notes rank below our senior debt and below all debt of our subsidiaries, you may not receive full payment on your notes.

      The notes are subordinated to all our senior indebtedness. In addition, the notes effectively rank junior to all liabilities of our subsidiaries. As of February 28, 1999 Centennial Cellular Operating had outstanding $933.9 million of senior indebtedness and $370 million of senior subordinated indebtedness. As of February 28, 1999,

     . Centennial Cellular Corp. (without its subsidiaries) had no indebtedness outstanding other than $180 million (face amount) of subordinated notes issued to WCAS Capital Partners III, L.P., and its guarantee of $933.9 million of Centennial Cellular Operating's indebtedness under the Credit Facility and its co-obligation on the notes and

     . our subsidiaries had no indebtedness outstanding other than their guarantees of $933.9 million of funded indebtedness under the Credit Facility (a portion of which was borrowed directly by Centennial de Puerto Rico, which indebtedness is effectively senior to the notes).

We also may incur additional senior indebtedness and our subsidiaries may incur additional indebtedness consistent with the terms of our debt agreements. For example, upon consummation of the offering of the notes and our use of the net proceeds received from that offering, as of February 28, 1999, we had $116.1 million available under our credit facility which, if borrowed, would be senior indebtedness and would be guaranteed by our subsidiaries other than Centennial de Puerto Rico and its subsidiaries. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the notes only after all payments had been made on our senior indebtedness. We cannot assure you that sufficient assets will remain to make any payments on the notes. In addition, certain events of default under our senior indebtedness would prohibit us from making any payments on the notes. The term "senior indebtedness" is defined in the "Description of the New Notes--Subordination" section of this prospectus.

Restrictions on Subsidiary Dividends--Because our subsidiaries may not be permitted to pay dividends to us, we may not be able to repay the notes.

      Our company depends on the cash flow from our subsidiaries to meet our obligations, including all payments on the notes. Accordingly, our ability to make payments to holders of the notes depends on the receipt of sufficient funds from our subsidiaries. Because of the terms of existing and future indebtedness of our subsidiaries, including the credit facility, which is initially secured by the assets of our domestic subsidiaries, we may be restricted in receiving funds from our subsidiaries. The indenture for the notes permits our subsidiaries to enter into agreements which restrict dividends and distributions to us. See "Description of the New Notes--Certain Covenants--Limitation on Restrictions on Subsidiary Dividends."

Lack of Security--Because the notes are unsecured, other lenders will have prior claims to our assets in the event we became insolvent or are liquidated.

      In addition to being subordinate to all of our senior indebtedness, the notes are not secured by any of our assets, other than the funds pledged to pay the first three interest payments. Our obligations under our credit facility are secured by substantially all of our assets, including assets held by our subsidiaries. Under the indenture for the notes, we and our subsidiaries are permitted to incur additional secured indebtedness. If we became insolvent or are liquidated, or if payment under our credit facility is accelerated, the lenders under our credit facility would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, our bank lenders will have a claim on such assets before the holders of the notes. Because the notes are unsecured, there may be no assets remaining for the holders of notes or any assets may be insufficient to pay off the notes. See "Description of Certain Indebtedness."

Net Losses--We have a history of net losses which we expect to continue through the foreseeable future.

      Since our formation, we have concentrated on the acquisition, exchange, construction, initial operation and development of cellular telephone systems in our domestic markets and the provision of facilities-based integrated communications in Puerto Rico. Our business operations have incurred net losses for each of the past five fiscal years and, after giving pro forma effect to the offering of the outstanding notes and borrowings under the credit facility, Centennial Cellular Operating would have incurred a net loss of $120.5 million for the fiscal year ended May 31, 1998. We expect to report net losses for the foreseeable future due to increased interest payments and non-cash charges such as depreciation and amortization. We cannot assure you that in future periods our operations will generate sufficient earnings to pay our obligations, including the notes.

Competition in Rural Cellular Markets--Because the wireless telephone service industry is highly competitive, we may be adversely affected by competitors with superior financial resources and/or technology.

      Our principal business, wireless telephone service, is highly competitive. Competition for wireless telephone service in each of our markets is based primarily on the quality of service, price, system coverage, enhancements offered, capacity and customer service. We compete with one cellular licensee in each geographic area and most of these competitors are larger, have greater financial resources than we do and may be less leveraged than we are. We also face competition from paging companies, landline telephone companies and resellers. The FCC requires cellular and personal communication services licensees to offer service to resellers on a nondiscriminatory basis. A reseller buys blocks of telephone numbers from cellular and personal communication services providers, usually at a discounted rate, and resells the service to the public for a profit. Many telecommunications companies resell wireless telephone service as a complement to other services, such as long distance or local telephone services.

      As a result of recent regulatory and legislative initiatives, we also face increased competition from entities using or proposing to use other comparable communications technologies. The FCC currently is licensing commercial personal communication services. The FCC identified two categories of personal communication services: broadband and narrowband. Personal communication services is not a specific technology, but a variety of potential technologies that could compete with cellular telephone systems. For example, the broadband personal communication services systems licensed to operate in the 2 GHz band may provide wireless two-way telecommunications services for voice, data, graphic and other transmissions. Equipment used for broadband personal communication services includes small, lightweight and wireless telephone handsets, computers that can communicate over the airwaves wherever they are located, and portable facsimile machines and other graphic devices. Many personal communication services systems have commenced operations in the last few years. When a personal communication services system employs microcell technology, as is common, it uses a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. Many personal communication services licensees who will compete with us have access to substantial capital resources. In addition, many of these companies, or their affiliates, already operate large cellular telephone systems and thus bring significant wireless experience to this new marketplace. To date, we have experienced little impact from personal communication services competition in our domestic markets. However, there can be no assurance of the long-term effect these new personal communication services licensees may have on us.

      ESMR is a two-way wireless communications service that incorporates characteristics of cellular technology, including many low-power transmitters and connection with the landline telephone network. ESMR service may compete with cellular service by providing digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging. Nextel Communications, Inc. is the primary provider of such services today.

      We may also face competition from satellite-based services. The FCC has issued a number of licenses to provide such services which would enable subscribers to access mobile communications systems throughout the world. Additional proposals for the provision of satellite services remain pending with the FCC and foreign regulatory bodies must approve certain aspects of some satellite systems. Although we may experience increased competition from such services in the future, such systems have not affected our operations to date.

      The FCC has made available other frequency bands that may be used for the provision of cellular-like services. The general wireless communications service and the wireless communications service are two such services that are in their infancy. Although the FCC has proposed technical rules for wireless communications service that will make commercial mobile services like cellular and personal communication services infeasible, there can be no assurance that the FCC will not adopt more flexible wireless communications service technical rules that will enable wireless communications service licensees to provide service comparable to cellular and personal communication services.

      We are unable to predict whether such competing technologies or any new technologies will be successful and, if successful, whether any will provide significant competition for us. We cannot assure you that one or more of the technologies that we currently use in our business will not become inferior or obsolete at some time in the future.

Competition in Puerto Rico Market--We may be adversely affected by competition from other wireless and wireline telephone service providers in Puerto Rico.

Competition from Cellular Systems

      The market for wireless services is highly competitive in Puerto Rico. Our two main competitors for wireless services in the Puerto Rico market are Cellular Communications of Puerto Rico, Inc., a publicly traded U.S. company which has agreed to be acquired by SBC Communications, Inc., a U.S. telecommunications company, and Telephonos de Mexico, S.A., a Mexican telecommunications company, and the Puerto Rico Telephone Company, of which a majority is owned by GTE Corporation, a U.S. telecommunications company, and a minority is owned by the Commonwealth of Puerto Rico. The parties' public statements indicate that they expect the transaction to close during the first quarter of 1999. In July 1998, GTE agreed to merge with Bell Atlantic Corporation. Both CoreComm and the Puerto Rico Telephone Company were earlier entrants into the Puerto Rico wireless market, have greater resources than we do and currently hold subscriber market shares of approximately 47% and 40%, respectively. CoreComm and the Puerto Rico Telephone Company offer both analog and digital cellular service to their subscribers and offer more capability of cellular service than us to their customers traveling outside Puerto Rico. We currently offer customers in Puerto Rico the capability of cellular service in the U.S. pursuant to an agreement with Sprint.

Competition From Other Broadband Personal Communication Services Systems

      The FCC has issued a 30 MHz broadband personal communication services license for the Puerto Rico-U.S. Virgin Islands metropolitan trading area to TeleCorp. The FCC has also issued four broadband personal communication services licenses for the San Juan, Puerto Rico basic trading area, the Mayaguez-Aguadilla-Ponce, Puerto Rico basic trading area and the U.S. Virgin Islands basic trading area to other entities, including a 10 MHz license to the Puerto Rico Telephone Company. If these licenses become operational, these broadband personal communication services systems will present additional competition to our personal communication services operations in Puerto Rico. We believe that TeleCorp, which is in the process of constructing its personal communication services system as part of a franchise relationship with AT&T Wireless Services, will likely begin service within the next twelve months.

      New personal communication services competitors will face a number of significant hurdles in building out their systems in Puerto Rico, including the development of a network connecting its cell sites. A competitor may:

     .  use the Puerto Rico Telephone Company's network,

     .  construct its own network,

     .  use our fiber optic network, or

     . choose a combination of these methods. We believe that few competitors will choose to build their own networks because of the significant cost and time constraints, nor will they choose to contract with the Puerto Rico Telephone Company's because of its poor reliability and the long wait times required for these new services to be added. Thus, we believe that some of our competitors in Puerto Rico may seek to contract with us for these services.

Competition From Resellers

      The FCC requires all cellular and personal communication system operators to provide service on a nondiscriminatory basis to resellers, who provide service to customers but do not hold an FCC license or own facilities to provide such services. Instead, a reseller buys blocks of cellular telephone numbers from a licensed carrier, usually at a discounted rate, and resells service to the public. Thus, a reseller may be both a customer of a cellular or personal communications services provider and also a competitor. Ameritel, acting as a reseller, is currently offering cellular services at Radio Shack stores throughout Puerto Rico. We do not know of any other significant cellular resellers currently operating in competition with our personal communication services system.

Wireline Competition

      Our primary competitor for wireline service is the incumbent provider, the Puerto Rico Telephone Company, which has considerably greater resources than we do. GTE has bought a majority stake in the Puerto Rico Telephone Company and controls the Puerto Rico Telephone Company's board of directors. GTE also has significantly greater resources than we do and may make changes to improve service which in turn may strengthen the Puerto Rico Telephone Company's competitive position. The growth of our market presence will depend upon our ability to obtain customers that are underserved by the PRTC (or its successor) or looking for an alternative. Because of our ability to provide more timely installation and service to date, we have primarily attracted customers on the basis of quality and service rather than price. KMS, a U.S. corporation based in New Jersey, has announced plans to set up a fiber optic network in Puerto Rico to offer internet access and data transmission, although it has not yet commenced construction.

Risks Associated With Acquisitions--Our strategy to expand our business through acquisitions may fail due to a number of risks involved in implementing this strategy.

      Since August 1988, we have acquired 29 cellular systems in the United States that we own and manage. We intend to expand our current clusters through the acquisition of properties and target for purchase other small to mid-sized metropolitan service areas and strategic rural service areas that we believe are undervalued or underdeveloped or that possess traits that indicate high potential cellular use and superior financial performance. There can be no assurance, however, that we will seek to acquire or be successful in acquiring any of these systems. Increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. The magnitude, timing and nature of future acquisitions will depend upon various factors, including the availability of suitable acquisition candidates, competition with other telecommunications companies for suitable acquisitions, the negotiation of acceptable terms, our financial capabilities, the availability of skilled employees to manage the acquired companies and general economic and business conditions.

      We face risks that the systems we own and those we acquire in the future will not perform as expected and that such systems will not generate the returns necessary to repay the indebtedness incurred to acquire, or fund the capital expenditures needed to develop, the systems. In addition, expansion of our operations may place a significant strain on our management, financial and other resources. Our ability to manage future growth will depend upon our ability to monitor operations, control costs, maintain effective quality controls and significantly expand our internal management, technical and accounting systems, all of which will result in higher operating expenses. A failure to expand these areas or to implement and improve our systems, procedures and controls in an efficient manner and at a pace consistent with the growth of our business could have a material adverse effect on our business, prospects, operating results and ability to service our indebtedness, including the notes.

      In addition, we will incur considerable expenses to integrate systems we acquire with existing operations before we earn any anticipated revenue from these new systems, which may cause our operating results to fluctuate substantially. We will, among other things, have to integrate switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some of which may be incompatible with our existing systems. In addition, telecommunications providers generally experience higher customer and employee turnover rates during and after an acquisition. We cannot assure you that we will be able to successfully integrate the systems we own or may acquire or any other businesses we may acquire or that any acquired business will not experience high employee or customer turnover rates after an acquisition.

      We may fail or be unable to discover certain liabilities, including liabilities arising from non-compliance with certain federal, state or local environmental laws by prior owners, when we perform due diligence investigations on each company or business we seek to acquire. We may be responsible for these liabilities as a successor owner. We generally seek to minimize our exposure to such liabilities by obtaining indemnification from each seller of the acquired companies and, in some cases, by deferring payment of a portion of the purchase price to support these indemnification obligations. However, we cannot assure you that we could enforce or collect such indemnifications, even if obtainable, or that the indemnifications would be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions.

      We expect to finance acquisitions with cash on hand, through issuances of debt or equity securities and through borrowings under credit arrangements, including pursuant to the credit facility. We cannot assure you that we will be able to obtain additional financing in order to finance our acquisition strategy. The ability to obtain debt or equity financing is subject to market conditions and our current debt instruments limit our ability to incur additional indebtedness.

Rapid Technological Changes--Rapid and significant technological changes in the telecommunications industry may adversely affect us.

      Telecommunications providers face rapid and significant changes in technology. New technologies may be protected by patents or other intellectual property laws and therefore may not be available. In particular, the wireless telecommunications industry is experiencing significant technological change, including:

     . the increasing pace of digital upgrades in existing analog wireless systems,

     .  evolving industry standards,

     . the allocation of new radio frequency spectrum in which to license and operate wireless services,

     . ongoing improvements in the capacity and quality of digital technology,

     .  shorter development cycles for new products and enhancements, and

     .  changes in end-user requirements and preferences.

      Like others in the industry, we are uncertain about the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. We cannot predict the effect of technological changes on our business, and it is possible that technological developments will have a material adverse effect on us.

Extensive Regulation of our Industry--Extensive governmental regulation of the telecommunications industry requires us to obtain regulatory approvals and creates the possibility for adverse regulatory change.

Wireless

      The FCC regulates the licensing, construction, operation, acquisition and sale of commercial wireless communications systems, as well as the number of wireless licensees permitted in each market. Certain aspects of cellular operations may also be subject to public utility regulation in the state in which the service is provided. Changes in the regulation of commercial wireless services (such as cellular, personal communication services, or paging), wireless carriers, the licensing of additional connecting carriers in our service areas, the deregulation of interconnection arrangements or the loss of any license or licensed area previously awarded to us could have a material adverse effect on our operations. See "Business--Regulation."

      The FCC continues to license additional spectrum for wireless communications. In addition, all cellular and personal communication services licenses in the United States are subject to renewal upon the expiration of their initial ten-year term. Our company's initial cellular licenses have expired and will continue to expire in the near future. To date, however, we have successfully renewed each of our cellular licenses. We will continue to apply for renewal of our licenses in a timely fashion. Although we cannot assure you that these licenses will be renewed, we believe that each license will be renewed based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the prior license term. Any failure to renew our licenses would have a material adverse effect on our business, financial condition and results of operations.

      We must obtain a number of other approvals, licenses and permits in the operation of our business, including determinations of no hazard to navigation from the Federal Aviation Administration in connection with the construction of cellular and personal communication services towers. Additionally, the wireless communications industry is subject to certain state and local government regulation. Operating costs are also affected by other governmental actions that are beyond our control. We cannot assure you that the various federal, state and local agencies responsible for granting licenses, approvals and permits will do so or that, once granted, will not revoke or fail to renew them. The absence of such licenses, approvals and permits would adversely affect our existing operations and could delay commencement of or prohibit business operations that we propose.

      In addition, the Communications Act of 1934, as amended, generally prohibits foreign persons or entities from controlling FCC licenses or holding interests of more than 25% in an FCC licensee. An FCC licensee may, however, request that the FCC allow a foreign entity to hold more than a 25% interest. These restrictions could adversely affect our ability to attract additional equity financing.

      The wireless communications industry is subject to continually evolving regulation. As new regulations are made, we may be required to modify our business plans or operations in order to comply with any new regulations. There can be no assurance that we can do so in a cost-effective manner, if at all.

      In Puerto Rico, we are also subject to regulation by the Puerto Rico Planning Board, the Administration of Regulation and Permits and the Puerto Rico Telecommunications Regulatory Board. The powers of these authorities include a number of matters, such as cost-based rate-making that could have a material adverse effect on our business, financial condition and results of operations.

Wireline

      Lambda CLEC, our wholly-owned subsidiary, is subject to the Puerto Rico Telecommunications Act of 1996, which grants jurisdiction over telecommunications services and providers to the Puerto Rico Telecommunications Regulatory Board and purports to open the Puerto Rico telecommunications market to competition.

      In addition, Lambda CLEC is subject to the Communications Act. Pursuant to the Communications Act, the FCC requires all telecommunications carriers, including Lambda CLEC, to contribute to the federal universal service fund. The Communications Act also requires state public utilities commissions and/or the FCC to implement policies that mandate reciprocal compensation between local exchange carriers. On August 1, 1996, the FCC adopted rules implementing these policies, but various aspects of the order have been overturned by a federal court and the decision remains subject to further judicial review.

General

      From time to time, federal, state or commonwealth legislators propose legislation that potentially could materially affect us either beneficially or adversely. We cannot assure you that federal, state or commonwealth governments will not enact legislation or that the FCC, state or commonwealth regulatory authorities will not promulgate regulation or take other actions that might have a material adverse affect on our business. If the

FCC allocates radio spectrum for services that compete with our business, these changes could materially and adversely affect our business, prospects, operating results or ability to service our indebtedness, including the notes.

Fluctuations in Market Value of Our Licenses--The value of our cellular licenses may decrease due to market conditions and the success of our business.

      A substantial portion of our assets consists of our interests in cellular licenses held by subsidiaries. While there currently exists a market for the purchase and sale of cellular licenses, including those in our markets, that market may not exist in the future or the values of our licenses in that market may fall. The future value of our interests in our cellular licenses will depend significantly upon the success of our business. The transfer of interests in such licenses is subject to prior FCC approval, which may have the effect of reducing the value of the license. As a consequence, if the market value of our cellular licenses decreases significantly, we may realize a material loss upon the sale of any of our licenses.

Importance of Certain Markets--Our business will be hurt if business and economic conditions generally worsen in our principal markets.

      Our success depends upon various factors related to business and economic conditions and consumer spending in the regions where our principal operations are located. If existing economic conditions were to deteriorate in any of our regions, the market for cellular services to business and consumer subscribers may grow more slowly or may decline, thereby materially and adversely affecting our business and results of operations. The fact that we have clustered our operations geographically may increase this risk.

Risks Associated with Conditions in Puerto Rico--Business and economic factors, severe weather and political conditions in Puerto Rico may significantly affect our operations in Puerto Rico and hurt our overall performance.

      Our business in Puerto Rico is dependent on the business and economic conditions and consumer spending generally in Puerto Rico. If existing economic conditions in Puerto Rico were to deteriorate, the market for wireless or wireline services in Puerto Rico may grow more slowly or decline. This would have an adverse impact on our business in Puerto Rico and, because our Puerto Rico operations currently generate approximately 30% of our company's EBITDA, on our financial condition and results of operations generally.

      In particular, our business in Puerto Rico may be materially adversely affected by events such as hurricanes, labor strikes and the like which affect Puerto Rico generally. Puerto Rico was hit by Hurricane Georges in September 1998. The island suffered significant damage as a result of the storm. Less than 10% of our personal communication services towers and microwave transmitters were damaged during the hurricane, which interrupted service to approximately 25% of our customers in Puerto Rico. After consideration of expected insurance recoveries, we believe it will not incur significant losses as a result of the effects of the damage caused by Hurricane Georges. During the nine months ended February 28, 1999, we recorded approximately $1.7 million of insurance recoveries related to subscriber refunds within revenue. Other hurricanes or adverse weather conditions that may hit the island from time to time may have a material adverse effect on our business in Puerto Rico.

      Any change in Puerto Rico's political status with the U.S., or the ongoing debate on such status, could also affect the economy of Puerto Rico. The ultimate effect of possible changes in Puerto Rico's governmental and political status is uncertain and, accordingly, we cannot assure you that such changes will not materially adversely affect our business and results of operations.

Operating Costs Due to Fraud--A substantial increase in fraudulent and/or unbilled use of our network or costs incurred to prevent such use would affect our business operations.

      Like most companies in the cellular industry, we incur costs associated with unauthorized use of our network. Fraud increases interconnection costs, capacity costs, administrative costs, costs incurred for fraud prevention and payments to other carriers for unbillable fraudulent roaming. We currently employ anti-fraud measures in our rural cellular clusters and intend to continue to develop and invest in measures to prevent cellular fraud. Even so, we cannot assure you that we will not incur substantial costs due to fraud. In addition, while we have not experienced significant costs in the past due to our anti-fraud measures and the costs associated with unauthorized use of our cellular network, we cannot assure you that these costs will not become substantial in the future.

      We have not yet experienced any fraud problems in connection with our wireless service in Puerto Rico because of its use of CDMA technology. We cannot assure you, however, that a fraud problem will not develop or that we will not incur substantial costs due to fraud in the future.

Risk Related to Strategy to Reduce Roaming Rates--Because we both receive revenue when cellular and personal communications services customers roam in our service area and remit payment to other wireless service providers when our customers roam outside our service area, a general decline in roaming rates and our strategy of aggressively pricing roaming rates may lead to lower roaming revenues that are not fully offset by lower payments to other providers, and thus a decrease in results of operations.

      We earn much of our revenue from customers of other cellular providers who are roaming in our markets. Roaming rates per minute pursuant to reciprocal roaming arrangements have declined over the last several years and we expect that such declines will continue for the foreseeable future. We have implemented a strategy of aggressively pricing roaming rates to encourage other cellular and personal communications services providers to include portions of our service areas within their home calling regions and to discourage wireless providers from expanding their footprints into our service areas. While we benefit from lower roaming rates when we remit to other cellular providers roaming charges incurred by our subscribers in other cellular providers' calling regions, we receive less revenue per minute of use from customers roaming in our markets. We cannot assure you that the decline in roaming rates will be offset by the benefits of increased roaming minutes of use by other cellular and personal communication services providers or that such decline will not materially adversely affect our results of operations.

Possible Inability to Purchase Notes upon a Change of Control--We may not be able to fulfill our obligations under our credit facility or the notes following a change of control.

      Upon certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control event will be limited by the terms of our debt agreements. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our credit facility or the subordinated notes financing provided by WCAS Capital Partners III, L.P. There can be no assurance that we would be able to repay amounts outstanding under our credit facility or obtain necessary consents under such facility to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. The term "change of control" is defined in the section "Description of the New Notes-- Certain Definitions."

Pledge of Stock by Centennial Cellular Operating--Because we have pledged the capital stock of many of our subsidiaries to the lenders under the credit facility, we may encounter difficulties obtaining future financing on favorable terms.

      Centennial Cellular Operating has pledged as security the shares of all its direct and indirect subsidiaries (other than foreign subsidiaries) to the lenders under its credit facility. The pledge of such shares could impair our ability to obtain future financing on favorable terms, if at all. Further, in the event Centennial Cellular Operating were to default on its obligations under the credit facility and the lenders were to foreclose upon such pledged capital stock, Centennial Cellular Operating, as the holding company for such subsidiary, would likely be unable to service or repay its indebtedness, including the notes. See "Description of Certain Indebtedness."

Risks Related to Co-Obligor; Guarantee by Centennial Under Credit Facility-- Centennial is not restricted by the indenture governing the outstanding notes; in addition, we conduct our operations through a holding company structure, which leaves the parent entity unlikely to be able to service its debt obligations if our subsidiary defaults on its obligations.

      Centennial, which is a co-obligor of the notes, has no assets other than the stock of Centennial Cellular Operating. Therefore, Centennial would be unlikely to be able to make payments on the notes if Centennial Cellular Operating fails to make such payments. In addition, Centennial is not be subject to the covenants of the indenture governing the notes.

      Centennial has unconditionally guaranteed all obligations of its subsidiary, Centennial Cellular Operating, which is the borrower under the credit facility. In the event that Centennial Cellular Operating were to default on its obligations under the credit facility and the lenders were to seek to enforce such guarantee, Centennial would likely be unable to service or repay its indebtedness, including the notes. See "Description of Certain Indebtedness."

Changes in Tax Law--Our operations in Puerto Rico, which depends in part on business customers using our networks, may be adversely affected if changes in tax incentives and tax benefits available to businesses in Puerto Rico cause companies to reduce their business activities in Puerto Rico.

      Section 936 of the Internal Revenue Code of 1986 was amended in 1996. This section had historically provided tax incentives for U.S. companies to operate in Puerto Rico and to reinvest the earnings from their Puerto Rico operations in Puerto Rico. One result of this tax preference was to encourage the development of business and manufacturing operations in Puerto Rico and to make available to certain Puerto Rico businesses financing at rates below those generally offered by commercial banks. As a result of the 1996 amendment to
Section 936, such favorable financing rates are no longer available.

      The tax benefits available to corporations, such as pharmaceutical companies, doing business in Puerto Rico phase out in annual increments through 2005. Consequently, such corporations may reduce or close their Puerto Rico operations and may reduce their re-investments in Puerto Rico. The changes may also reduce the incentives for new investments in Puerto Rico. We do not yet know the full extent to which our business in Puerto Rico will be affected by such changes in the tax law. However, if the change diminishes the overall level of business activity in Puerto Rico, it could cause our business customers and other cellular subscribers roaming within our coverage area to reduce their use of telecommunications. A significant reduction in such use would have a material adverse effect on our business and results of operations.

Bankruptcy Risks Related to Escrow and Pledge Account--If we entered bankruptcy, you would not be able to foreclose on the escrow funds securing the interest payments without approval from a bankruptcy court.

      If we or any of our subsidiaries commence a bankruptcy or reorganization case, or one is commenced against us, the bankruptcy law may prevent the trustee under the indenture governing the notes from foreclosing on and selling the escrow funds if an event of default on the notes occurs. Under applicable bankruptcy law, secured creditors such as the holders of the notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. See "Description of the New Notes--Security."

Fraudulent Conveyance--A court may conclude that we issued the outstanding notes for inadequate consideration and at a time when we were insolvent or that we issued the notes with intent to defraud our creditors.

      We believe that we incurred the indebtedness represented by the notes for proper purposes and in good faith. Based on current asset valuations and other financial information, we also believe that we were solvent after issuing the notes, consummating the merger and completing the other financings required for the merger. We expect that we will have sufficient capital to carry on our business and to pay our debts as they mature. See "--Significant Indebtedness and Interest Payment Obligations." Notwithstanding this belief, however, if an unpaid creditor or a representative of a creditor (such as a trustee in bankruptcy or a debtor-in-possession) were to sue us in an appropriate court, the court might find that, when we issued the notes,

    (1) we incurred the indebtedness with intent to hinder, delay or defraud any present or future creditor or we contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

    (2) we incurred the indebtedness for less than reasonably equivalent value and, at the time, we

     .  were insolvent,

     .  were rendered insolvent by reason of such incurrence,

     . were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital,

     . intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured or

     . were a defendant in an action for money damages or had a judgment for money damages docketed against us (in either case, if after final judgment, the judgment remained unsatisfied).

      In such event, the court could, among other things, (x) void all or a portion of our obligations to you, the effect of which would be that you may not be repaid in full and/or (y) subordinate our obligations to you to our other existing and future indebtedness to a greater extent than would otherwise be the case, the effect of which would entitle other creditors to be paid in full before any payment could be made on the notes. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of holders of the notes.

      Courts applying the laws of different jurisdictions will use different standards to determine whether we are insolvent for purposes of the foregoing. Generally, however, a company would be considered insolvent if the sum of the company's debts is greater than all of the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. We cannot predict what standards a court would apply to determine whether we were solvent at the relevant time.

Potential Failure of Computer Systems to Recognize Year 2000--The potential failure of our computer systems and those of third parties with whom we deal to recognize the year 2000 could significantly disrupt our operations, causing a decline in cash flow and revenue and other difficulties.

      During fiscal 1998, we began a review of our computer systems and related software to identify systems and software that might malfunction due to a misidentification of the Year 2000. Most of our customer-related computer systems and databases, including our billing systems, are managed by third parties under contractual arrangements. We have requested those third parties to advise us as to whether they anticipate difficulties in addressing Year 2000 problems and, if so, the nature of such difficulties. Our management has not finally determined the cost associated with its Year 2000 readiness efforts and the related potential impact on our results of operations. Amounts expended to date have not been material. We cannot assure you that the systems of other companies on which we rely, including third party billers, will be converted in time or that any such failure to convert by another company will not have a material adverse effect on our business, financial condition or results of operations.

Risks Associated With Certain Changes in Senior Management--We have new senior managers who have not operated our company in the past and other key individuals may not stay with us when their contracts expire.

      Michael J. Small, who is the President and Chief Executive Officer of Centennial, became the Chief Executive Officer of Centennial upon the consummation of the merger with CCW Acquisition Corp. Mr. Small has 17 years of experience in the telecommunications industry but had no experience managing our operations. We have employment contracts with seventeen members of senior management, including Mr. Small, whose contract expires on September 30, 2002; Rudy J. Graf, who is the President and Chief Executive Officer of Centennial de Puerto Rico and Peter Chehayl, who became Senior Vice President and Chief Financial Officer following the Merger. To the extent that these key individuals do not remain with Centennial at the end of their respective employment terms, such change in management could have a material adverse effect on our company unless we can obtain a suitable replacement in a timely manner. Our management will also be required to devote additional time and resources toward recruitment, hiring and training to fill such positions, which, if substantial, could result in a material adverse effect on our business, prospects, operations or results of operations. If the senior management team is not put into place, or if our executive officers do not achieve their management objectives in a timely manner, our business, prospects, operating results and ability to service our indebtedness, including the notes, may be materially adversely affected.

Control by the Equity Investors--A group of affiliated stockholders controls the voting power of Centennial.

      Following the Merger, 92.9% of Centennial's outstanding shares of common stock are held by Welsh Carson VIII, certain of its affiliates and certain other equity investors. Accordingly, these equity investors will, directly or indirectly, control our company and have the power to elect all of our directors, appoint new management and approve or reject any action requiring the approval of stockholders, including adopting amendments to our charter and approving mergers and sales of all or substantially all of our assets. In addition, the existence of a controlling stockholder may have the effect of making it difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding Centennial common stock. See "Principal Stockholders" and "Certain Relationships and Related Transactions--Equity Investor Agreements."

Investment Interests; Capital Calls--If we do not continue to fund certain investment partnerships in which we hold interests, our ownership in these partnerships may be diluted.

      We have a limited ability to direct the operation of any system in which we now or in the future hold a minority investment as a limited partner. In addition, these investment partnerships are entitled to make certain demands for capital contributions, including to complete acquisitions by the limited partnerships. If we do not meet such a capital call, our ownership interest in such system may be diluted. Capital calls with respect to such investment interests for the fiscal years ended May 31, 1998, 1997 and 1996 were approximately $0.8 million, $2.9 million and $1.5 million, respectively. We have, to date, paid all capital calls that we have received. Although we anticipate that such capital calls will decrease over time, we cannot assure you that such capital calls will, in fact, decrease. We cannot assure you that we will be able to pay such capital calls when due. In addition, under the indenture relating to the notes, Centennial Cellular Operating will be permitted to dividend to Centennial all cash received from Centennial Cellular Operating's non-subsidiary investment interests.

Equipment Failure; Natural Disaster

      A major equipment failure or a natural disaster affecting any one of our central switching offices or certain of our cell sites or microwave links could have a material adverse effect on our business, prospects, operating results or ability to service our indebtedness, including the notes. In particular, our business in Puerto Rico may be materially adversely affected by events such as hurricanes, labor strikes and the like which affect Puerto Rico generally. Puerto Rico was hit by Hurricane Georges in September 1998 and the island suffered significant damage as a result of the storm. After giving effect to insurance proceeds that we expect to receive, there will be no material adverse impact on our operating results. Other hurricanes or adverse weather conditions that may hit the island from time to time may have a material adverse effect on our business in Puerto Rico. Although we currently carry "business interruption" insurance, our insurance policies may not entirely cover all damages we may suffer.

Radio Frequency Emission Concerns

      Media reports have suggested that certain radio frequency emissions from portable cellular telephones may be linked to cancer and interfere with heart pacemakers and other medical devices. Concerns over radio frequency emissions and interference may have the effect of discouraging the use of cellular telephones, which could have an adverse effect upon our business. During the past two years, the FCC has updated its guidelines and methods for evaluating the environmental effects of radio frequency emissions. The updated guidelines generally are more stringent than the previous rules, based on recommendations of federal health and safety agencies, including the Environmental Protection Agency and the Food and Drug Administration. However, we do not believe these guidelines will have a material impact on our operations. Among the guidelines are limits for specific absorption rate for evaluation of certain hand-held devices such as cellular telephones, as well as guidelines for the evaluation of cellular transmitting facilities. We believe that the cellular telephones currently marketed and generally used, as well as our transmission facilities, comply with the new standards. Moreover, the FCC preempted state and local government regulation of cellular and other personal wireless services facilities based on radio frequency environmental effects to the extent that such facilities comply with the FCC's rules concerning such radio frequency emissions. Potential interference to medical devices involves primarily digital transmissions rather than analog. Industry, government and medical experts have been conducting tests and developing methods for reducing or eliminating such interference.

Absence of Public Market for the New Notes--If an active trading market does not develop, you may have difficulties reselling the notes.

      The notes are being offered to the holders of the outstanding notes. The outstanding notes were sold to the initial purchasers on December 14, 1998 and then resold to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and pursuant to offers and sales outside the United States within the meaning of Regulation S under the Securities Act and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) market. The new notes are securities for which there currently is no market. If the new notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities and other factors. We do not intend to apply for listing of the notes on any securities exchange or the Nasdaq National Market. Accordingly, we cannot assure you that a liquid trading market for the notes will develop.

      Historically, there has been substantial volatility in the market for non-investment grade debt, such as the notes, due to market disruptions. This volatility has increased in recent months and the liquidity of non-investment grade securities has declined significantly. We cannot assure you that the market, if any, for the notes will not be subject to similar disruptions. Any such disruptions may have a material adverse effect on the holders of the notes.

Consequences of the Exchange Offer to Non-Tendering Holders of the Outstanding Notes--If you do not exchange your notes for new notes, your outstanding notes may trade at discount because you may not be able to transfer such notes.

      In the event the exchange offer is consummated, we will not be required to register the old notes under the Securities Act. In such event, the notes would rank pari passu with the outstanding notes, and the holders of outstanding notes seeking liquidity in their investment would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act. A reduction of the aggregate principal amount of the currently outstanding notes as a result of the consummation of the exchange offer may have an adverse effect on the ability of holders of the outstanding notes to transfer such notes.

                                   THE MERGER

      The following is a summary of the structure of the merger that was consummated on January 7, 1999. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which has been filed with the SEC.

Structure of the Merger

      Pursuant to the merger agreement and subject to the terms and conditions set forth in the merger agreement, CCW Acquisition Corp. merged with and into Centennial and Centennial was the surviving corporation in the merger. At the effective time of the merger, by virtue of the merger,

     . each issued and outstanding share of Class A Common Stock, par value $.01 per share, of Centennial was converted into the right to receive, subject to proration so that the total number of common shares of the surviving corporation received by the holders of Centennial common shares immediately before the merger was equal to 7.1% of the common shares of the surviving corporation outstanding immediately after the effective time of the merger, either (a) one common share of the surviving corporation or (b) $41.50 in cash;

     . all outstanding shares of Class B Common Stock, par value $.01 per share, were converted into the right to receive; $41.50 in cash; and

     . all outstanding shares of Convertible Preferred Stock and Second Series Convertible Preferred Stock of Centennial were converted into the right to receive $41.50 in cash as if such shares had been converted into shares of Centennial.

      The surviving corporation in the merger continues to operate under the name "Centennial Cellular Corp."

Financing of the Merger

      A total of approximately $1.87 billion was required to pay the cash consideration to Centennial stockholders in the merger, repay our indebtedness (including the purchase of tendered notes in debt tender offers), pay the related fees and expenses and purchase pledged securities. See "Summary--The Merger--Sources and Uses of Funds." The sources of funding for the merger and the related transactions were the credit facility, the financing from WCAS Capital Partners III, L.P., the common equity contribution and the offering of the old notes (collectively, the "Merger Financing").

      In connection with the merger, Centennial Cellular Operating and its Puerto Rico subsidiary borrowed approximately $936.0 million under the $1,050 million credit facility. A group of lenders provided Centennial Cellular Operating with the credit facility, consisting of an $900 million term loan facility and a $150 million revolving credit facility. See "Description of Certain Indebtedness."

      WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh Carson VIII, purchased, at the time of the consummation of the merger, unsecured subordinated notes due 2009 of Centennial and common shares of Centennial at an aggregate price of $180 million. In addition, the other equity investors made a common equity contribution of $400 million to purchase common shares at the time of the consummation of the merger. In total, the equity investors owned 9,638,554 common shares immediately following the consummation of the Merger (prior to giving effect to a three-for-one stock split effected on January 8, 1999).

Debt Tender Offers and Solicitations

      In connection with the merger, Centennial consummated debt tender offers to acquire approximately 99% of its outstanding notes due 2001 and 2005 and to eliminate the interest expense associated with the old notes. Pursuant to consent solicitations which were made in order to enhance our operating and financial flexibility of, Centennial entered into supplemental indentures, approved by the required number of holders of the tendered notes, to eliminate most of the restrictive covenants contained in the indentures governing the tendered notes and to amend certain other provisions contained in such indentures. As of the expiration date of the debt tender offers, valid irrevocable tenders and consents had been received from 99.4% of holders of notes due 2001 and 99.8% of holders of the notes due 2005. From time to time in the future, we may seek to acquire any notes due 2001 and 2005 that remain outstanding following the consummation the debt tender offers, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid in the related debt tender offer and could be for cash or other consideration. In addition, we may elect to redeem or defease any notes due 2001 or 2005 that remain outstanding in accordance with the terms of the applicable note indenture.

                                USE OF PROCEEDS

      We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. The offering of notes resulted in net proceeds to us, as the successor to Centennial Finance Corp., and Centennial Cellular Operating of approximately $357.1 million (after payment of underwriting discounts and other issuance costs totaling approximately $12.9 million). The net proceeds from the offering, the mezzanine financing and the common equity contribution, together with borrowings under the credit facility, were used to (i) fund payment of the cash consideration in the merger, (ii) repay or repurchase certain indebtedness of Centennial (including the purchase of notes tendered in the debt tender offers), (iii) pay the fees and expenses incurred in connection with the merger, the Merger Financings and the other transactions contemplated by the merger agreement, and (iv) purchase the pledged securities.

      The following table sets forth the sources and uses of funds in connection with the financing of the merger as of the merger's consummation on January 7, 1999:

                                                                Amount
                                                         ---------------------
                                                         (Dollars in millions)
Sources of Funds
Credit facility(1)......................................       $  936.0
Old notes(2)............................................          370.0
Mezzanine financing of parent (Centennial)(3)...........          180.0
Common equity contribution..............................          400.0
                                                               --------
  Total Sources of Funds................................       $1,886.0
                                                               ========
Uses of Funds
Cash merger consideration(4)............................       $1,210.7
Repayment of net existing indebtedness and preferred
 dividends accrued(5)...................................          535.4
Restricted interest escrow investment(2)................           57.5
Premiums on debt tender offers for tendered notes(6)....           39.8
Fees and expenses(7)....................................           42.6
                                                               --------
  Total Uses of Funds...................................       $1,886.0
                                                               ========

--------

(1) The credit facility consists of three term loans in aggregate principal amount of $900 million and a revolving credit facility in an aggregate principal amount of up to $150 million. The borrowers under these facilities are Centennial Cellular Operating and, for a portion thereof, Centennial de Puerto Rico. Centennial, together with the direct and indirect subsidiaries of Centennial Cellular Operating (excluding initially Centennial de Puerto Rico and its subsidiaries, which subsidiaries have guaranteed the obligations of Centennial de Puerto Rico under the credit facility), have unconditionally guaranteed, jointly and severally, the obligations of the borrowers under such facilities. See "Description of Certain Indebtedness."

(2) Upon consummation of the merger, approximately $57.5 million of the proceeds from the old notes was deposited with the trustee to purchase pledged securities to pay the first three scheduled interest payments on the notes at the stated interest rate. See "Description of the New Notes-- Security."

(3) WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh Carson VIII, purchased, at the time of the consummation of the merger, unsecured subordinated notes due 2009 and common shares of Centennial at an aggregate price of $180 million. The issuance of $180 million principal amount of Mezzanine Financing has been allocated as $157.5 million debt and $22.5 million equity.

(4) Includes $1,033.1 million in consideration for the Centennial common shares, $128.2 million in consideration for the Centennial common shares issued upon conversion of Centennial's preferred stock and $49.4 million in consideration for the settlement of outstanding options to purchase Centennial common shares.

(5) Represents the amount of debt tender offer payments and funds required to repay total existing indebtedness of Centennial. In connection with the merger, Centennial consummated the debt tender offers to acquire its outstanding 8 7/8% Senior Notes due 2001 and 10 1/8% Senior Notes due 2005. At the expiration of the debt tender offers, Centennial paid consent solicitation fees and tender offer payments to 99.4% of holders of the notes due 2001 and 99.8% of holders of the notes due 2005. The amount required to repay existing indebtedness and preferred dividends accrued includes accrued interest of $6.9 million and preferred dividends of $18.1 million.

(6) The amount required to pay the debt tender premiums associated with the debt tender offers for the outstanding notes due 2001 and 2005. The amount shown above includes the consent solicitation fees associated with the debt tender offers.

(7) Assumed for simplicity to be paid by Centennial and includes all fees and expenses related to the merger, the offering of old notes and related transactions.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer

      The holders of the notes currently are entitled to certain registration rights under a registration rights agreement. Pursuant to the registration rights agreement, we became obligated to file with the SEC a registration statement covering the offer by us to the holders of the notes to exchange all of the notes for the new notes. This exchange offer, if consummated, will satisfy our obligations under the registration rights agreement.

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer.

      Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business, and such holders have no arrangement with any person to participate in the distribution of such new notes. See Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5,
1991), Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), and Shearman & Sterling, SEC No-Action Letter (available July 2,
1993).

      If you were to be participating in the exchange offer for the purposes of distributing securities in a manner not permitted by the SEC's interpretation, you (i) could not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution."

      As of the date of this prospectus, there was $370,000,000 aggregate principal amount of the notes outstanding. This prospectus, together with the letter of transmittal, is being sent to all such registered holders as of the date of this prospectus.

      We shall be deemed to have accepted validly tendered notes when, as and if we have given written notice of acceptance to the exchange agent. The Exchange Agent will act as agent for the tendering holders of notes for the purposes of receiving the new notes from us and delivering new notes to the tendering holders.

      If any tendered notes are not accepted for exchange because of an invalid tender, certificates for any such unaccepted notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

      If notes are not tendered, they will remain outstanding and will continue to accrue interest from their date of issue, December 14, 1998, at a rate of 10 3/4% per annum.

      In the event the exchange offer is consummated, we will not be required to register the notes that are not tendered. In such event, holders of notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Consequences of the Exchange Offer to Non-Tendering Holders of the notes."

      The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we, in our discretion, extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

      In order to extend the expiration date, we will notify the exchange agent of any extension by written notice and will mail to the record holders of notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time.

      In addition, we will issue notice of each such extension by press release or other public announcement as contemplated by the provisions of Rule 14e-1 promulgated under the exchange act.

Interest on the New Notes

      The notes will bear interest from December 14, 1998, payable semiannually on June 15 and December 15 of each year, commencing June 15, 1999, at a rate of 10 3/4% per annum.

Procedures for Tendering

      The tender to us of notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      You may tender your notes by

     . properly completing and signing the letter of transmittal or a facsimile of the letter of transmittal (all references in this prospectus to the letter of transmittal will be deemed to include a facsimile) and delivering the letter of transmittal, together with the certificate or certificates representing the notes being tendered and any required signature guarantees, to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date (or complying with the procedure for book-entry transfer described below), or

     .  complying with the guaranteed delivery procedures described below.

      If your tendered notes are registered in the name of the signer of the letter of transmittal and the notes to be issued in exchange for your notes are to be issued (and any untendered notes are to be reissued) in the name of the registered holder (which term, for the purposes described in this prospectus, shall include any participant in The Depository Trust Company (also referred to as a book-entry transfer facility) whose name appears on a security listing as the owner of notes), the signature of such signer need not be guaranteed. In any other case, your tendered notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc., which firm must also be a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock

Exchanges Medallion Program (any of these banks, trust company or member firms are referred to as an "eligible institution"). If the notes and/or notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

      The method of delivery of notes and all other documents is at your election and risk. If you send your certificates, letters of transmittal and related documents by mail, it is recommended that you use registered mail, return receipt requested, and the mailing be made sufficiently far in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

      The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the notes at the book-entry transfer facility for the purpose of aiding the exchange offer, and subject to the establishment of these accounts, any financial institution, that is a participant in the book-entry transfer facility's system may make book-entry delivery of notes by causing such book-entry transfer facility to transfer notes into the exchange agent's account with respect to the notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of notes may be effected through book-entry transfer into the exchange agent's accounts at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth on the back cover page of this prospectus on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

      If you desire to accept the exchange offer, and

     . time will not permit a letter of transmittal or notes to reach the exchange agent before the expiration date, or

     . the procedure for book-entry transfer cannot be completed on a timely basis,

a tender may be effected if the Exchange Agent has received at its office listed on the back cover of this prospectus on or prior to the expiration date a letter, telegram or facsimile transmission from an eligible institution setting forth your name and address, the names in which the notes are registered and, if possible, the certificate numbers of your notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the eligible institution, the notes, in proper form for transfer (or a confirmation of book-entry transfer of such notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such eligible institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless notes being tendered by the above-described method are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

      Your tender will be deemed to have been received as of the date when

     . your properly completed and duly signed letter of transmittal accompanied by the notes (or a confirmation of book-entry transfer of such notes into the exchange agent's account at the book-entry transfer facility) is received by the exchange agent, or (ii) a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an eligible institution is received by the exchange agent. Issuances of new notes in exchange for notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an eligible institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered notes.

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of notes will be determined by us, which determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any notes. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification.

      By tendering, you will represent to us that, among other things, (i) the notes acquired pursuant to the exchange offer are being obtained in the ordinary course of your business, (ii) you have no arrangement with any person to participate in the distribution of such new notes, (iii) you are not an "affiliate," as defined under Rule 405 of the Securities Act, of us, and (iv) if you are a broker or a dealer (as defined in the Exchange Act), that you acquired the notes for your own account as a result of market-making activities on other trading activities and that you have not entered into any arrangement or understanding with us or any of our "affiliates" to distribute the new notes received in the exchange offer.

Withdrawal of Tenders

      Except as otherwise provided herein, tenders of notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      To withdraw a tender of notes in the exchange offer, a written transmission notice of withdrawal via telegram, telex, facsimile transmission or letter must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must (i) specify the name of the person having deposited the notes to be withdrawn (the "Depositor"), (ii) identify the notes to be withdrawn (including the certificate number or numbers and principal amount of such notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the depositor withdrawing the tender, and (iv) specify the name in which any such notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us, which determination shall be final and binding on all parties. Any notes you withdrew will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued to you with respect thereto unless the notes so withdrawn are validly retendered. Any notes that have been tendered but that are not accepted for exchange will be returned to them as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

Conditions

      The exchange offer is not subject to any conditions other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.

Exchange Agent

      [     ] has been appointed as exchange agent for the exchange offer.
Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and deliveries of completed letters of transmittal with tendered notes should be directed to the exchange agent addressed as follows:

      By Hand/Overnight Express:

                                          By Mail:

      [     ]                             [     ]
      [     ]                             [     ]
      [     ]                             [     ]
      [     ]                             [     ]

Fees and Expenses

      The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and their affiliates in person, by telegraph or telephone.

      We will not make any payments to brokers, dealers, or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to you in handling or forwarding tenders for exchange.

      The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, but not including transfer taxes, if any, relating to the sale or disposition of the notes by you, will be paid by us, and are estimated in the aggregate to be $ .

                                 CAPITALIZATION

      The following table sets forth the actual consolidated capitalization of Centennial and Centennial Cellular Operating as of February 28, 1999. You should read this table with "The Merger," the unaudited consolidated financial statements of Centennial, including the notes to the unaudited consolidated financial statements for the nine months ended February 28, 1999, incorporated by reference into this prospectus and the unaudited pro forma financial statements included in this prospectus. See "Unaudited Pro Forma Financial Information."

                                                   As of February 28, 1999
                                                ------------------------------
                                                                Centennial
                                                Centennial  Cellular Operating
                                                ----------  ------------------
                                                   (Dollars in thousands)
Cash........................................... $   33,914      $   33,914
                                                ==========      ==========
Restricted investments(1)...................... $   57,501      $   57,501
                                                ==========      ==========
Debt (including current portion):
Credit facility(2)............................. $  933,875      $  933,875
Notes issued in the offering(1)................    370,000         370,000
Notes issued in WCAS Capital Partners
 financing(3)..................................    157,875             --
Senior notes due 2001 and 2005.................      1,607           1,607
                                                ----------      ----------
Total debt.....................................  1,463,357       1,305,482
Stockholders' deficit..........................   (605,800)       (447,925)
                                                ----------      ----------
Total capitalization........................... $  857,557      $  857,557
                                                ==========      ==========

--------
(1) Upon consummation of the merger, approximately $57,501 of the proceeds from the notes were used to purchase securities pledged to pay the first three scheduled interest payments on the notes. See "Description of the New Notes--Security."

(2) Centennial has the ability to borrow an additional $116,125 for general corporate purposes pursuant to a revolving credit facility under the credit facility.

(3) Represents the debt portion of $180,000 principal amount of subordinated notes and Centennial common shares issued in the financing provided by WCAS Capital Partners III, L.P.

                  SELECTED FINANCIAL AND OPERATING INFORMATION

      The following table sets forth certain selected unaudited historical consolidated financial information for Centennial and its subsidiaries (i) as of February 28, 1999 and 1998 and for the nine months ended February 28, 1999 and 1998 and (ii) for the five years ended May 31, 1998. You should read this table with "Use of Proceeds," "Unaudited Pro Forma Financial Information" and the consolidated financial statements, including in each case the notes to those financial statements, included elsewhere in this prospectus.

                            Nine months ended
                              February 28,                        Years ended May 31,
                          ----------------------  --------------------------------------------------------
                             1999        1998        1998        1997        1996       1995       1994
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                                    (Dollars in thousands)
Statement of Operations
 Data:
Domestic operating
 revenue................  $  174,980  $  133,953  $  182,944  $  145,120  $  112,197  $  85,419  $  56,373
Puerto Rico operating
 revenue................      87,611      35,752      54,557       5,903         --         --         --
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Total operating
 revenue................     262,591     169,705     237,501     151,023     112,197     85,419     56,373
Cost of services and
 equipment sold.........      50,783      42,248      54,818      38,228      26,129     22,152     13,424
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Gross profit............     211,808     127,457     182,683     112,795      86,068     63,267     42,949
Selling, general and
 administrative.........      81,460      62,142      81,790      55,132      34,188     26,055     17,787
Depreciation and
 amortization...........      97,702      82,637     114,194      83,720      70,989     65,642     47,652
Recapitalization costs..      58,852           0           0           0           0          0          0
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Operating loss..........     (26,206)    (17,322)    (13,301)    (26,057)    (19,109)   (28,430)   (22,490)
Interest expense--net...      48,553      31,801      45,155      33,379      27,886     23,357     21,040
Gain on sale of assets..       8,414           8           5       3,819       8,310        --         --
Income from Minority
 Cellular Investment
 Interests(1)...........       9,352       9,843      13,069      15,180      10,473      4,670      3,645
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Loss before income tax
 benefit and minority
 interest...............     (56,993)    (39,272)    (45,382)    (40,437)    (28,212)   (47,117)   (39,885)
Income tax benefit......     (10,114)    (13,527)    (13,597)     (7,295)    (11,596)   (14,456)   (11,780)
Minority interest in
 income (loss) of
 subsidiaries(2)........         142        (337)        162         153          15         69       (321)
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Loss from continuing
 operations.............     (46,737)    (26,082)    (31,947)    (33,295)    (16,631)   (32,730)   (27,784)
Extraordinary loss on
 early extinguishment of
 debt, net of tax.......     (40,526)          0           0           0           0          0          0
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Net loss................  $  (87,263) $  (26,082) $  (31,947) $  (33,295) $  (16,631) $ (32,730) $ (27,784)
                          ==========  ==========  ==========  ==========  ==========  =========  =========
Other Consolidated Data:
EBITDA(3)...............  $  130,348  $   65,315  $   99,208  $   55,852  $   47,793  $  34,444  $  24,080
EBITDA margin...........        49.6%       38.5%       42.1%       37.4%       44.2%      41.7%      43.6%
Cash flows provided by
 (used in):
 Operating activities...  $   98,654  $   46,196  $   54,771  $   26,956  $   24,282  $  10,390  $  (3,558)
 Investing activities...     (51,262)    (99,290)   (126,111)   (118,094)    (78,765)   (79,834)   (64,749)
 Financing activities...     (28,098)     24,274      42,545      67,256         152    182,722     65,702
Capital expenditures....      69,819     103,187     129,300      88,990      38,082     17,538      8,947
Net Pops(4)(5)..........  10,846,000  10,846,000  10,846,000  10,846,000  10,661,000  6,491,500  5,020,400
Subscribers(4)..........     426,700     298,500     322,200     203,900     135,000     85,900     49,000

                           Nine months ended
                             February 28,                         Years ended May 31,
                         ----------------------  ----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                           (Dollars in thousands, except as noted)
Other Rural Cellular
 Data:
EBITDA(3)............... $   91,520  $   60,249  $   86,669  $   64,278  $   48,208  $   34,511  $   24,080
EBITDA margin...........       52.3%       45.0%       47.8%       44.9%       44.6%       41.8%       43.6%
Capital expenditures.... $   25,130  $   31,363  $   38,996  $   38,921  $   22,604  $   17,319  $    8,947
Net Pops (excluding
 Minority Cellular
 Investment
 Interests)(4)(5).......  5,831,000   5,777,000   5,777,000   5,777,000   5,592,000   5,412,100   3,941,000
Subscribers.............    309,300     237,900     252,700     187,000     135,000      85,900      49,000
Penetration(4)(6).......        5.3%        4.1%        4.4%        3.2%        2.4%        1.6%        1.2%
Churn rate..............        1.9%        1.8%        1.8%        2.3%        2.5%        2.5%        3.0%
Average monthly revenue
 per unit (actual
 dollars)(7)............ $       69  $       70  $       68  $       73  $       74  $       68  $       69
Acquisition cost per
 cellular customer
 (actual dollars)(8).... $      316  $      307  $      308  $      343  $      351  $      431  $      --
Cell sites(4)...........        400         329         363         212         185         --          --
Retail and service
 centers(4).............         69          58          59          41          25         --          --
Other Centennial de
 Puerto Rico Data:
EBITDA(3)............... $   38,828  $    5,066  $   12,539  $   (8,426) $     (415) $      (67)        --
EBITDA margin...........       44.3%       14.2%       23.1%       n.a.        n.a.        n.a.         --
Capital expenditures.... $   44,689  $   71,824  $   90,304  $   50,069  $   15,478  $      219         --
Net Pops(4).............  3,839,000   3,839,000   3,839,000   3,839,000   3,839,000         --          --
Subscribers(4)..........    117,400      60,600      69,500      16,900         --          --          --
Penetration(4)(6).......        3.1%        1.6%        1.8%        0.4%        --          --          --
Churn rate..............        3.5%        4.0%        4.6%        2.6%        --          --          --
Average monthly revenue
 per unit (actual
 dollars)(7)............ $       91  $       94  $       92  $      113         --          --          --
Acquisition cost per
 cellular customer
 (actual dollars)(8).... $      203  $      166  $      164  $      310         --          --          --
Cell sites(4)...........        125         109         113          74         --          --          --
Retail and service
 centers(4).............         51          35          44          25         --          --          --

                         As of February 28,                  As of May 31,
                         -------------------- --------------------------------------------
                            1999       1998     1998     1997     1996     1995     1994
                         ----------  -------- -------- -------- -------- -------- --------
                                              (Dollars in thousands)
Balance Sheet Data:
Total Assets............ $  956,672  $837,056 $847,417 $844,850 $785,812 $844,384 $502,384
Long-term Debt..........  1,458,857   490,000  510,000  429,000  350,000  350,000  250,000
Redeemable preferred
 stock..................          0   193,539  193,539  193,539  189,930  176,340  163,706
Common stockholders'
 equity (deficit).......   (605,800)   51,205   40,409  112,882  160,006  188,831   24,143

--------
(1) Represents our proportionate share of profits and losses based on our interest in earnings of limited partnerships controlled and managed by other cellular operators which we account for on the equity method.
(2) Represents the percentage share of earnings of our consolidated subsidiaries that is allocable to unaffiliated holders of minority interests.
(3) EBITDA is defined, for any period, as earnings before income from minority cellular investment interests that are controlled and managed by third parties, allocations to minority interests in consolidated subsidiaries, interest expense, interest income, income taxes, depreciation and amortization, recapitalization costs, extraordinary loss on early extinguishment of debt and gain on sale of assets. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA should not be considered an alternative to net income as a measure of our operating results or to cash flow as a measure of liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by various companies as a general measure of a company's performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be strictly comparable to other similarly titled measures of other companies.

(4) As of period-end.

(5) For the years ended May 31, 1995 and May 31, 1994, the number of Net Pops is based on 1990 population figures of a metropolitan service area or a rural service area, as derived from the 1990 U.S. Census data.

(6) The penetration rate equals the percentage of total population in our service areas who are subscribers to our cellular service as of period-end.

(7) ARPU is defined as total monthly revenue per average subscriber.

(8) For the year ended as of the date shown. Determined for each period as total marketing cost plus cost of equipment sales (net of associated revenue), divided by the total subscriber activations during the fiscal year.

                           CENTENNIAL CELLULAR CORP.

                     CENTENNIAL CELLULAR OPERATING CO. LLC

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following pro forma consolidated financial statements have been derived by the application of pro forma adjustments to Centennial's historical consolidated financial statements incorporated by reference into this prospectus. The unaudited pro forma statements of operations and other unaudited pro forma supplemental financial information gives effect to (i) the Merger Financings and (ii) the debt tender offers and the repayment or conversion of other existing indebtedness of Centennial. The pro forma statements of operations information for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999 have been prepared as if such transactions had occurred at June 1, 1997. The adjustments are described in the accompanying notes. You should not consider the pro forma consolidated financial statements to be indicative of actual results that would have been achieved had the merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. You should read the pro forma consolidated financial statements with Centennial's historical financial statements and the notes to the historical financial statements incorporated by reference in this prospectus.

      A pro forma balance sheet as of February 28, 1999 is not presented because the merger occurred on January 7, 1999. Accordingly, the February 28, 1999 historical consolidated balance sheets include the events described above.

      The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the merger as a recapitalization. Accordingly, the historical basis of the Centennial's assets and liabilities have not been affected by the transaction.

                           CENTENNIAL CELLULAR CORP.

                     CENTENNIAL CELLULAR OPERATING CO. LLC

                  Unaudited Pro Forma Statement of Operations

                        For the Year Ended May 31, 1998
                             (Dollars in thousands)

                                                             Pro Forma
                                                      ------------------------
                                                                   Centennial
                                        Pro Forma                   Cellular
                           Historical  Adjustments    Centennial  Operating(a)
                           ----------  -----------    ----------  ------------
Revenues:
  Service revenue......... $ 231,097    $     --      $ 231,097    $ 231,097
  Equipment sales.........     4,719          --          4,719        4,719
  Interest income.........     1,685       (1,685)(b)       --           --
                           ---------    ---------     ---------    ---------
                             237,501       (1,685)      235,816      235,816
                           ---------    ---------     ---------    ---------
Cost and expenses:
  Cost of cellular
   service................    38,389          --         38,389       38,389
  Cost of equipment sold..    16,429          --         16,429       16,429
  Selling, general and
   administrative.........    81,790          750 (c)    82,540       82,540
  Depreciation and
   amortization...........   114,194          --        114,194      114,194
                           ---------    ---------     ---------    ---------
                             250,802          750       251,552      251,552
                           ---------    ---------     ---------    ---------
Operating loss............   (13,301)      (2,435)      (15,736)     (15,736)
Interest expense..........    45,155      109,029 (e)   154,184      131,273
Gain on sale of assets....         5          --              5            5
Income from equity
 investments..............    13,069          --         13,069       13,069
                           ---------    ---------     ---------    ---------
Loss before income tax
 benefit and minority
 interests................   (45,382)    (111,464)     (156,846)    (133,935)
Income tax benefit........   (13,597)         --  (f)   (13,597)     (13,597)
                           ---------    ---------     ---------    ---------
Loss before minority
 interest.................   (31,785)    (111,464)     (143,249)    (120,338)
Minority income in income
 of subsidiaries..........      (162)         --           (162)        (162)
                           ---------    ---------     ---------    ---------
Net loss.................. $ (31,947)   $(111,464)    $(143,411)   $(120,500)
                           =========    =========     =========    =========
Dividend on preferred
 stock.................... $  16,451    $ (16,451)(g)       --           --
                           =========    =========     =========    =========
Net loss applicable to
 common stock............. $ (48,398)   $ (95,013)    $(143,411)   $(120,500)
                           =========    =========     =========    =========
Other Data:
  EBITDA(h)............... $  99,208    $    (750)    $  98,458    $  98,458
  Depreciation and
   amortization...........   114,194          --        114,194      114,194
Cash flows provided by
 (used in):
  Operating activities....    54,771      (91,469)      (36,698)     (27,499)
  Investing activities....  (126,111)         --       (126,111)    (126,111)
  Financing activities....    42,545          --         42,545       42,545
Pro forma ratio of
 earnings to fixed
 charges(i)...............       --           --            --           --

                See Notes to Pro Forma Statements of Operations.

                           CENTENNIAL CELLULAR CORP.

                     CENTENNIAL CELLULAR OPERATING CO. LLC

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  For the Nine Months Ended February 28, 1999
                             (Dollars in thousands)

                                                               Pro Forma
                                                        -----------------------
                                                                    Centennial
                                          Pro Forma                  Cellular
                              Historical Adjustments    Centennial Operating(a)
                              ---------- -----------    ---------- ------------
Revenues:
  Service revenue...........   $257,209   $    --        $257,209    $257,209
  Equipment sales...........      5,382        --           5,382       5,382
                               --------   --------       --------    --------
Revenue.....................    262,591        --         262,591     262,591
                               --------   --------       --------    --------
Cost and expenses:
  Cost of cellular service..     35,347        --          35,347      35,347
  Cost of equipment sold....     15,436        --          15,436      15,436
  Selling, general and
   administrative...........     81,460        563 (c)     82,023      82,023
  Depreciation and
   amortization.............     97,702        --          97,702      97,702
Recapitalization expenses...     58,852    (58,852)(d)        --          --
                               --------   --------       --------    --------
                                288,797     58,289        230,508     230,508
                               --------   --------       --------    --------
Operating income (loss).....    (26,206)    58,289         32,083      32,083
Interest expense, net.......     48,553     66,483 (e)    115,036      98,456
Gain on sale of assets......      8,414        --           8,414       8,414
Income from equity
 investments................      9,352        --           9,352       9,352
                               --------   --------       --------    --------
Loss before income tax
 benefit and minority
 interests..................    (56,993)    (8,194)       (65,187)    (48,607)
Income tax benefit..........    (10,114)       --  (f)    (10,114)    (10,114)
                               --------   --------       --------    --------
Income (loss) before
 minority interest..........    (46,879)    (8,194)       (55,073)    (38,493)
Minority interest in income
 of subsidiaries............        142        --             142         142
                               --------   --------       --------    --------
Loss from continuing
 operations.................   $(46,737)  $ (8,194)      $(54,931)   $(38,351)
                               ========   ========       ========    ========
Dividend on preferred
 stock......................   $  9,906   $ (9,906)(g)        --          --
                               ========   ========       ========    ========
Loss from continuing
 operations applicable to
 common stock...............   $(56,643)  $    --        $(54,931)   $(38,351)
                               ========   ========       ========    ========
Other Data:
  EBITDA(h).................   $130,348   $   (563)      $129,785    $129,785
  Depreciation and
   amortization.............     97,702        --          97,702      97,702
Cash flows provided by (used
 in):
  Operating activities......     98,654    (54,058)        44,596      53,506
  Investing activities......    (51,262)       --         (51,262)    (51,262)
  Financing activities......    (28,098)       --         (28,098)    (28,098)

                See Notes to Pro Forma Statements of Operations.

                           CENTENNIAL CELLULAR CORP.

                     CENTENNIAL CELLULAR OPERATING CO. LLC

                  NOTES TO PRO FORMA STATEMENTS OF OPERATIONS
                            (Dollars in thousands)

     The pro forma financial data have been derived by the application of pro forma adjustments to Centennial's historical financial statements for the periods noted. The merger has been accounted for as a recapitalization. Accordingly, the historical basis of Centennial's assets and liabilities have not been affected by the transaction. The pro forma financial data assume that there were no dissenting stockholders to the merger.

     (a) The pro forma statement of operations of Centennial Cellular Operating includes all of the same adjustments made for Centennial noted below except interest expense related to the subordinated notes described in the table under note (e).

     (b) To eliminate interest income on overnight deposits.

     (c) Represents estimated monitoring fee to be paid to affiliates of Welsh Carson VIII and Blackstone.

     (d) The pro forma statements of operations for the year ended May 31, 1998 do not include any adjustments for one-time non-recurring expenses incurred at the closing of the recapitalization by Centennial and Centennial Cellular Operating. Such amounts are recorded in the Statement of Operations for the nine months ended February 28, 1999 and are deducted as an adjustment in determining pro forma loss for the period.

     (e) The pro forma adjustments to interest expense reflect the following:

                                     Year Ended                     Nine Months Ended
                                    May 31, 1998                    February 28, 1999
                          --------------------------------- ---------------------------------
                             Consolidated      Centennial      Consolidated      Centennial
                          (including Parent) Rural Cellular (including Parent) Rural Cellular
                          ------------------ -------------- ------------------ --------------
Credit Facility
  Revolving credit
   facility(1)..........       $  3,128         $  3,128         $  2,346         $  2,346
  Tranche A term
   loans(2).............         43,450           43,450           32,588           32,588
  Tranche B term
   loans(3).............         18,380           18,380           13,785           13,785
  Tranche C term
   loans(4).............         18,880           18,880           14,160           14,160
Notes issued in the
 offering(5)............         39,775           39,775           29,831           29,831
Notes issued in the WCAS
 Capital Partners
 financing(6)...........          9,199              --             8,910              --
Commitment fee(7).......            570              570              428              428
                               --------         --------         --------         --------
Cash Interest Expense...        133,382          124,183          102,048           93,138
Notes issued in the WCAS
 Capital Partners
 Financing(8)...........         11,441              --             5,967              --
Amortization of discount
 on subordinated
 notes(9)...............          2,271              --             1,703              --
Amortization of debt
 issuance costs(10).....          7,090            7,090            5,318            5,318
                               --------         --------         --------         --------
Pro forma interest
 expense................        154,184          131,273          115,036           98,456
Less: historical
 interest expense on
 debt repaid(11)........        (45,155)         (45,155)         (48,553)         (48,553)
                               --------         --------         --------         --------
    Total adjustment....       $109,029         $ 86,118         $ 66,483         $ 49,903
                               ========         ========         ========         ========

-------

 (1) Represents interest on the revolving credit facility using an assumed interest rate of 8.69%, assuming $36.0 million drawdown at the closing of the merger.

 (2) Represents interest on an assumed $500 million of the Tranche A term loans using an assumed interest rate of 8.69%.

 (3) Represents interest on an assumed $200 million of the Tranche B term loans using an assumed interest rate of 9.19%.

 (4) Represents interest on an assumed $200 million of the Tranche C term loans using an assumed interest rate of 9.44%.

 (5) Represents interest on $370 million of the Notes using an interest rate of 10.75%.

 (6) Represents cash interest portion of the $180 million (face amount) of the subordinated notes issued in the WCAS Capital Partners financing.

 (7) Represents a 0.5% commitment fee on the unused portion of the revolving credit facility.

 (8) Represents Paid in Kind portion of the $180 million of subordinated notes issued in the WCAS Capital Partners financing.

 (9) Represents the amortization of the discount ($22.5 million) on the shares issued to the holder of notes issued in the WCAS Capital Partners financing.

(10) Represents amortization of deferred financing costs of $60.9 million over the term of the related debt.

(11) Represents the elimination of historical interest expense.

      A 0.125% increase or decrease in the assumed weighted average interest rate applicable to the credit facility and the notes issued in the offering would change the pro forma interest expense and income before taxes as follows:

                                                   Year Ended  Nine Months Ended
                                                  May 31, 1998 February 28, 1999
                                                  ------------ -----------------
     Credit facility
       Revolving credit facility.................    $   45          $ 34
       Tranche A term loans......................       625           469
       Tranche B term loans......................       250           187
       Tranche C term loans......................       250           187
                                                     ------          ----
         Total...................................    $1,170          $877
                                                     ======          ====

      (f) No net tax benefit is provided for the pro forma adjustments to earnings before taxes on the assumption that an offsetting increase to the valuation allowance would be recorded with respect to the resultant tax loss carryforward asset.

      (g) To eliminate dividends on preferred stock redeemed as part of the merger.

      (h) EBITDA is defined, for any period, as earnings before income from minority cellular investment interests that are controlled by third parties, allocations to minority interests in consolidated subsidiaries, interest expense, interest income, income taxes, depreciation and amortization, recapitalization costs, extraordinary loss on early extinguishment of debt and gain on sale of assets. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA should not be considered an alternative to net income as a measure of Centennial's operating results or to cash flow as a measure of liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by various companies as a general measure of a company's performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be strictly comparable to other similarly titled measures of other companies.

      Pro forma EBITDA is calculated as follows:

                                    Year Ended                     Nine Months Ended
                                   May 31, 1998                    February 28, 1999
                         --------------------------------- ---------------------------------
                            Consolidated      Centennial      Consolidated      Centennial
                         (including Parent) Rural Cellular (including Parent) Rural Cellular
                         ------------------ -------------- ------------------ --------------
Pro forma income (loss)
 before minority
 interest...............     $(143,249)       $(120,338)        $(55,073)        $(38,493)
Adjustments:
  Interest expense......       154,184          131,273          115,036           98,456
  Income tax benefit....       (13,597)         (13,597)         (10,114)         (10,114)
  Depreciation and
   amortization.........       114,194          114,194           97,702           97,702
  Gain on sale of fixed
   assets...............            (5)              (5)          (8,414)          (8,414)
  Income from equity
   investments..........       (13,069)         (13,069)          (9,352)          (9,352)
                             ---------        ---------         --------         --------
Pro forma EBITDA........     $  98,458        $  98,458         $129,785         $129,785
                             =========        =========         ========         ========

                                    BUSINESS

                           Centennial Cellular Corp.

      Our company is one of the largest independent wireless telecommunications service providers in the United States and Puerto Rico with approximately 10.8 million Net Pops and 426,700 subscribers as of February 28, 1999. Centennial Rural Cellular serves 5.8 million Net Pops and its service area covers approximately 81,645 square miles. Our subsidiary, Centennial de Puerto Rico, is a fully integrated provider of communications services in Puerto Rico. These operations utilize a personal communications services license that covers 3.8 million Pops in Puerto Rico and the U.S. Virgin Islands and a competitive local exchange carrier license to operate in Puerto Rico. In addition, we own minority shares, representing approximately 1.2 million Net Pops, in certain other cellular operations controlled and managed by other cellular operators (referred to as "minority cellular investment interests").

      The table below shows certain data for each of our two principal business segments.

                                                             Centennial de Puerto Rico
                                                          (Personal communication services
                           Centennial Rural Cellular       wireless and Competitive local
                              (Cellular services)       exchange carrier wireline services)
                         ------------------------------ -------------------------------------------
                          Year ended  Nine months ended   Year ended            Nine months ended
                         May 31, 1998 February 28, 1999  May 31, 1998           February 28, 1999
                         ------------ ----------------- -----------------      --------------------
                                           (in millions, except as noted)
Net Pops................       5.8            5.8                        3.8                       3.8
Subscribers (in
 thousands).............     252.7          309.3                       69.5                     117.4
Penetration.............       4.4%           5.3%                       1.8%                      3.1%
Revenue.................    $182.9         $175.0          $            54.6         $            87.6
EBITDA..................    $ 86.7         $ 91.5          $            12.5         $            38.8
Annualized EBITDA.......    $ 86.7         $122.0          $            12.5         $            51.8

      For the year ended May 31, 1998, our company earned revenue of $237.5 million, representing a compound annual growth rate of 45% over the previous two fiscal years. EBITDA for the year ended May 31, 1998 was $99.2 million, representing a compound annual growth rate of 44% over the previous two fiscal years.

      The success of our company's operating and financial performance has been driven by the quality and experience of its management and employees. We expect to continue to benefit from the experienced members of operating management who are expected to remain at Centennial Rural Cellular following the merger. This management team built us through internal growth and acquisitions from approximately 1.7 million Net Pops in 1988 to approximately 10.8 million Net Pops (including those in Puerto Rico and minority cellular investment interests) as of February 28, 1999. The addition of Michael Small, formerly the Chief Financial Officer of 360(degrees) Communications Company (now a subsidiary of ALLTEL Corporation), as our Chief Executive Officer following the merger complements the existing management team. Rudy J. Graf, who has been the Chief Operating Officer of Centennial since 1991, will continue to manage our day-to-day operations.

Rural Cellular Systems

      Our domestic consolidated systems are among the leading independent providers of rural non-wireline cellular telecommunications services. We believe our rural and small-city cellular systems provide strong growth opportunities due to lower penetration rates and higher subscriber growth rates. We focus on underdeveloped rural and small-city cellular areas that have a significant number of potential customers for wireless communications because we believe these areas offer:

     . Potential Penetration Growth. We believe these areas are in the early stages of their growth cycles and offer significant opportunities for increases in penetration and cellular usage;

     . Insulation from Potential Competition. These regions are currently subject to less competition from other wireless providers (such as personal communications services) as compared to larger metropolitan service areas, and the population density of these regions suggests that the build-out of a personal communications services network may not be economically attractive to competitors at present; and

     . Above-Average Revenue per Subscriber. Our domestic markets, which are strategically located between larger metropolitan areas, tend to exhibit long commute times and well-traveled roadways that have the potential to generate high levels of cellular minutes of use and roaming revenues.

      Our domestic cellular interests consist primarily of three operating clusters:

     . Michiana Cluster contains approximately 3.4 million Net Pops in Michigan, Ohio and Indiana, covering portions of three major interstate highways that connect Chicago, Detroit and Indianapolis.

     . East Texas/Louisiana Cluster contains approximately 2.1 million Net Pops, covering portions of interstate highway I-10, as well as sections of Texas, Louisiana and Mississippi adjacent to Houston, New Orleans, Shreveport and Baton Rouge.

     . Southwestern Cluster contains approximately 296,000 Net Pops, covering the Yuma, Arizona and El Centro, California markets and is bordered by Los Angeles to the northwest, San Diego to the west, Phoenix to the east and Mexicali, Mexico to the south.

      Our domestic operations have achieved significant increases in revenue, EBITDA and number of subscribers since 1988. For the year ended May 31, 1998, our domestic operations earned revenue of $182.9 million, representing a compound annual growth rate of 28% over the previous two fiscal years. EBITDA from domestic operations for the year ended May 31, 1998 was $86.7 million, representing a compound annual growth rate of 34% over the previous two fiscal years. As of May 31, 1998, our domestic operations had approximately 252,700 subscribers, representing a compound annual growth rate of 37% over the number of subscribers in the previous two fiscal years.

Puerto Rico Systems

      Our Puerto Rico business, which is conducted through Centennial de Puerto Rico, is a facilities-based independent cellular provider of a broad range of wireless and wireline services in the Commonwealth of Puerto Rico (an area covering approximately 3.8 million Pops). It is (i) the only provider of personal communications services in the Puerto Rico market, (ii) a provider of facilities-based wireless local loop services to both business and residential customers, and (iii) a provider of local, long distance and enhanced data services through its subsidiary, Lambda CLEC, which competes with the incumbent Puerto Rico Telephone Company. We believe that Puerto Rico represents an attractive market for communications services due to unmet demand for wireless and local phone service, high population density in the island's metropolitan areas, a growing economy and a stable business environment.

      Centennial de Puerto Rico offers wireless and wireline services using a shared Lucent Technologies 5 ESS switch and its sophisticated fiber optic network, which contains over 314 route miles of fiber throughout the island of Puerto Rico. The digital personal communications services network allows for coverage in most areas of Puerto Rico using its established base of 120 cell sites and CDMA technology to transmit its calls.

     . Wireless Services. Centennial de Puerto Rico offers both personal communications services and wireless local loop service to its customers. Our personal communications services business currently covers approximately 85% of the total Pops on the island of Puerto Rico and targets high volume users. We began offering personal communication services, in December 1996 and as of February 28, 1999 had approximately 99,600 subscribers, an increase of 83% over our approximately 54,500 subscribers at February 28, 1998. Our total average revenue per personal communications services customer was approximately $89 during the nine months ended February 28, 1999, compared to approximately $46 for the average U.S. wireless customer for the nine months ended September 30, 1998, according to data from the CTIA. Centennial de Puerto Rico began offering wireless local loop service to business and residential customers in August 1997. Our total average revenue per wireless local loop customer was $94 during the nine months ended February 28, 1999. This service uses our fully digital CDMA network in Puerto Rico and had over 17,800 subscribers as of February 28, 1999.

     . Wireline Services. Lambda CLEC provides local, long distance and enhanced data services (including internet-related services) to business and government customers over our high bandwidth, fiber optic network. We believe that our targeted competitive local exchange carrier customers have sophisticated communications service requirements, including the need for a reliable network providing data access and private line services and high quality customer service. Lambda CLEC has grown rapidly since its inception in September 1997, primarily due to its ability to offer a broad range of products as well as responsive and reliable service in an underserved market. Lambda CLEC provided approximately 56.9 million MOUs to its customers in February 1999, an increase of 90% over the minutes of use provided in May 1998.

      Since operations commenced in December 1996, Centennial de Puerto Rico has achieved significant growth in subscribers, revenue and EBITDA, which we attribute to our premium service capabilities, experienced local management team and limited competition in the region. Revenue for the fiscal year ended May 31, 1998 was $54.6 million, compared to $5.9 million for the year ended May 31, 1997. EBITDA for the fiscal year ended May 31, 1998 was $12.5 million, compared to an EBITDA deficit of $(8.4) million for the prior period. Revenue for the nine months ended February 28, 1999 was $87.6 million. EBITDA for the nine months ended February 28, 1999 was $38.8 million or $51.8 million on an annualized basis.

Additional Information

      You can find more information about our business, competition, regulation, employees, properties and legal proceedings in our

     .  Annual Report on Form 10-K for the fiscal year ended May 31, 1998,

     . Quarterly Reports on Form 10-Q for the quarters ended August 31, 1998, November 30, 1998 and February 28, 1999, and

     . Current Reports on Form 8-K filed on July 16, 1998, October 19, 1998, December 7, 1998 and January 22, 1999.

Each of these documents is incorporated by reference into this prospectus. You can get copies of these documents by contacting us as indicated under "Where You Can Find More Information" on page 2 of this prospectus.

                                   MANAGEMENT

Directors and Executive Officers

Centennial Cellular Operating

      Centennial Cellular Operating is a member-managed limited liability company organized under Delaware law. The sole member of Centennial Cellular Operating is Centennial. The executive officers of Centennial Cellular Operating are identical to and hold identical positions as the persons identified below as directors and executive officers of Centennial.

Centennial

      Executive officers of Centennial are elected annually by the Board of Directors and serve until their successors are duly elected and qualified. On January 7, 1998, upon the consummation of the merger, the directors identified below were designated by Welsh Carson VIII and Blackstone and elected to the Board of Directors. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was selected, and there are no family relationships between any executive officers or any directors of Centennial. The names, ages and positions of the executive officers and directors of Centennial are listed below along with their business experience during at least the past five years.

              Name                Age                    Position
              ----                ---                    --------
Michael J. Small.................  41 President and Chief Executive Officer
                                       (Centennial) and Director
Rudy J. Graf.....................  50 President and Chief Executive Officer
                                       (Centennial de Puerto Rico) and Director
Peter W. Chehayl.................  51 Senior Vice President, Treasurer and Chief
                                       Financial Officer
Phillip H. Mayberry..............  46 President--Domestic Operations
Kari L. Jordan...................  45 President--Caribbean Operations
Thomas R. Cogar, Jr. ............  42 Senior Vice President--Engineering
Michael Marrero..................  37 Senior Vice President--Engineering (Puerto
                                       Rico)
Thomas E. Bucks..................  42 Senior Vice President--Controller
John H. Casey, III...............  42 Senior Vice President--Administration
Thomas E. McInerney..............  57 Director
Anthony J. de Nicola.............  34 Director
Rudolph E. Rupert................  33 Director
Mark T. Gallogly.................  42 Director
Lawrence H. Guffey...............  30 Director

      In addition to the persons named above, the stockholders of Centennial will elect two outside directors, who have not yet been designated.

      Michael J. Small is President and Chief Executive Officer of Centennial. Upon the consummation of the merger he became Chief Executive Officer and a director of Centennial. Prior to joining Centennial, Mr. Small served as Executive Vice President and Chief Financial Officer of 360(degrees) Communications Company (now a subsidiary of ALLTEL Corporation) since 1995. Prior to 1995, he served as President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.

      Rudy J. Graf is President and Chief Executive Officer of Centennial de Puerto Rico and a director of Centennial. He had been Chief Operating Officer of Centennial since August 1991, and was Vice President, Operations of Centennial from November 1990 to August 1991.

Prior to joining Centennial, Mr. Graf served in various executive capacities, including Regional Vice President from December 1987 to July 1990 and as Vice President and General Manager from December 1985 to November 1987 of Metromedia Company, a cellular telephone company.

      Peter W. Chehayl became Senior Vice President, Treasurer and Chief Financial Officer of Centennial upon the consummation of the Merger. Prior to joining Centennial, Mr. Chehayl was the Vice President and Treasurer of 360(degrees) Communications Company (now a subsidiary of ALLTEL Corporation) since 1996. From 1991 to 1996, he served as Vice President--Capital Markets at Sprint Corporation.

      Phillip H. Mayberry has been President--Domestic Operations of Centennial since January 1999 and was Senior Vice President--Operations since December 1994. He served as Vice President, Operations of Centennial from April 1990 to December 1994. From March 1989 to April 1990, Mr. Mayberry was a Vice President and General Manager of Metro Mobile CTS, Inc., a cellular telephone company.

      Kari L. Jordan has been President--Caribbean Operations of Centennial since January 1999. She joined Centennial in January 1998 as Senior Vice President of International Operations from PrimeCo where she was responsible for the operations of the North Texas MTA. From 1990 to January 1997, Ms. Jordan worked at US Cellular as Vice President of Business Development. During her tenure at US Cellular, Ms. Jordan also served as Vice President of National Operations and Regional General Manager.

      Thomas R. Cogar, Jr. joined Centennial in September 1990 as Director of Engineering and has been Senior Vice President, Engineering of Centennial since August 1991. From May 1987 to September 1990, Mr. Cogar was employed by Metro Mobile CTS, Inc. in various technical capacities, most recently as Northeast Manager of Technical Operations.

      Michael Marrero has been Senior Vice President--Engineering (Puerto Rico) of Centennial since April 1997, and was Director of Technical Operations from April 1995 to April 1997. Prior to joining Centennial, Mr. Marrero served as the Manager of Strategic Planning for the PRTC from May 1988 to April 1995. Prior to 1987, Mr. Marrero served in various capacities at Bell Corp.

      Thomas E. Bucks has been Senior Vice President--Controller of Centennial since March 1995. Prior to joining Centennial, Mr. Bucks was employed by Southwestern Bell Corporation in various financial capacities, most recently as District Manager--Financial Analysis and Planning.

      John H. Casey, III has been Senior Vice President--Administration of Centennial since July 1997 and served as Vice President--Operations from January 1995 to June 1997. He was a regional manager of Centennial from January 1991 until December 1994. From August 1989 to December 1990, Mr. Casey was employed by McCaw Cellular One as a district general manager.

      Thomas E. McInerney is a director and President of Centennial Cellular Operating and will become a director of Centennial upon consummation of the Merger. He has served as a managing member or general partner of the respective sole general partners of Welsh Carson VIII and other associated investment partnerships since 1986. He is a director of The Cerplex Group, Inc., The BISYS Group, Inc., MedE America Corporation and several private companies.

      Anthony J. de Nicola is a director and Vice President of Centennial Cellular Operating and will become a director of Centennial upon consummation of the Merger. He has served as a managing member or general partner of the respective sole general partners of Welsh Carson VIII and other associated investment partnerships since 1994. Previously he worked for William Blair & Co. for four years financing middle market buyouts. He is a director of SEER Technologies, Inc., MedE America Corporation and several private companies.

      Rudolph E. Rupert is a director and Secretary of Centennial Cellular Operating and will become a director of Centennial upon consummation of the Merger. He is a Vice President of the investment adviser to Welsh Carson VIII and other associated investment partnerships. Prior to 1997, he worked for three years at General Atlantic Partners where he was involved in the information technology industry. From 1987 to 1992, he worked for Lazard Freres and Company, initially in the Mergers and Acquisitions Department and then with Lazard's European leveraged buyout fund. Mr. Rupert is a director of several private companies.

      Mark T. Gallogly is a member of the limited liability company that acts as the general partner of Blackstone Capital Partners, L.P. and its affiliates. He is a Senior Managing Director of The Blackstone Group L.P. and has been with Blackstone since 1989. Mr. Gallogly is a member of the boards of directors of InterMedia Partners VI, L.P., CommNet Cellular Inc. and TWFanch-One Co.

      Lawrence H. Guffey is a Vice President of The Blackstone Group, L.P., with which he has been associated since 1991. He is a member of the board of directors of CommNet Cellular Inc. and TWFanch-One Co.

Committees of the Board

      The Compensation Committee of Centennial, whose current members are Thomas E. McInerney, Anthony J. de Nicola and Mark T. Gallogly, makes recommendations to the Board of Directors concerning the salary and cash bonus compensation for Centennial's Chief Executive Officer and determines the salary and cash bonus compensation for Centennial's other executive officers and senior management. The Compensation Committee also administers Centennial's 1991 Employee Stock Purchase Plan, Incentive Award Plan and 1991 Stock Equivalent Plan. The 1993 Management Equity Investment Plan is administered by a separate committee whose membership is the same as the Stock Option Committee, which makes recommendations to the Board of Directors, which determines the recipients of awards under this plan, including the number of shares awarded and, subject to the terms of the plan, the duration of restrictions. The Compensation Committee determines the participants and selects the recipients of awards or units under the 1991 Employee Stock Purchase Plan and the 1991 Stock Equivalent Plan and the amount and terms of compensation granted under each plan. The Compensation Committee met once during the fiscal year ended May 31, 1998.

      The Board of Directors determines the recipients of options under Centennial's 1991 Employee Stock Option Plan and the provisions of options granted under such plan, including the option price, term and number of shares subject to option. The Employee Stock Option Committee, whose members are noted above, administers the 1991 Employee Stock Option Plan subject to the authority and responsibility of the Board of Directors as set forth in such plan. The Employee Stock Option Committee met twice during the fiscal year ended May 31, 1998.

      The Executive Committee, whose current members have not been elected following the merger, is empowered, except as limited by the laws of the State of Delaware, to function with the full power of the Board of Directors when the Board is not meeting. The Executive Committee did not meet during the fiscal year ended May 31, 1998.

      The Audit Committee, whose members are Anthony J. de Nicola, Rudolph E. Rupert and Lawrence H. Guffey, recommends to the Board of Directors the independent auditors to be selected for Centennial and reviews the following matters with the independent auditors: scope and results of the independent audits; corporate accounting; internal accounting control procedures; adequacy and appropriateness of financial reporting to shareholders; and such other related matters as the Audit Committee considers to be appropriate. The Audit Committee met once during the fiscal year ended May 31, 1998.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      During the fiscal year ended May 31, 1998, the members of the Compensation Committee were William M. Kraus and David Z. Rosensweig. Mr. Rosensweig also served as Secretary of Centennial and Century Communications. Mr. Rosensweig is a member of Leavy Rosensweig & Hyman, which provides legal services to Centennial. During fiscal 1998, Centennial paid a total of approximately $426,000 for legal services and disbursements to Leavy Rosensweig & Hyman.

Employment Agreements

      After the merger, Michael Small has been employed by Centennial as its President and Chief Executive Officer pursuant to an employment agreement. Mr. Small's base salary is $250,000 per annum, plus an annual bonus of up to $225,000 subject to achievement of certain performance targets for fiscal 1999. The initial term of the employment agreement expires on September 30, 2002, but will automatically renew for subsequent one-year terms unless either party gives notice of non-renewal at least 90 days prior to the expiration of the renewal term. If Centennial terminates Mr. Small's employment for other than "cause" (as defined in the employment agreement), or if Mr. Small terminates his employment with Centennial for "Good Reason" (as defined in the employment agreement), he is entitled to continue to receive his base salary and any bonus payable with respect to the one-year period following such termination, as well as certain other benefits. Mr. Small also received incentive stock options and non-qualified stock options to purchase an aggregate 135,000 Centennial common shares (prior to adjustment to account for a three-for-one stock split), vesting over four years beginning with the fiscal year ended May 31, 1999 if Centennial attains certain EBITDA targets; if such targets are not met, the stock options will vest over four years commencing with the seventh anniversary of the consummation of the merger. These stock options are subject to accelerated vesting if Mr. Small's employment is terminated other than for cause or for Good Reason following a change of control of Centennial. During the employment term and for a period of one year following the termination of his employment (except termination by Mr. Small for Good Reason), Mr. Small is subject to certain non-competition and non-solicitation provisions.

      After the merger, Rudy J. Graf has been employed by Centennial de Puerto Rico as its President and Chief Executive Officer pursuant to an employment agreement. Mr. Graf's base salary is $226,800 per annum, plus an annual bonus of up to $200,000 subject to achievement of certain performance targets for fiscal 1999. The term of the employment agreement expires on May 31, 1999. If Centennial terminates Mr. Graf's employment for other than "cause" (as defined in the employment agreement), he is entitled to receive his base salary for the remainder of the employment term, any bonus payable for the 1999 fiscal year and certain other payments. At the effective time of the merger, Mr. Graf received 17,242 Centennial common shares (prior to adjustment to account for a three-for-one stock split) subject to the terms of a restricted stock purchase agreement. Mr. Graf also received incentive stock options and non-qualified stock options to purchase an aggregate 130,000 Centennial common shares (prior to adjustment to account for a three-for-one stock split), vesting over four years beginning with the fiscal year ended May 31, 1999 if Centennial attains certain EBITDA targets; if such targets are not met, the stock options will vest over four years commencing with the seventh anniversary of the consummation of the merger. During the employment term and for a period of two years following the termination of his employment, Mr. Graf is subject to certain non-competition and non-solicitation provisions.

      After the merger, Peter Chehayl has been employed by Centennial as its Senior Vice President and Chief Financial Officer. Mr. Chehayl's base salary will be $165,000 per annum, plus an annual bonus of up to $90,000. He is also eligible for options to purchase 25,000 Centennial common shares.

Director Compensation

      Centennial Cellular Operating. None of the directors of Centennial Cellular Operating will receive any remuneration from Centennial Cellular Operating for their attendance at Board and committee meetings during 1999.

      Centennial. During the fiscal year ended May 31, 1998, each director who was not also an employee of Centennial received quarterly retainers of $3,000 plus a uniform fee of $750 for each Board and committee meeting attended. In addition, options for 1,000 shares of Centennial common shares were automatically granted under the 1993 Non-Employee/Officer Directors' Stock Option Plan to each person who was a non-employee/officer director on the date of each annual meeting of shareholders of Centennial. During such period, directors who were also employees of Centennial received no remuneration for attendance at Board and committee meetings.

      After the merger, each director who is not also an employee of Centennial will receive compensation in accordance with the Welsh Carson VIII's and Blackstone's customary practices. Centennial expects that such compensation will be consistent with compensation paid to directors in comparable public companies.

Additional Information

      You can find more information about our executive compensation and various benefit plans in our

     .  Annual Report on Form 10-K for the fiscal year ended May 31, 1998,

     . Quarterly Reports on Form 10-Q for the quarters ended August 31, 1998, November 30, 1998 and February 28, 1999,

     . Proxy Statement for the Annual Meeting of Stockholders filed on November 28, 1998,

     .  Information Statement filed on December 8, 1998, and

     . Current Reports on Form 8-K filed on July 16, 1998, October 19, 1998, December 7, 1998 and January 22, 1999.

Each of these documents is incorporated by reference into this prospectus. You can get copies of these documents by contacting us as indicated under "Where You Can Find More Information" on page 2 of this prospectus.

                             PRINCIPAL STOCKHOLDERS

      After the merger and related transactions, all of the issued and outstanding capital stock of Centennial Cellular Operating is owned by Centennial. The table below contains information regarding the beneficial ownership of Centennial's common shares immediately following the consummation of the merger and related transactions by (i) each stockholder who owns beneficially five percent or more of Centennial's common shares, (ii) each director of the Centennial, (iii) each executive officer and (iv) all directors and officers as a group.

      The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the Centennial common shares shown as beneficially owned. The percentage ownership of each stockholder is calculated based on 31,125,579 common shares outstanding (after giving effect to a three-for-one stock split effected on January 8, 1999).

                                                   Beneficial Ownership
                                                 Immediately After Merger
                                                 ------------------------------
        Name and Address                            Amount        Percentage
        ----------------                         --------------- --------------
   Welsh, Carson, Anderson & Stowe VIII,
    L.P.(1).....................................      17,249,026         55.4%
   WCAS Capital Partners III, L.P.(1)...........       1,626,507          5.2
   Blackstone Investors(2)......................       9,390,681         30.2
   Thomas E. McInerney(1).......................             --             *
   Anthony J. de Nicola(1)......................             --             *
   Rudolph E. Rupert(1).........................             --             *
   Michael J. Small.............................          30,000            *
   Rudy J. Graf.................................          16,842            *
   Peter Chehayl................................           7,500            *
   Phillip Mayberry.............................           8,718            *
   Thomas Cogar.................................           5,676            *
   Thomas E. Bucks..............................           1,860            *
   John Casey...................................             --           --
   Mark T. Gallogly(2)..........................             --             *
   Lawrence H. Guffey(2)........................             --           --
   All directors and executive officers as a
    group (12 individuals)......................          70,596            *

--------
  * Less than one percent.

(1) The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022. Certain of the shares reflected as owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by limited partnerships affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. Up to an aggregate 862,452 shares included as beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by individuals who are members of the limited liability company that serves as its sole general partner, including Messrs. McInerney and de Nicola, and individuals employed by its investment advisor, including Mr. Rupert. Messrs. McInerney, de Nicola and Rupert may be deemed to share beneficial ownership of the shares owned by Welsh, Carson, Anderson & Stowe VIII, L.P., and disclaim beneficial ownership of such shares except to the extent owned of record by them.

(2) The total number of shares beneficially owned by Blackstone Investors are owned by Blackstone CCC Capital Partners L.P. (7,471,074), Blackstone CCC Offshore Capital Partners L.P. (1,356,165) and Blackstone Family Investment Partnership III L.P. (563,442). Blackstone Management Association III L.L.C. ("BMA") is the general partner of each of these partnerships, and Messrs. Peter G. Peterson and Stephen A. Schwarzman, as the founding members of BMA, may be deemed to share, together with BMA, beneficial ownership of such shares. The address of the Blackstone Investors, BMA and Messrs. Peterson and Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154. Mr. Gallogly, who is a member of BMA, and Mr. Guffey, who is an employee of certain affiliates of BMA, disclaim beneficial ownership of such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Investor Agreements

      In connection with their initial investment in CCW Acquisition Corp. and the common equity contribution and simultaneously with the consummation of the merger, the equity investors and CCW Acquisition Corp. entered into a securities purchase agreement, a registration rights agreement and a stockholders agreement.

      Pursuant to the securities purchase agreement, the equity investors purchased an aggregate of 9,638,554 shares of common stock of CCW Acquisition Corp. at the time of the merger. The securities purchase agreement contains customary conditions, representations and warranties, and will terminate upon the termination of the merger agreement.

      At the same time, the equity investors and Centennial entered into a stockholders' agreement pursuant to which they agreed to establish a board of directors of Centennial consisting of nine members. Welsh Carson and certain of its affiliates will designate three of such directors, who initially are Thomas
E. McInerney, Anthony J. de Nicola and Rudolph E. Rupert, so long as Welsh Carson and those affiliates own in the aggregate at least 25% of the shares of Centennial owned by them as of the date of the merger. Blackstone and its affiliates will designate two directors, who initially are Mark T. Gallogly and Lawrence H. Guffey, so long as Blackstone and those affiliates own in the aggregate at least 25% of the shares of the surviving corporation owned by them as of the date of the merger. The Chief Executive Officer and the Chief Operating Officer of Centennial, who initially are Michael J. Small and Rudy Graf, respectively, will also be directors. The remaining two directors will be outside directors nominated by the board of directors and elected by stockholders of Centennial, including the equity investors. Pursuant to the stockholders' agreement, the equity investors (other than Welsh Carson and its affiliates) also have "tag-along" rights to participate in certain proposed dispositions of the Centennial's shares by the Welsh Carson and its affiliates. In addition, in the event that Welsh Carson and its affiliates or Centennial receives a third party offer to purchase at least 80% of the outstanding capital stock of Centennial, a majority of Welsh Carson and its affiliates may require the other equity investors to accept such offer and to sell their shares of Centennial to the third party. Centennial has also granted the equity investors pre-emptive rights with respect to participating, on a pro rata basis according to their stock ownership, in certain eligible offerings (excluding registered public offerings of Centennial common shares and offerings of Centennial common shares or options to purchase Centennial common shares in connection with certain stock option plans or stock purchase plans). While the stockholders' agreement is in effect, Centennial may not amend, alter or repeal its organizational documents without obtaining the consent of a majority in interest of Welsh Carson and its affiliates and Blackstone and its affiliates, as well as a majority of the other equity investors adversely affected by such amendment or alteration. Further, the stockholders' agreement contains certain restrictions on transactions with related persons. Upon the consummation of the merger and related transactions, an affiliate of each of Welsh Carson and Blackstone received a deal consummation fee of $10.6 million and $3.4 million, respectively. An equity investor unaffiliated with Blackstone and Welsh Carson and its affiliates received a fee of $4.0 million upon the consummation of the merger. During the term of the stockholders' agreement, an affiliate of each of Welsh Carson and Blackstone will receive an annual monitoring fee of $450,000 and $300,000, respectively.

      Pursuant to the registration rights agreement entered into among Centennial and the equity investors, the Welsh Carson and its affiliates and Blackstone and its affiliates have certain rights to require Centennial to register their shares of Centennial under the Securities Act and to include, upon request, their shares in any registration of shares effected by Centennial.

Former Indebtedness of Certain Executive Officers

      During fiscal 1998, Thomas R. Cogar, Vice President of Engineering of Centennial received a relocation loan from Centennial of approximately $65,000 and John H. Casey, Vice President--Administration

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

of Centennial received a relocation and temporary house loan of approximately $200,000. There are no amounts outstanding under these loans.

Arrangements with Former Controlling Stockholder

      Pursuant to the stockholder's agreement, on the effective date of the merger, Century executed and delivered a non-compete agreement with Centennial, in which Century agreed that, for a period of three years from the effective date of the merger, it will not engage in, or acquire a controlling interest in, any business that competes with any of the businesses of Centennial's current operations in Puerto Rico; provided, however, that such non-compete shall not extend to or restrict in any manner the activities of Century's existing joint venture in Puerto Rico, Century-ML.

      Centennial and Century, which owned a controlling interest in Centennial prior to the merger, previously maintained combined workers compensation and general insurance policies. The premiums were allocated between Centennial and Century based upon the actual cost of each respective company's coverage. Centennial believes that the amounts payable by Centennial under such arrangement were more favorable than the premiums Centennial would have paid if it had obtained coverage under a separate policy. Centennial's cost of such insurance was approximately $0.6 million, $0.7 million and $1.7 million for the fiscal years ended May 31, 1998, 1997 and 1996, respectively, all of which was paid in full during the current fiscal year. In fiscal 1996, Centennial and Century also maintained combined group health, life and casualty coverage. Pursuant to the merger agreement, Centennial has covenanted to maintain for a period of at least two years employee benefits and incentive compensation that are no less favorable to its employees.

      Centennial and Century entered into a services agreement, effective August 30, 1996, pursuant to which Century, through its personnel, provides design, construction, management, operational, technical and maintenance for the wireless telephone, paging and related systems owned and operated by Centennial. Such services also include providing all the services necessary for the monitoring, to the extent possible, of the activities of the partnerships in which Centennial has minority equity interests, in such manner as to protect the interests of Centennial. Such services have historically been provided to Centennial by Century. As consideration for the services rendered under the services agreement, Centennial paid Century the annual sum of $1.0 million and reimbursed Century for all costs incurred by Century or its affiliates (excluding Centennial and its subsidiaries) that were directly attributable to the design, construction, management, operation and maintenance of the wireless telephone, paging and related systems of Centennial or to the performance by Century of its other duties under the services agreement. For the years ended May 31, 1998 and 1997, Centennial recorded expenses of $1.0 million and $0.8 million, respectively, under the services agreement. At May 31, 1998 and 1997, $0.3 million and $0.8 million, respectively, of such amounts were recorded within Payable to Affiliate on Centennial's consolidated balance sheet. As of the effective time of the merger, Century and Centennial terminated the services agreement.

      Centennial leases space for the mobile telephone switching office serving the southwestern cluster and space on an antenna tower in the southwestern cluster from Century for an aggregate current annual rent of approximately $1,000 pursuant to an oral month-to-month lease agreement. Further, Centennial leases certain warehouse space in Puerto Rico to Century-ML for a current annual rent of approximately $23,000 pursuant to a written lease agreement. Centennial leases and shares capacity on the fiber optic cable television facility and network of Century-ML fiber network for the purposes of operating as a competitive access provider. Centennial shares the cost of construction, operation and maintenance of the Century-ML fiber network on a pro rata basis based on the percentage of the number of fibers of the network used by or reserved for Centennial.

      During fiscal 1997, Centennial recorded a deferred asset and related payable to an affiliate in its consolidated balance sheet in the amount of $6.0 million to reflect certain costs incurred by Centennial to secure the use of the fiber optic network as required by the facilities agreement. This amount, which was paid

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

by Centennial during fiscal 1998, represents Centennial's share of the costs of constructing Century-ML's fiber optic network.

      Leavy Rosensweig & Hyman, of which David Z. Rosensweig, a director and Secretary of Centennial prior to the merger, is a member, provides legal services to Centennial.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

The Credit Facility

      In connection with the Merger, Centennial and some of its subsidiaries entered into the credit facility with Merrill Lynch Capital Corporation, NationsBank, N.A., The Chase Manhattan Bank, The Bank of Nova Scotia and Morgan Stanley Senior Funding, Inc. (collectively with Merrill Lynch Capital, NationsBank, Chase and Scotia, the "Agents") and certain other financial institutions (collectively, with the Agents, the "Lenders"), pursuant to which the Lenders provided credit facilities to certain of Centennial's subsidiaries. The following is a summary of the proposed terms and conditions of each credit facility.

      The Borrowers. The borrowers under the credit facility are Centennial Cellular Operating, a wholly owned direct subsidiary of Centennial, and Centennial de Puerto Rico, a wholly owned direct subsidiary of Centennial Cellular Operating.

      The Facility. The credit facility provides for a senior secured revolving credit facility, which provides revolving loans in an aggregate principal amount of up to the Lenders' revolving credit commitment, which will initially be $150 million (of which a sublimit thereof will be available to be borrowed by Centennial de Puerto Rico), and senior secured term loan facilities in four tranches, which provide term loans in an aggregate principal amount of up to $900 million (of which one tranche thereof is available to be drawn by Centennial de Puerto Rico).

      Use of Credit Facility Proceeds. The proceeds of the credit facility were used, together with other proceeds of the Merger Financings, to fund payment of cash consideration in the merger, repay Centennial's indebtedness (including the purchase of the tendered notes in the debt tender offers), pay the related fees and expenses and purchase the pledged securities. In addition, the revolving credit facility is available after the closing of the revolving credit facility subject to the conditions set forth in the credit facility documentation to finance future working capital needs, capital expenditures, permitted acquisitions, and for general corporate purposes.

      Under certain circumstances, the credit facility may be increased by up to $150 million in aggregate principal amount, upon terms and conditions no more onerous than those contained in the credit facility.

      Availability of Loans. The term loans were available on the date of closing of the merger. The revolving credit loans were available on the date of closing of the merger in a principal amount not to exceed $65 million and thereafter on a revolving basis until 30 days prior to the maturity thereof. Up to $25 million of the revolving credit facility is available for the issuance of letters of credit and up to $30 million of the Revolving Credit Facility will be available for swing loans.

      Maturity of Loans. The revolving credit commitments will be reduced quarterly beginning in the fourth year after the closing of the credit facility and the revolving credit facility will mature eight years after the closing of the credit facility. The term loans will consist of four tranches and will amortize over eight years for tranche A term loans, eight years for tranche A-PR term loans, eight and one-half years for tranche B term loans and nine years for tranche C term loans.

      Prepayments. Borrowings and commitments under the credit facility are subject to mandatory prepayment and reduction in an amount equal to (a) 100% of the net proceeds of asset dispositions (including insurance proceeds resulting from casualty to assets), subject to the borrower's ability to reinvest such proceeds under certain circumstances, (b) 75% of excess cash flow (reduced to 50% with respect to any fiscal year if the Total Leverage Ratio (defined as the ratio of total debt to operating cash flow) is less than 6.0:1.0), (c) 100% of the net proceeds of the issuance or incurrence of debt or of any sale and lease-back, and (d) 50% of the net proceeds of any issuance of equity securities. Voluntary prepayment of the loans will be permitted in whole or in part with prior notice. The revolving credit loans and the tranche A and tranche A-PR loans are subject to prepayment without premium or penalty (other than funding losses), subject to limitations as to minimum amounts. The tranche B and tranche C loans are subject to prepayment (x) on or prior to the first anniversary of the closing of the credit facility, with a premium of 2% of the aggregate principal amount of loans prepaid, (y) after the first anniversary of the closing of the credit facility and on or prior to the second anniversary of the closing of the credit facility, with a premium of 1% of the aggregate principal amount of loans prepaid and (z) thereafter, without premium or penalty (other than funding losses), subject to limitations as to minimum amounts.

      Interest Rates. Borrowings under the credit facility bear interest at a rate per annum of, at the borrowers' option, either (a) a base rate (defined as the higher of (i) the announced prime rate of NationsBank, and (ii) the federal funds rate, plus 0.50%) plus the Applicable Margin (as defined) or (b) a LIBOR rate plus the Applicable Margin. The maximum Applicable Margin for the tranche A loans, tranche A-PR loans and the revolving credit loans is 2.00% for base rate loans and 3.00% for LIBOR loans, for the tranche B loans will be 2.50% for base rate loans and 3.50% for LIBOR loans, and for the tranche C loans will be 2.75% for base rate loans and 3.75% for LIBOR loans. Based upon Centennial Cellular Operating's leverage ratio after the delivery of certain financial statements after the closing of the credit facility, the Applicable Margin for tranche A loans, tranche A-PR loans and revolving credit loans may be reduced by up to 1.250% for base rate loans and LIBOR loans. The default rate under the credit facility is 2.00% above the otherwise applicable rate.

      Fees and Expenses. The credit facility requires the borrower to pay (a) commitment fees to the Lenders in an amount equal to 0.50% or 0.375% per annum on the unused commitment under the revolving credit facility, depending on Centennial Cellular Operating's leverage ratio, and (b) an annual administrative agent's fee. Additionally, the borrowers paid various fees and costs in connection with the credit facility, including commitment fees and underwriting fees to Merrill Lynch Capital, NationsBank, Chase, Nova Scotia, and Morgan Stanley.

      Guarantees. Centennial and each of Centennial Cellular Operating's direct and indirect existing and future subsidiaries (other than foreign subsidiaries) will be required to guarantee Centennial Cellular Operating's obligations under the credit facility, and Centennial Cellular Operating and Centennial de Puerto Rico's direct and indirect existing and future subsidiaries were required to guarantee Centennial de Puerto Rico's obligations under the credit facility.

      Security. The obligations of Centennial Cellular Operating under the credit facility are secured by substantially all of the assets of Centennial and each of its direct and indirect existing and future subsidiaries (other than foreign subsidiaries), including the capital stock of such subsidiaries, and the obligations of Centennial de Puerto Rico under the credit facility are secured by substantially all of the assets of Centennial de Puerto Rico and each of its direct and indirect existing and future subsidiaries, including the capital stock of such subsidiaries.

      In addition, Centennial guaranteed the credit facility and pledged as security for Centennial Cellular Operating's obligations the capital stock of Centennial Cellular Operating to the Lenders under the credit facility. The pledge of such capital stock of Centennial Cellular Operating could impair Centennial Cellular Operating's ability to obtain future financing on favorable terms, if at all. Further, in the event Centennial Cellular Operating were to default on its obligations under the credit facility and the Lenders were to foreclose upon such pledged capital stock of Centennial Cellular Operating, Centennial, as the holding company of Centennial Cellular Operating, would likely be unable to service or repay its indebtedness, including the notes.

      Conditions. Various conditions precedent to borrowings under the credit facility on the date of closing of the merger were satisfied.

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

      Representations and Warranties. The credit facility contains representations and warranties customarily found in loan agreements for similar financings.

      Affirmative Covenants. The credit facility contains affirmative covenants customarily found in loan agreements for similar financings. Centennial Cellular Operating is required to enter into interest rate hedging agreements with respect to 50% of the indebtedness under the credit facility for a period of time satisfactory to the Lenders.

      Negative Covenants. The credit facility contains customary restrictive covenants, including covenants that limit (subject to certain exceptions) the ability of the Centennial Cellular Operating and its subsidiaries to:

     . incur indebtedness or contingent obligations, issue guarantees or enter into operating leases,

     .  grant liens or negative pledges,

     .  make investments or enter into joint ventures,

     .  make certain restricted payments,

     . make fundamental changes in their business, corporate structure or capital structure,

     .  sell assets or receivables,

     .  make capital expenditures,

     .  enter into transactions with affiliates,

     . amend documents relating to other existing indebtedness and other material documents, or

     .  prepay other indebtedness.

      Financial Covenants. The credit facility contains financial covenants relating to:

     .  minimum interest coverage ratio,

     .  minimum fixed charge coverage ratio,

     .  maximum ratio of total debt to operating cash flow,

     .  maximum ratio of senior debt to operating cash flow,

     .  minimum pro forma debt service coverage ratio, and

     .  limitation on capital expenditures.

      Events of Default. The credit facility includes standard events of default, including, subject to certain exceptions, those related to:

     .  default in the payment of principal and interest,

     . cross-default in payment of other indebtedness of more than $10.0 million,

     .  materially incorrect representations and warranties,

     . default in the observance or performance of any of the affirmative or negative covenants included in the credit facility documentation or in the related security and pledge documents,

     . the failure to or admission in writing of an inability to pay debts when such debts become due,

     .  certain events of bankruptcy,

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

     .  certain judgments or decrees involving more than $10.0 million,

     .  certain ERISA events,

     .  a Change of Control (as defined in the credit facility),

     . the failure of the applicable credit facility documents or any material provision thereof, the guarantees, security documents or any related documents to be in full force and effect,

     . certain non-monetary judgments or decrees which might have a material effect,

     . the termination, revocation or nonrenewal of one or more cellular licenses if such termination, revocation or nonrenewal will have a material effect, and

     . the failure of the merger to be consummated substantially concurrent with the extension of credit under the credit facilities.

Subordinated Debt

      As part of the mezzanine financing, WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh Carson VII, purchased at the time of the consummation of the merger, a Senior Subordinated Note of Centennial due 2009 (the "Senior Subordinated Note") in the original principal amount of $180 million, as well as an agreed upon number of Centennial common shares, for an aggregate cash purchase price of $180 million. The Senior Subordinated Note bears cash interest at a rate of 10% or pay-in-kind interest at a rate of 13% per annum. Centennial Cellular Operating is restricted from making cash payments to Centennial to service the debt under certain circumstances under the notes and the credit facility. See "Description of the New Notes--Certain Covenants--Limitation on Restricted Payments."

      The Senior Subordinated Note is prepayable at Centennial's option and must (subject to the terms of the indenture for the notes and the credit facility) be prepaid in the event of a "Change in Control," defined as:

     . the acquisition by a person or group acting together (other than the equity investors and their affiliates) of either at least 50% of the voting stock of Centennial or sufficient voting power to elect a majority of the Board of Directors,

     . a merger or consolidation of Centennial as a result of which the stockholders of Centennial do not continue to hold a majority of the voting capital stock of the resulting entity, or

     .  the sale by Centennial of substantially all of its assets.

      The Senior Subordinated Note contains certain affirmative and negative covenants typically found in subordinated notes. The Senior Subordinated Note may not be transferred without the consent of the Lenders under the credit facility or, during the period ending 180 days after the closing of the offering of the notes, without the consent of Merrill Lynch on behalf of the initial purchasers of the notes.

      The Senior Subordinated Note is subordinate in right of payment to the notes to the extent set forth in the Senior Subordinated Note. Under the Senior Subordinated Note, Centennial may not make any payments thereon if there is a default under any "Senior Indebtedness" which is defined to include the notes. If an "Event of Default" occurs under the Senior Subordinated Note (except in connection with certain bankruptcy events), the holder of the Senior Subordinated Note may not accelerate such debt unless the indebtedness under the notes and the credit facility have been accelerated for at least 90 days. The Senior Subordinated Note is also subordinate to the credit facility to the same extent.

                          DESCRIPTION OF THE NEW NOTES

Introduction to the Indenture

      The outstanding notes were, and the new notes will be, issued under an Indenture dated as of December 14, 1998 among Centennial Cellular Operating Co. LLC, as the Issuer, Centennial Cellular Corp., as successor to Centennial Finance Corp., as a co-obligor, and Norwest Bank Minnesota, N.A., as trustee, a copy of which is available from Centennial. Upon the effectiveness of the registration statement, of which this prospectus is a part, the indenture will be subject to and governed by the Trust Indenture Act of 1939, as this Act may have been amended. The summary of the material provisions of the indenture in this "Description of the New Notes" section includes all material information with regard to those provisions. For definitions of certain capitalized terms used in this "Description of the New Notes" section, see the discussion under the "Certain Definitions" heading below. For purposes of this section, the term "Issuer" means Centennial Cellular Operating Co. LLC without its subsidiaries and the term "Centennial" means Centennial Cellular Corp. without its subsidiaries. For purposes of this section, the term "Co-Obligors" means the Issuer and Centennial, in each case without their respective subsidiaries.

General Terms of the Notes

      The new notes:

     . will be senior subordinated obligations of the Co-Obligors limited to $370 million aggregate principal amount,

     .  will be issued at par,

     .  will mature on December 15, 2008,

     . will bear interest at the rate per annum stated on the cover page hereof from December 14, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing June 15, 1999 to the Persons in whose names such new notes are registered at the close of business on June 1 or December 1 preceding such Interest Payment Date,

     . will accrue interest from the most recent Interest Payment Date to which interest has been paid or duly provided for on the old note surrendered in exchange for such new note, or, if no interest has been paid or duly provided for on such old note, from December 14, 1998, and

     . will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

      Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The Indenture does not contain provisions which would afford holders of the new notes protection in the event of a decline in the Co-Obligors' credit quality resulting from highly leveraged or other similar transactions involving the Co-Obligors.

      Principal of, premium, if any, and interest on the new notes will be payable, and, subject to the following provisions, the new notes may be presented for registration of transfer or exchange, at the office or agency of the Co-Obligors maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan of The City of New York. At the option of the Co-Obligors, payment of interest may be made by check mailed to the holders of the new notes at the addresses set forth upon the registry books of the Co-Obligors. No service charge will be made for any registration of transfer or exchange of new notes, but the Co-Obligors may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Co-Obligors, the Co-Obligors' office or agency will be the corporate trust office of the Trustee presently located in New York, New York.

      Settlement for the new notes will be made in same day funds. All payments of principal and interest will be made by the Co-Obligors in same day funds. The new notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the "Depositary" or "DTC") until maturity, and secondary market trading activity for the new notes will therefore settle in same day funds.

      When issued, the new notes will be a new issue of securities with no established trading market. We cannot assure you that there will be a liquid trading market for the notes. See "Risk Factors--Absence of Public Trading Market for the New Notes."

Ranking

      The payment of the principal of, premium, if any, and interest on, the new notes will be subordinated, as set forth in the indenture, in right of payment, to the prior payment in full of all Senior Indebtedness. The new notes will be senior subordinated indebtedness of the Issuer ranking pari passu with all other existing and future senior subordinated indebtedness of the Issuer and senior to all existing and future Subordinated Indebtedness of the Issuer.

      In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Issuer or to its assets, or any liquidation, dissolution or other winding-up of the Issuer, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or their marshalling of assets or liabilities of the Issuer (except in connection with the consolidation or merger of the Issuer or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "Certain Covenants-- Limitation on Merger, Sale or Consolidation" below), the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision will be made for such payment in full, before the holders of new notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of the Issuer or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the new notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") and any payment made pursuant to the provisions described under "--Legal Defeasance and Covenant Defeasance" from monies or U.S. Government Obligations (as defined in the Indenture) previously deposited with the Trustee on account of principal of, or premium, if any, or interest on the new notes); and any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities and payments made pursuant to the provision described under "--Legal Defeasance and Covenant Defeasance" from monies or U.S. Government Obligations previously deposited with the Trustee), by set-off or otherwise, to which the holders of the new notes or the Trustee would be entitled but for the provisions of the Indenture shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

      No payment or distribution of any assets of the Issuer of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities and payments made pursuant to the provisions described under "-- Legal Defeasance and Covenant Defeasance" from monies or U.S. Government Obligations previously deposited with the Trustee), may be made by or on behalf of the Issuer on account of

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

principal of, premium, if any, or interest on the new notes or on account of the purchase, redemption or other acquisition of new notes:

     . upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on Designated Senior Indebtedness (as defined below) (a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents,

     . for the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default") and receipt by the Trustee of written notice thereof from the agent bank under the Credit Facility (the "Agent Bank") or other representative of holders of Designated Senior Indebtedness.

      The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from the Agent Bank or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

     (1) 179 days thereafter (provided that any Designated Senior
         Indebtedness as to which notice was given shall not theretofore have been accelerated),

     (2) the date on which such Non-Payment Default is cured, waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents, or

     (3) the date on which such Payment Blockage Period shall have been terminated by written notice to the Trustee or the Issuer from the Agent Bank or such other representative initiating such Payment Blockage Period, after which the Issuer will resume making any and all required payments in respect of the notes, including any missed payments.

In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days, and there must be at least 186 consecutive days in every 365 day period during which there is no Payment Blockage Period. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

      In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment shall be made to the Trustee which is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such Trustee to the Agent Bank and any other representative of holders of Designated Senior Indebtedness, as their interests may appear, for application to Designated Senior Indebtedness. After all Senior Indebtedness is paid in full and until the new notes are paid in full, holders of the new notes shall be subrogated (equally and ratably with all other Indebtedness pari passu with the new notes, including the old notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders of the new notes have been applied to the payment of Senior Indebtedness.

      Failure by the Issuer to make any required payment in respect of the new notes when due and within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default under the Indenture and, therefore, holders of the new notes will have the right to accelerate the maturity thereof. See "--Events of Default."

      By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Issuer, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the holders of the new notes, and assets which would otherwise be available to pay obligations in respect of the new notes will be available only after all Senior Indebtedness has been paid in full in cash or cash equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the new notes.

      "Senior Indebtedness" means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of the Issuer (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the new notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

    (1) Indebtedness evidenced by the new notes,

    (2) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Issuer,

    (3) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the Issuer,

    (4) Indebtedness which is represented by Disqualified Capital Stock,

    (5) any liability for foreign, federal, state, local or other taxes owed or owing by the Issuer to the extent such liability constitutes Indebtedness,

    (6) Indebtedness of the Issuer to a Subsidiary or any other Affiliate of the Issuer or any of such Affiliate's Subsidiaries,

    (7) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the Issuer, and amounts owed by the Issuer for compensation to employees or services rendered to the Issuer,

    (8) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture, and

    (9) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

      "Designated Senior Indebtedness" means:

    (1) all Senior Indebtedness under the Credit Facility, and

    (2) any other Senior Indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $25 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness" by the Issuer.

      The indenture will limit, but not prohibit, the incurrence by the Issuer and its Subsidiaries of additional Indebtedness, and the indenture will prohibit the incurrence by the Issuer of Indebtedness that is subordinated in right of payment to any Senior Indebtedness of the Issuer and senior in right of payment to the new notes.

      The new notes will rank junior to all Senior Indebtedness of the Issuer, equal in right of payment to all future senior subordinated indebtedness of the Issuer and senior to all Subordinated Indebtedness of the Issuer. As of February 28, 1999, the Issuer had:

     . $933.9 million in aggregate principal amount of Senior Indebtedness outstanding, and

     . $370 million in aggregate principal amount of senior Subordinated Indebtedness representing the notes. See "Unaudited Pro Forma Financial Information."

      The Issuer conducts its operations through its Subsidiaries. Accordingly, the Issuer's ability to meet its cash obligations is dependent upon the ability of its Subsidiaries to make cash distributions to the Issuer. Dividends from the Issuer's Subsidiaries are expected to be the only source for payment of interest on the new notes after the first three interest payments (which will be satisfied from the Pledged Securities). Furthermore, any right of the Issuer to receive the assets of any of its Subsidiaries upon any such Subsidiary's liquidation (and the consequent right of the Holders of the new notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Subsidiary's creditors (including trade creditors) and holders of its preferred stock, if any, except to the extent that the Issuer is itself recognized as a creditor or preferred stockholder of such Subsidiary, in which case the claims of the Issuer would still be subordinate to any Indebtedness or preferred stock of such Subsidiary senior in right of payment to that held by the Issuer. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of the creditors of the Issuer or a marshaling of assets or liabilities of the Issuer, holders of the new notes may receive ratably less than other such creditors or interest holders. As of February 28, 1999, the Issuer's Subsidiaries would have had no long-term Indebtedness outstanding other than their guarantees of the Indebtedness of the Issuer under the Credit Facility (which was not initially guaranteed by Centennial de Puerto Rico and its subsidiaries) and the portion of the Indebtedness borrowed by Centennial de Puerto Rico under the Credit Facility (which was guaranteed by Centennial Cellular Operating and Centennial de Puerto Rico's subsidiaries), all of which effectively would have ranked senior to the new notes.

      Upon consummation of the Merger, Centennial Finance Corp., which was initially an obligor on the old notes, merged with and into Centennial and Centennial became a joint and several obligor on the notes under the Indenture pursuant to an Assumption Agreement and Supplemental Indenture to the Indenture. The Indenture provides that the new notes are senior subordinated obligations of any co-obligor to the same extent as the obligations are senior subordinated obligations of the Issuer. As of February 28, 1999, Centennial (without its subsidiaries) had $933.9 million in aggregate principal amount of Senior Indebtedness outstanding (representing its guarantee under the Credit Facility).

Optional Redemption by the Co-Obligors

      General. The new notes will be subject to redemption at any time on or after December 15, 2003, at the option of the Co-Obligors, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning December 15 of the years indicated below:

                                                   Redemption
           Year                                      Price
           ----                                    ----------
           2003...................................  105.375%
           2004...................................  103.583
           2005...................................  101.792

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

      Upon Certain Equity Offerings. In addition, at any time after consummation of the merger and prior to December 15, 2001, the Co-Obligors, at their option, may use the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Offerings in a single transaction or a series of related transactions to redeem up to an aggregate of 35% of the aggregate principal amount of notes originally issued under the Indenture at a redemption price equal to 110.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date); provided that:

     . at least 65% of the initial aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption,

     . any such redemption with respect to a Strategic Equity Offering may not occur in connection with or after the occurrence of a Change of Control, and

     . any such net proceeds received by Centennial or any other direct or indirect parent of the Issuer are first contributed to the Issuer as a capital contribution prior to any such redemption.

      In order to effect the foregoing redemption, the Co-Obligors must mail a notice of redemption no later than 30 days after the closing of the related Public Equity Offering or Strategic Equity Offering and must consummate such redemption within 60 days of the closing of the Public Equity Offering or Strategic Equity Offering.

      Upon a Change of Control. In addition, the new notes may be redeemed upon a Change of Control at any time prior to December 15, 2003, at the option of the Co-Obligors, in whole and not in part, within 60 days of such Change of Control at a redemption price equal to:

    (1) 100% of the principal amount of the notes, plus

    (2) accrued interest to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), plus

    (3) the Applicable Premium, if any.

In no event will the redemption price of the new notes be less than 105.375% (the redemption price for the new notes on December 15, 2003) of the principal amount of the new notes, plus accrued interest to the applicable redemption date.

      Procedures. Subject to the following, notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the new holder of each note to be redeemed to such holder's last address as then shown upon the books of the Registrar. Any notice which relates to a note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the date fixed for redemption, upon surrender of such note, a new note or notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date fixed for redemption, interest will cease to accrue on the portions of the notes called for redemption.

      In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption as follows:

     . in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or

     . if the notes are not so listed, on a pro rata basis, by lot or by any other manner as it deems appropriate and fair;

provided, that any such redemption pursuant to the provisions relating to a Public Equity Offering or a Strategic Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable

(subject to the procedures of DTC or any other depositary). The new notes may be redeemed in part in multiples of $1,000 only.

Sinking Fund

      The new notes will not have the benefit of a sinking fund.

Security

      Pursuant to the Pledge and Escrow Agreement, upon the closing of the Merger, the Trustee purchased and holds in pledge for the benefit of the holders of the notes the Pledged Securities in such amount and with such maturity as will be sufficient upon receipt of scheduled interest and principal payments of such securities, based on the report of an internationally recognized firm of independent public accountants or a nationally recognized investment banking firm, in either case selected by the Co-Obligors, to provide for payment in full of the first three scheduled interest payments (excluding Additional Interest) due on the notes (unless already paid). The Pledged Securities will consist of three groups of Government Securities, one for each of the first three scheduled interest payments. Each such group will consist of Government Securities maturing on, or as nearly as possible prior to, the date of the corresponding scheduled interest payment in an aggregate amount sufficient upon receipt of scheduled interest and principal payments of such securities (determined as described in the preceding sentence) to provide for payment in full of such scheduled interest payment. The Co-Obligors used approximately $60 million of the net proceeds of the Offering retained in the Initial Escrow and Pledge Account to acquire the Pledged Securities at the time of the closing of the Merger. The Pledged Securities were pledged by the Co-Obligors to the Trustee for the benefit of the holders of notes pursuant to the Pledge and Escrow Agreement and are held by the Trustee in the Subsequent Collateral Investments Account (or other accounts). Pursuant to the Pledge and Escrow Agreement, immediately prior to an Interest Payment Date on the Notes, the Co-Obligors may either deposit with the Trustee, from funds otherwise available to the Co-Obligors, cash sufficient to pay the interest scheduled to be paid on such date, or the Co-Obligors may direct the Trustee to release from the Subsequent Collateral Investments Account (or other accounts) proceeds sufficient to pay interest then due. In the event that the Co-Obligors exercise the former option, the Co-Obligors may thereafter direct the Trustee to release to the Co-Obligors proceeds or Pledged Securities from the Subsequent Collateral Investments Account (or other accounts) in like amount. A failure by the Co-Obligors to pay interest on the notes in a timely manner on or prior to the first three scheduled interest payments will constitute an immediate Event of Default under the Indenture, with no grace or cure period.

      Interest earned on the Pledged Securities will be held in a cash collateral account by the Trustee. In the event that collectively the funds held in the cash collateral account and the Pledged Securities held in the Subsequent Collateral Investments Account exceed the amount sufficient, based on the report of an internationally recognized firm of independent public accountants or a nationally recognized investment banking firm, in either case selected by the Co-Obligors, to provide for payment in full of the first three scheduled interest payments (excluding Additional Interest unless then due and payable) due on the notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full or any interest payments remaining, up to and including the third scheduled interest payment) the Trustee will be permitted to release to the Co-Obligors at the Co-Obligors' request any such excess amount. The notes will be secured by a first priority security interest in the Pledged Securities in the Subsequent Collateral Investments Account and the cash collateral account and, accordingly, the Pledged Securities in the Subsequent Collateral Investments Account and the cash collateral account will also secure repayment of the principal amount of the notes to the extent of such security. The Pledge and Escrow Agreement allows the Co-Obligors to substitute Marketable U.S. Securities for the Government Securities originally pledged as collateral; provided, however, that the Marketable U.S. Securities so substituted must have a value (measured at the date of substitution), in the opinion of a nationally recognized firm of independent public accountants selected by the Co-Obligors, at least equal to 125.0% of the amount of all of the first three scheduled interest payments on the notes that are unpaid (or the pro rata portion of such interest payments equal to the percentage of such interest payments to be secured by such Marketable U.S. Securities) as of the date such Marketable U.S. Securities are proposed to be substituted as security for the Co-Obligors's obligations under the Pledge and Escrow Agreement.

      Under the Pledge and Escrow Agreement, assuming that the Co-Obligors make the first three scheduled interest payments on the notes in a timely manner, all of the Pledged Securities will have been released from the Subsequent Collateral Investments Account and thereafter the notes will be unsecured.

Certain Covenants

      Repurchase of Notes at the Option of the Holder Upon a Change of Control. The Indenture provides that, in the event that a Change of Control has occurred, each holder will have the right, at such holder's option, pursuant to an irrevocable and unconditional offer by the Co-Obligors (the "Change of Control Offer"), to require the Co-Obligors to repurchase all or any part (equal to $1,000 principal amount or an integral multiple thereof) of such holder's notes, on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control at a cash price (the "Change of Control Purchase Price") equal to 101% of the aggregate principal amount thereof, together with any accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 30 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Co-Obligors shall purchase all notes properly tendered in response to the Change of Control Offer.

      On or before the Change of Control Purchase Date, the Co-Obligors will

    (1) accept for payment notes or portions thereof properly tendered pursuant to the Change of Control Offer,

    (2) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all notes so tendered, and

    (3) deliver to the Trustee notes so accepted together with an Officers' Certificate listing the notes or portions thereof being purchased by the Co-Obligors.

The Paying Agent promptly will deliver to the holders of notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with any accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered. Any notes not so accepted will be promptly mailed or delivered by the Co-Obligors to the Holder thereof. The Co-Obligors will announce publicly the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

      The Change of Control purchase feature of the notes may make more difficult or discourage a takeover of the Co-Obligors, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Co-Obligors and the Initial Purchasers and is not the result of any intention on the part of the Co-Obligors or their management to discourage the acquisition of the Co-Obligors.

      The Credit Facility provides that certain change of control events with respect to the Co-Obligors would constitute a default thereunder. Any future credit agreements or other agreements to which any of the Co-Obligors or any of their Subsidiaries becomes a party may contain similar restrictions and provisions. In the event a Change of Control were to occur at a time when the Co-Obligors are prohibited from purchasing Notes, the Co-Obligors could seek the consent of their lenders to such purchase of notes, or any of such companies could attempt to refinance the borrowings that contain such prohibition. If the Co-Obligors did not obtain such consents or repay such borrowings, the Co-Obligors would not be able to purchase the notes under a Change of Control Offer. In such case, the Co-Obligors' failure to purchase tendered notes would constitute an Event of Default under the Indenture.

      If a Change of Control Offer is made, there can be no assurance that the Co-Obligors will have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer. See "--Ranking." Centennial is a holding company with no material assets other than the stock of the Issuer. The failure of the Co-Obligors to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the notes the rights described under "Events of Default."

      The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the notes elected to exercise their rights under the Indenture and the Co-Obligors elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

      The provisions of the Indenture do not afford holders of the notes the right to require the Co-Obligors to repurchase the notes in the event of a highly leveraged transaction or certain transactions with the Co-Obligors' management or Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Co-Obligors by management or its affiliates) involving the Co-Obligors that may adversely affect holders of the notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Co-Obligors' management or Affiliates, or a transaction involving a recapitalization of the Co-Obligors, will result in a Change of Control if it is the type of transaction specified by such definition.

      Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws and the Co-Obligors may modify a Change of Control Offer to the extent necessary to effect such compliance.

      Limitation on Incurrence of Additional Indebtedness. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, create, incur, assume, guarantee or otherwise directly or indirectly become liable for, or otherwise become responsible for, contingently or otherwise (individually or collectively, to "Incur" or, as appropriate, an "Incurrence"), any Indebtedness (including any Acquired Indebtedness). Neither the accrual of interest (including the issuance of "pay in kind" securities or similar instruments in respect of such accrued interest) pursuant to the terms of Indebtedness Incurred in compliance with this covenant, nor the accretion of original issue discount, nor the mere extension of the maturity of any Indebtedness shall be deemed to be an Incurrence of Indebtedness.

      Notwithstanding the foregoing, the Issuer and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) and any Restricted Subsidiary may Incur Acquired Indebtedness if the Issuer's Annual Operating Cash Flow Ratio, after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, would have been less than 8.25 to 1.0 at any time prior to December 31, 2000 and 7.5 to 1.0 thereafter.

      In addition, the foregoing limitations will not apply to the Incurrence of the following:

     (1) Indebtedness of the Issuer, any Guarantor or Centennial de Puerto Rico under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $1.05 billion, reduced by permanent reductions in commitments in satisfaction of the Net Cash Proceeds application requirement set forth in "--Limitation on Asset Sales and Sales of Subsidiary Stock," provided, that the aggregate principal amount of Indebtedness of Centennial de Puerto Rico pursuant to this clause (1) shall not exceed 25% of the principal amount which may be borrowed pursuant to this clause (1),

     (2) Indebtedness of the Issuer (a) pursuant to the notes or (b) existing on the Issue Date (other than under the credit facility),

     (3) Indebtedness between the Issuer and any Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer, provided that, in the case of Indebtedness of the Issuer, such obligations shall be unsecured and subordinated in all respects to the Holders' rights pursuant to the Notes; provided, further, that with respect to any Indebtedness in excess of $250,000, any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Issuer or a Restricted Subsidiary) shall be deemed to be an Incurrence of such Indebtedness by the obligor not permitted by this clause
         (iii), and (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Issuer or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the Incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (3),

     (4) Capitalized Lease Obligations and Purchase Money Indebtedness of the Issuer and any Restricted Subsidiary in an aggregate amount or aggregate principal amount, as the case may be, outstanding at any time not to exceed in the aggregate the greater of (x) $25 million and (y) 5% of the Issuer's Total Assets; provided that in the case of Purchase Money Indebtedness, such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to the Issuer or such Restricted Subsidiary of the property purchased or leased with the proceeds thereof,

     (5) Indebtedness of the Issuer or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Issuer to the extent none of the foregoing results in the obligation to repay an obligation for money borrowed by any Person,

     (6) any guarantee by any Restricted Subsidiary of the Credit Facility or any other Indebtedness made in accordance with the provisions of "--Limitation on Issuances of Guarantees,"

     (7) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries in connection with the acquisition of a new Restricted Subsidiary, the majority of whose revenues for the most recent twelve months for which audited or unaudited financial statements are available are from a Related Business, or of property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type generally used in a Related Business; provided, that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause
         (7), does not exceed $40 million in the aggregate at any one time outstanding; and provided, further, that the principal amount of Indebtedness that may be incurred pursuant to this clause (7) and clause (7) by any individual Restricted Subsidiary that is not a Guarantor shall not exceed $25 million in the aggregate at any one time outstanding,

     (8) Indebtedness of the Issuer or any Restricted Subsidiary under standby letters of credit or reimbursement obligations with respect thereto issued in the ordinary course of business and consistent with industry practices; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence,

     (9) Interest Rate Protection Obligations relating to (A) Indebtedness of the Issuer or any Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under this covenant) or
         (B) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by the Issuer or any Restricted Subsidiary in the 12 months after such Interest Rate Protection Obligations has been incurred; provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness (including Indebtedness subject to commitments) to which such Interest Rate Protection Obligations relate,

    (10) Currency Hedging Agreements relating to (A) Indebtedness of the Issuer or any Restricted Subsidiary and/or (B) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Issuer or any Restricted Subsidiary outstanding other than as a result of the fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder,

    (11) Indebtedness of the Issuer or any Guarantor (other than as otherwise permitted pursuant to this covenant) not to exceed $100 million in the aggregate at any one time outstanding; provided, that the Issuer's Restricted Subsidiaries that are not Guarantors may incur up to $50 million in the aggregate at any one time outstanding of the $100 million of Indebtedness which may be incurred pursuant to this clause (11); and provided, further, that the principal amount of Indebtedness that may be incurred pursuant to this clause (11) and clause (7) by any individual Restricted Subsidiary that is not a Guarantor shall not exceed $25 million in the aggregate at any one time outstanding,

    (12) Refinancing Indebtedness incurred to extend, renew, replace or refund Indebtedness permitted under the second paragraph of this covenant or clause (2) of this paragraph (plus the lesser of (a) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (b) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Issuer reasonably incurred in connection with such refinancing), and

    (13) other Indebtedness of the Issuer or a Guarantor in an amount not greater than the aggregate amount of cash contributions made to the capital of the Issuer (other than in exchange for Disqualified Capital Stock); provided that the amount of such cash contributions ("Excluded Cash Contributions") are designated in an officer's certificate as Excluded Cash Contributions and shall not be included in the computation of the amount of Restricted Payments which the Issuer can make pursuant to "--Limitation on Restricted Payments."

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (1) through (8) above or is entitled to be incurred pursuant to the second paragraph of this covenant, the Issuer may, in its sole discretion, classify such item of Indebtedness on the date of incurrence in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the second paragraph hereof.

      Limitation on Restricted Payments. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if, immediately prior or after giving effect thereto (a) a Default or an Event of Default would exist,
(b) the Issuer would not be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annual Operating Cash Flow Ratio provision set forth in the second paragraph of "--Limitation on Incurrence of Additional Indebtedness," or (c) the aggregate amount of all Restricted Payments made by the Issuer and its Restricted Subsidiaries, including such proposed Restricted Payment (if not made in cash, then the fair market value of any property used therefor) from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed the sum of (i) the amount determined by subtracting (x) 1.75 times the aggregate Consolidated Interest Expense of

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

the Issuer for the period (taken as one accounting period) from the first day of the first quarter commencing after the Issue Date to the last day of the last full fiscal quarter prior to the date of the proposed Restricted Payment (the "Computation Period") from (y) Operating Cash Flow of the Issuer for the Computation Period, plus (ii) the aggregate Net Proceeds received by the Issuer from the sale (other than to a Subsidiary of the Issuer) of its Qualified Capital Stock after the Issue Date and on or prior to the date of such Restricted Payment (other than any such Net Proceeds received by the Issuer in connection with the financing of the Merger) and in any case other than Excluded Contributions, Excluded Cash Contributions and Investment Equity), plus (iii) 100% of the aggregate amount of non-recourse contributions to the capital of the Issuer since the Issue Date (in any case other than Excluded Contributions, Excluded Cash Contributions and Investment Equity), plus (iv) to the extent not otherwise included in clauses (i)-(ii), above, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayment of loans or advances, or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary of the Issuer from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments").

      Notwithstanding the foregoing, the provisions set forth in clauses (b) or
(c) of the immediately preceding paragraph will not prohibit (and the provision set forth in clause (a) of the immediately preceding paragraph will not prohibit the payment described in clause (i)) the following:

     (1) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions,

     (2) the redemption, defeasance, repurchase or other acquisition or retirement of any Indebtedness or Capital Stock of the Issuer or its Restricted Subsidiaries either in exchange for or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Qualified Capital Stock (in the case of any redemption, defeasance, repurchase or other acquisition or retirement of any Subordinated Indebtedness or Capital Stock of the Issuer or its Restricted Subsidiaries) or Subordinated Indebtedness (in the case of any redemption, defeasance, repurchase or other acquisition or retirement of any Indebtedness of the Issuer or its Restricted Subsidiaries) of the Issuer,

     (3) loans, advances, dividends or distributions by the Issuer to Centennial in order to fund the payment of the management or other similar fees to equity investors (or their Affiliates) in Centennial permitted by the covenant "--Limitation on Transactions with Related Persons,"

     (4) the purchase, redemption or other acquisition or retirement for value of Capital Stock of Centennial (or loans, advances, dividends, or distributions by the Issuer to Centennial to fund the foregoing) from employees, former employees, directors, former directors, consultants and former consultants of Centennial or any of its Subsidiaries pursuant to the terms of the agreements pursuant to which such Capital Stock was acquired in an amount not to exceed $2.5 million in the aggregate in any calendar year (with unused amounts in any calendar year being carreeding calendar years; provided, further, that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds from the sale of Capital Stock to members of management, directors or consultants that occurs after the Issue Date plus (b) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date,

     (5) repurchases of Capital Stock of the Issuer deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options,

     (6) loans, advances, dividends or distributions by the Issuer to Centennial to fund the acquisition, repurchase or other repayment in respect of Centennial's common shares, Class B Shares, Convertible Preferred Stock, par value $.01 per share, Second Series Convertible Preferred Stock, par value $.01 per share, or options or warrants to purchase any of the foregoing, in each case pursuant to the Merger Agreement,

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

     (7) loans, advances, dividends or distributions by the Issuer to Centennial not to exceed an amount necessary to permit Centennial to pay (a) its costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws or under the Indenture, (b) its other operational expenses (other than taxes) incurred in the ordinary course of business and not exceeding $1 million in any fiscal year (with unused amounts in any fiscal year being carried over to the next two succeeding fiscal years) and (c) its then currently due taxes attributable solely on account of the Issuer and its subsidiaries (as a consolidated, combined or unitary filing group) or on account of the income of Centennial related to its investment in the Issuer and its subsidiaries payable pursuant to a tax sharing agreement between Centennial and the Issuer and its subsidiaries and the reasonable expenses of preparing returns reflecting such taxes (not to exceed in any event the amount of tax that the Issuer and the Restricted Subsidiaries would otherwise pay if not part of such filing group), provided that Centennial agrees to be obligated to contribute to the Issuer any refund Centennial receives relating to any such taxes,

     (8) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Capital Stock) (a "refinancing") through the substantially concurrent issuance of new Subordinated Indebtedness of the Issuer, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Issuer incurred in connection with such refinancing; (2) has a final maturity date later than the final maturity date of, and has a Weighted Average Life equal to or greater than the Weighted Average Life of, the Indebtedness to be refinanced; and (3) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced,

     (9) loans, advances, dividends or distributions by the Issuer to Centennial in an amount no greater than the current quarterly interest payments then due on the Mezzanine Financing as in effect on the Issue Date; provided that in no event shall such amount exceed the aggregate amount of Cash from Minority Cellular Investment Interests received by the Issuer net of all taxes (on a consolidated basis required to be paid in respect thereof; and provided further that with respect to any loans, advances, dividends or distributions after the first anniversary of the Issue Date and after giving effect thereto, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annual Operating Cash Flow Ratio test contained in the second paragraph of "--Limitation on Incurrence of Additional Indebtedness,"

    (10) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Issuer or any Preferred Stock of its Restricted Subsidiaries issued or incurred in accordance with the covenant "--Limitation on Incurrence of Additional Indebtedness,"

    (11) the payment of dividends on the Issuer's common stock following the first initial public offering of Centennial's or the Issuer's common stock after the Issue Date, of up to 6% per annum of the net cash proceeds received by the Issuer in such public offering or contributed by Centennial to the Issuer from the net cash proceeds of an equity offering by Centennial,

    (12) loans, advances, dividends or distribution by the Issuer to Centennial to fund the repurchase, retirement or other acquisition for value of Capital Stock of Centennial in existence on the Issue

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

        Date after the Merger (which shall not exceed 7.1% of the outstanding Capital Stock of Centennial prior to the Merger) and which are not held by Welsh Carson, Blackstone or their respective Affiliates or any members of management of Centennial or the Issuer or any of their Subsidiaries (including any Capital Stock issued in respect of such Capital Stock as a result of a stock split, recapitalization, merger, combination, consolidation or otherwise) provided that (A) the amount per share paid under this clause (xii) shall not exceed $41.50 per share (as such amount shall be adjusted as determined in good faith by the Board of Directors of the Issuer for stock splits, stock dividends, recapitalizations, stock recombinations, mergers, reverse stock splits, consolidations or similar transactions) and (B) after giving effect thereto, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annual Operating Cash Flow Ratio test contained in the second paragraph of "--Limitation on Incurrence of Additional Indebtedness",

    (13) Investments made with Excluded Contributions, and

    (14) other Restricted Payments in an aggregate amount not to exceed $2 million.

      In determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the first paragraph of this description of the "--Limitation on Restricted Payments" covenant, 100% of the amounts expended under clauses (1), (2) to the extent the Net Proceeds from the concurrent sale of Qualified Capital Stock has been added to the aggregate Net Proceeds calculation pursuant to clause (ii) of the first paragraph of this covenant),
(4), (5), (10), (11) and (12) of the immediately preceding paragraph shall be deducted.

      Notwithstanding anything contained in this Section, prior to the Merger, the Issuer, Finance Corp. and their Subsidiaries shall not make any Restricted Payments (other than pursuant to clause (6) of the second preceding paragraph).

      Limitation on Restricting Subsidiary Dividends. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Issuer to pay dividends or make other distributions on the Capital Stock of any Restricted Subsidiary of the Issuer or pay or satisfy any obligation to the Issuer or any of its Restricted Subsidiaries or otherwise transfer assets or make or pay loans or advances to the Issuer or any of its Restricted Subsidiaries, except encumbrances and restrictions existing under

     (1) any applicable law or any governmental or administrative regulation or order,

     (2) Refinancing Indebtedness permitted under the Indenture, provided that the restrictions contained in the instruments governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the instruments governing the Indebtedness being refinanced immediately prior to such refinancing,

     (3) restrictions with respect solely to a Restricted Subsidiary of the Issuer imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that such restrictions apply solely to the Capital Stock or assets being sold of such Restricted Subsidiary,

     (4) restrictions contained in any agreement relating to a Person or real or tangible personal property acquired after the Issue Date which are not applicable to any Person or property, other than the Person or property so acquired and which were not put in place in connection with, or in contemplation of, such acquisition,

     (5) any agreement (other than those referred to in clause (4)) of a Person acquired by the Issuer or a Restricted Subsidiary of the Issuer, which restrictions existed at the time of acquisition,

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

     (6) contractual encumbrances or restrictions in effect on the Issue Date and customary encumbrances and restrictions contained in the security agreements related to the Credit Facility and encumbrances and restrictions which will be contained in the Credit Facility on the Merger Date as such encumbrances or restrictions may be amended, provided that such encumbrances or restrictions as amended are no more restrictive in the aggregate than those contained in the security agreements and the Credit Facility in effect on the Merger Date,

     (7) the Indenture and the Notes,

     (8) Purchase Money Indebtedness for property acquired in the ordinary course of business to the extent such encumbrance or restriction relates to the property underlying the Purchase Money Indebtedness,

     (9) Indebtedness of Restricted Subsidiaries otherwise permitted to be incurred pursuant to the covenants "--Limitation on Incurrence of Additional Indebtedness" and "--Limitation on Liens," which encumbrances or restrictions in the aggregate with all such previous encumbrances or restrictions do not restrict greater than 10% of the Issuer's Annual Operating Cash Flow on the date of incurrence of the Indebtedness,

    (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

    (11) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business to the extent such encumbrance and restriction relates to the activities and assets of such joint venture or similar entity and provided that the Annual Operating Cash Flow determined as of the date of execution of any such joint venture or similar agreement in all such joint ventures or similar entities which are subject to such encumbrances or restrictions do not exceed 10% of the Issuer's Annual Operating Cash Flow on the date of execution of such joint venture or similar agreement, or

    (12) customary provisions restricting subletting or assignment of any lease entered into the ordinary course of business.

      Limitation on Transactions with Related Persons. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving in one or a series of related transactions an aggregate consideration in excess of $5.0 million, unless (a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and the Issuer delivers an officer's certificate to the Trustee certifying that such Affiliate Transaction complies with this clause
(a) and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Issuer delivers to the Trustee a resolution adopted by the majority of the Disinterested Directors approving such Affiliate Transaction and set forth in an officer's certificate certifying that such Affiliate Transaction complies with clause (a) above.

      The foregoing provisions will not apply to the following:

     (1) transactions between or among the Issuer and/or any of its Restricted Subsidiaries,

     (2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant "--Limitation on Restricted Payments,"

     (3) the payment of annual management, consulting, monitoring and advisory fees and related expenses to Welsh Carson, Blackstone and their respective Affiliates in an amount in any

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

        calendar year not to exceed the greater of (a) $1 million or (b) 1% of Annual Operating Cash Flow,

     (4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary,

     (5) payments by the Issuer or any of its Restricted Subsidiaries to Welsh Carson, Blackstone and their respective Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Issuer in good faith,

     (6) transactions with respect to which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an investment banking firm of national standing stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view,

     (7) payments or loans to employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith,

     (8) any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby,

     (9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Recapitalizatioers agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause,

    (10) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect,

    (11) the payment of all fees, expenses, bonuses and awards related to the Recapitalization including fees to Welsh Carson and Blackstone, and

    (12) any payment pursuant to a tax sharing agreement between the Issuer and any other Person with which the Issuer is required or permitted to file a consolidated tax return or with which the Issuer is or could be part of a consolidated, combined or unitary group for tax purposes, which payments are not in excess of the tax liabilities attributable solely to the Issuer and its Restricted Subsidiaries (as a consolidated, combined or unitary group).

      Limitation on Issuances of Guarantees. (a) The Issuer will not cause or permit any Restricted Subsidiary (which is not a Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Issuer or any Restricted Subsidiary (other than under the Credit Facility, except for any Indebtedness under the Credit Facility constituting Pari Passu Indebtedness or Subordinated Indebtedness) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the notes on the same terms as the guarantee of such Indebtedness except that

    (A) such guarantee need not be secured unless required pursuant to "-- Limitation on Liens,"

    (B) if such Indebtedness is by its terms Senior Indebtedness, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be senior to such Restricted Subsidiary's Guarantee of the notes to the same extent as such Senior Indebtedness is senior to the notes, and

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

    (C) if such Indebtedness is by its terms expressly subordinated to the notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's Guarantee of the notes at least to the same extent as such Indebtedness is subordinated to the notes.

      (b) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the notes will provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon

    (1) any sale, exchange or transfer, to any Person not an Affiliate of the Issuer, of all of the Issuer's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it or other Indebtedness of the Issuer or any Restricted Subsidiaries, or

    (2) the release by the holders of the Indebtedness of the Issuer described in clause (a) above or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), which resulted in the notes being guaranteed by such Restricted Subsidiary, at such time as

     . no other Indebtedness of the Issuer has been guaranteed by such Restricted Subsidiary or

     . the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

      Limitation on Asset Sales and Sales of Subsidiary Stock. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, businesses or assets, including by merger or consolidation or sale and leaseback transaction, and including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of the Issuer, whether by the Issuer or a Restricted Subsidiary (an "Asset Sale"), unless

    (1)

     . within one year after the date of such Asset Sale, an amount equal to the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the notes in accordance with the terms of the Indenture and other Indebtedness of the Issuer ranking on a parity with the notes from time to time outstanding with similar provisions requiring the Issuer to make an offer to purchase or to redeem such Indebtedness with the proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the notes and such other Indebtedness then outstanding or to the repurchase of the notes and such other Indebtedness pursuant to an irrevocable, unconditional offer (the "Asset Sale Offer") to repurchase such Indebtedness at a purchase price (the "Asset Sale Offer Price") of 100% of the principal amount thereof in the case of the notes or 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) of such Indebtedness, plus, in each case, accrued interest to the date of payment, made within one year of such Asset Sale, or

     .  within one year of such Asset Sale, the Asset Sale Offer Amount is
        (i) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in tangible assets and property (other than notes, obligations or securities), which in the good faith reasonable judgment of the Issuer are of a type used in a Related Business, or Capital Stock

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

        of a Person (which, if such Person becomes a Subsidiary of the Issuer by virtue of such Asset Sale, shall initially be designated a Restricted Subsidiary) all or substantially all of whose assets and property (in the good faith reasonable judgment of the Issuer) are of a type used in a Related Business (provided that, with respect to such Capital Stock, all of the requirements of the last proviso of clause (5) of the following paragraph shall have been satisfied) or (ii) used to permanently retire Senior Indebtedness of the Issuer or any Guarantor or Indebtedness of any Restricted Subsidiary (which is not a Guarantor),

    (2) with respect to any transaction or related series of transactions of securities, property or assets with an aggregate fair market value in excess of $2,500,000, at least 75% of the value of consideration for the assets disposed of in such Asset Sale, excluding

     . Senior Indebtedness under a bank credit facility (and any Refinancing Indebtedness issued to refinance any such Indebtedness) or any Indebtedness of a Restricted Subsidiary in each case that is assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date and permitted to have been Incurred pursuant to the covenant "--Limitation on Incurrence of Additional Indebtedness" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount),

     . Purchase Money Indebtedness secured exclusively by the assets subject to such Asset Sale which is assumed by a transferee, and

     . marketable securities that are promptly converted into cash or Cash Equivalents) consists of cash or Cash Equivalents, provided that any cash or Cash Equivalents received within 12 months following any such Asset Sale upon conversion of any property or assets (other than in the form of cash or Cash Equivalents) received in consideration of such Asset Sale shall be applied promptly in the manner required of Net Cash Proceeds of any such Asset Sale as set forth above (provided further that the Issuer and its Restricted Subsidiaries shall not be required to receive any cash in connection with the transfer or contribution of assets to a joint venture), and

    (3) the Board of Directors of the Issuer determines in good faith that the Issuer or such Restricted Subsidiary, as applicable, would receive fair market value in consideration of such Asset Sale. The Indenture provides that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in

     . above exceeds $15,000,000 and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement and no longer, except as otherwise required by applicable law (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Issuer shall apply the Asset Sale Offer Amount, plus an amount equal to accrued interest to the purchase of all Indebtedness properly tendered (on a pro rata basis as described above if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest).

      Notwithstanding the foregoing provisions of the prior paragraph:

    (1) the Issuer and its Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of assets acquired and held for resale in the ordinary course of business,

    (2) the Issuer and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the "--Limitation on Mergers, Sales or Consolidations" covenant,

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

    (3) the Issuer and its Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Issuer or such Restricted Subsidiary, as applicable,

    (4) the Issuer and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets to the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture, and

    (5) the Issuer and its Restricted Subsidiaries may, in the ordinary course of business (or, if otherwise than in the ordinary course of business, in the case of exchanges in excess of $15 million upon receipt of a favorable written opinion by an independent financial advisor of national reputation as to the fairness from a financial point of view to the Issuer or such Restricted Subsidiary of the proposed transaction), exchange all or a portion of its property, businesses or assets for property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in the business of the Issuer on the date of the Indenture or a Related Business (provided that such Person shall initially be designated a Restricted Subsidiary if such Person becomes a Subsidiary of the Issuer by virtue of such Asset Sale), or a combination of any such property, businesses or assets, or Capital Stock of such a Person and cash or Cash Equivalents, provided that

     . a majority of the Disinterested Directors of the Board of Directors of the Issuer shall have approved a resolution of the Board of Directors that such exchange is fair to the Issuer or such Restricted Subsidiary, as the case may be,

     . any cash or Cash Equivalents received pursuant to any such exchange shall be applied in the manner applicable to Net Cash Proceeds from an Asset Sale as set forth pursuant to the provisions of the immediately preceding paragraph of this covenant, and

     . any Capital Stock of a Person received in an Asset Sale pursuant to this clause (5) shall be owned directly by the Issuer or a Restricted Subsidiary and, when combined with the Capital Stock of such Person already owned by the Issuer and its Restricted Subsidiaries, shall constitute a majority of the voting power and Capital Stock of such Person.

      Restricted Payments that are made in compliance with "--Limitation on Restricted Payments" shall not be deemed to be Asset Sales.

      Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

      Limitation on Liens. The Issuer will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of the Issuer or any Restricted Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless the Notes are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien except for Liens

    (A) securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under "--Limitation on Merger, Sale or Consolidation" or securing Acquired Indebtedness which was created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee

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

       or other liability with respect thereto by any Restricted Subsidiary) and which Indebtedness is permitted under the provisions of "-- Limitation on Incurrence of Additional Indebtedness," or

    (B) securing any Indebtedness incurred in connection with any refinancing, renewal, substitutions or replacements of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing by an amount greater than the lesser of

     . the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced, or

     . the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Issuer incurred in connection with such refinancing; provided, however, that in the case of clauses (A) and (B), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Issuer or its Restricted Subsidiaries.

      Notwithstanding the foregoing, any Lien securing the notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of the Pari Passu Indebtedness or Subordinated Indebtedness described above of their Lien on the property or assets of the Issuer or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as the holders of all such Pari Passu Indebtedness or Subordinated Indebtedness also release their Lien on the property or assets of the Issuer or such Restricted Subsidiary, or upon any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by such Lien, or of all of the Capital Stock held by the Issuer or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

      Limitation on Merger, Sale or Consolidation. The Issuer will not consolidate with or merge with or into another Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its properties and assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, and the Issuer will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions which would result in a sale, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of the Issuer on a consolidated basis, unless

    (1) either (a) the Issuer is the continuing entity or (b) the resulting, surviving or transferee entity is an entity organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Issuer in connection with the Notes, the Indenture and the Registration Rights Agreement, as the case may be, and the Notes, the Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented (and any Guarantee shall be confirmed as applied to the surviving entity's obligations),

    (2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis (and treating any Indebtedness not previously an obligation of the Issuer or any of its Restricted Subsidiaries which becomes the obligation of the Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction) to such transaction,

    (3) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), either the Issuer or resulting surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annual Operating Cash Flow Ratio provision set forth in the second paragraph of the "--Limitation on Incurrence of Additional Indebtedness" covenant or such Annual Operating Cash Flow Ratio would be lower than such ratio immediately prior to such transaction,

    (4) at the time of the transaction any co-obligor, unless it is the other party to the transaction described above, will have by supplemental indenture confirmed that it remains a co-obligor under the Indenture and the Notes,

    (5) at the time of the transaction each Guarantor, if any, unless it is the other party to the transaction described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes, and

    (6) at the time of the transaction the Issuer or the resulting surviving or transferee entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

      Notwithstanding the foregoing, any Restricted Subsidiary may merge with and into any other Restricted Subsidiary or the Issuer.

      Immediately upon consummation of the Merger, Finance Corp. shall merge with and into Centennial and Centennial shall assume all of Finance Corp.'s obligations under the Indenture and the Notes pursuant to an assumption agreement in the form attached to the Indenture.

      Centennial will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than (i) the Issuer or any Guarantor, (ii) CCW Acquisition Corp. in connection with the Merger or (iii) Finance Corp. upon consummation of the Merger) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Issuer or any Guarantor) unless at the time and after giving effect thereto

    (1) either (a) Centennial will be the continuing corporation or (b) the Person (if other than Centennial) formed by such consolidation or into which Centennial is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of Centennial on a Consolidated basis will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of Centennial under the notes and the Indenture and the Registration Rights Agreement and such Note, Indenture and Registration Rights Agreement will remain in full force and effect,

    (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing, and

    (3) at the time of the transaction Centennial or the surviving entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

      In the event that Centennial shall merge or consolidate with or into the Issuer, the provisions of the first paragraph of this Section are also required to be satisfied.

      Upon any consolidation or merger or any transfer (other than a lease) of all or substantially all of the assets of the Issuer or Centennial, as the case may be in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Issuer or Centennial, as the case may be, is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or Centennial, as the case may be, under the Indenture with the same effect as if such successor entity had been named therein as the Issuer or Centennial, as the case may be, and the Issuer or Centennial, as the case may be (except in connection with a transfer that results in the transfer of assets constituting or accounting for less than 95% of the consolidated assets (as of the last balance sheet available), revenues, or Annual Operating Cash Flow of the Issuer or Centennial, as the case may be (as of the last twelve month period for which financial statements are available), shall be released from the obligations under the notes and the Indenture.

      Limitation on Lines of Business. Neither the Issuer nor any of its Restricted Subsidiaries shall directly or indirectly engage in any line or lines of business activity other than that which, in the reasonable, good faith judgment of the Board of Directors of the Issuer, is a Related Business.

      Limitation on Activities Prior to the Merger. Prior to consummation of the Merger, the Co-Obligors may not, and must cause their Subsidiaries not to, incur any Indebtedness or engage in any activities other than in connection with the Merger and the Credit Facility.

      Transfer of Stock to the Issuer. Immediately following consummation of the Merger, Centennial shall cause the Capital Stock of all of its existing Subsidiaries and Minority Cellular Investment Interests to be contributed to the Issuer and Centennial shall immediately thereafter have no material assets other than its Investment in the Capital Stock of the Issuer.

      Limitation on Senior Subordinated Indebtedness. Each Issuer will not, and will not permit or cause any Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of such Co-Obligors or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the Notes or the Guarantee of such Guarantor or subordinated in right of payment to the notes or such Guarantee at least to the same extent as the notes or such Guarantee are subordinated in right of payment to Senior Indebtedness or Senior Indebtedness of such Guarantor, as the case may be, as set forth in the Indenture.

      Limitation on Unrestricted Subsidiaries. The Indenture provides that the Issuer may designate any Subsidiary (other than a Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation,

    (b) the Issuer would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to "--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the greater of (1) the net book value of the Issuer's interest in such Subsidiary calculated in accordance with GAAP or (2) the fair market value of the Issuer's interest in such Subsidiary as determined in good faith by the Issuer's board of directors,

    (c) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Issuer which is not simultaneously being designated an Unrestricted Subsidiary,

    (d) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the notes, and

    (e) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

      In the event of any such Designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

      The Indenture will also provide that the Issuer shall not and shall not cause or permit any Restricted Subsidiary to at any time

     . provide credit support for (provided that operational contracts in the ordinary course of business shall not be deemed credit support), or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument constituting such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries), or

     . be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

      For purposes of the foregoing, the Designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

      The Issuer may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation,

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture, and

    (c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Issuer could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness."

      All Designations and Revocations must be evidenced by a resolution of the board of directors of the Issuer delivered to the Trustee certifying compliance with the foregoing provisions.

      Provision of Financial Statements. Whether or not the Issuer is subject to Section 13(a) or 15(d) of the Exchange Act, so long as any notes are outstanding, the Issuer will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the

Issuer would have been required to file with the SEC pursuant to Section 13(a) or 15(d) if it were so subject, such documents to be filed with the SEC on or prior to the date (the "Required Filing Date") by which the Issuer would have been required so to file such documents if it were so subject. The Issuer will also in any event

     . within 15 days of each Required Filing Date (whether or not prior to the 120th calendar day following the Merger Date) (i) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Issuer would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if the Issuer were subject to either of such Sections, and

     . if filing such documents by the Issuer with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective purchaser of notes at the Issuer's cost.

     The Indenture also provides that, so long as any of the notes remain outstanding, the Issuer will make available to any prospective purchaser of notes or beneficial owner of notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Issuer has either exchanged the notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such notes pursuant to an effective registration statement under the Securities Act. The Issuer will be deemed to have satisfied the requirements set forth above if (a) Centennial prepares, files, mails and supplies reports and other documents prepared on a consolidated basis of the types required above, in each case within the applicable time periods, (b) the Issuer is not required to file such reports and other documents separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings made by Centennial, (c) Centennial does not own assets in excess of $10 million other than the Capital Stock of the Issuer, and (d) Centennial does not have outstanding Indebtedness in excess of $10 million (other than indebtedness under the Mezzanine Financing and Indebtedness as to which the Issuer is also liable).

     Amendments to Mezzanine Financing. The Indenture provides that the Mezzanine Financing shall be in substantially the form attached to the Indenture and Centennial shall not amend the terms of the Mezzanine Financing in a manner adverse to the Holders.

     Additional Covenants. The Indenture also contains covenants with respect to the following matters:

     . payment of principal, premium and interest,

     . maintenance of an office or agency in The City of New York,

     . arrangements regarding the handling of money held in trust,

     . maintenance of corporate existence,

     . payment of taxes and other claims,

     . maintenance of properties, and

     . maintenance of insurance.

Events of Default and Remedies

     The Indenture defines an Event of Default as

    (1) the failure by Finance Corp. or the Issuer to pay any installment of interest on the notes as and when the same becomes due and payable and, with respect to any installment of interest after the

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

       first three Interest Payment Dates, the continuance of such failure for 30 days (whether or not prohibited by the subordination provisions of the Indenture),

    (2) the failure by Finance Corp. or the Issuer to pay all or any part of the principal, or premium, if any, on the notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price (whether or not prohibited by the subordination provisions of the Indenture),

    (3) the failure by Finance Corp. or the Issuer to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the notes outstanding,

    (4) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of Centennial, the Issuer or any Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging Centennial, the Issuer, or any Significant Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Centennial, the Issuer, or any Significant Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Centennial, the Issuer or any Significant Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days,

    (5) (a) Centennial, the Issuer, or any Significant Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) Centennial, the Issuer or any Significant Restricted Subsidiary consents to the entry of a decree or order for relief in respect of Centennial, the Issuer or such Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) Centennial, the Issuer or any Significant Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) Centennial, the Issuer or any Significant Restricted Subsidiary (I) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Centennial, the Issuer or such Significant Restricted Subsidiary or of any substantial part of their respective properties, (II) makes an assignment for the benefit of creditors or
        (III) admits in writing its inability to pay its debts generally as they become due or (e) Centennial, the Issuer or any Significant Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (5),

    (6) any Guarantee of a Significant Restricted Subsidiary shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Issuer not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee, or Finance Corp. shall for any reason cease to be, or shall for any reason be asserted in writing not to be, a co-obligor pursuant to the notes, except to the extent contemplated by the Indenture and the notes,

    (7) one or more defaults in any Indebtedness for money borrowed by Finance Corp., the Issuer or any of their Restricted Subsidiaries (or the payment of which is guaranteed by Finance Corp., the Issuer or any of their Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default results from the failure to pay Indebtedness at its final maturity date or results in the acceleration of such Indebtedness prior to its express maturity

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

       and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness which was not paid at its final maturity date or the maturity of which has been so accelerated, aggregates $20,000,000 or more, and

    (8) final unsatisfied judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency aggregating in excess of $20,000,000 (exclusive of any portion of any such payment covered by insurance, if and to the extent the insurer has acknowledged in writing its liability therefor), at any one time rendered against Finance Corp., the Issuer or any of its Restricted Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that, if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

      If an Event of Default occurs and is continuing (other than an Event of Default specified in clauses (iv) and (v) above relating to Centennial, the Issuer or any Significant Restricted Subsidiary), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuer (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal of the Notes (or the Change in Control Purchase Price if the Event of Default includes failure to pay the Change in Control Purchase Price) (or the Special Redemption Price in connection with any Special Mandatory Redemption if the Event of Default relates to failure to make payment in connection with the Special Mandatory Redemption), determined as set forth below, including in each case accrued interest thereon to be due and payable immediately; provided that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than as specified in clauses (4) or (5) with respect to Centennial, the Issuer or any Significant Restricted Subsidiary), any such acceleration shall not be effective until the earlier to occur of (x) five business days following delivery of a written notice of such acceleration of the Notes to the agent under the Credit Facility and (y) the acceleration of any Indebtedness under the Credit Facility. If an Event of Default specified in clauses (4) and (5) above relating to Centennial, the Issuer or any Restricted Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived.

      The Holders of a majority in aggregate principal amount of the notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default in the payment of principal of or interest on any note not yet cured, or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

      No holder of any of the notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless

     . the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, and


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

     . the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes.

      Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

      The Co-Obligors are required to notify the Trustee within five business days of the occurrence of any Default. The Co-Obligors are required to deliver to the Trustee, not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred.

      The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of Centennial, the Issuer or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Legal Defeasance and Covenant Defeasance

      The Indenture provides that the Issuer may, at its option and at any time, elect to have the obligations of Centennial, the Issuer, any Guarantor and any other obligor upon the Notes discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that Centennial, the Issuer, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding notes, except as to

    (1) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust funds,

    (2) the Co-Obligors' obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

    (3) the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer's obligations in connection therewith, and

    (4) the Legal Defeasance provisions of the Indenture.

      In addition, the Issuer may, at its option and at any time, elect to have the obligations of Centennial, the Issuer and any Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including events described in clauses (1), (2), (4) (with respect to the Co-Obligors) and (5) (with respect to the Co-Obligors) described under "--Events of Default") will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance,

    (1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, non-callable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such notes on the stated date

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

       for payment thereof or on any redemption date of such principal or installment of principal of, premium, if any, or interest on such notes, and the holders of notes must have a valid, perfected, exclusive security interest in such trust,

    (2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

     . the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

     . since the date of the Indenture, there has been a change in the applicable Federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance, and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

    (3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

    (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91 date of deposit (other than a Default which results from the borrowing of amounts to finance the defeasance and which borrowing does not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which Centennial, the Issuer or any Restricted Subsidiary is a party or to which it is bound) (it being understood that such condition will not be satisfied until the expiration of such 91-day period),

    (5) the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee to the effect that (assuming that no holder of any notes would be considered an insider of the Issuer under any applicable bankruptcy or insolvency law) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally,

    (6) such defeasance or covenant defeasance shall not cause the Trustee for the notes to have a conflicting interest for purposes of the Trust Indenture Act with respect to any securities of the Issuer or any Guarantor,

    (7) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which Centennial, the Issuer or any of their Subsidiaries is a party or by which Centennial, the Issuer or any of their Subsidiaries is bound,

    (8) the Issuer shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of such notes over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others, and

    (9) the Issuer shall have delivered to the Trustee an officers' certificate and opinion of counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with. References in this section to "Centennial" refer to Finance Corp. before the Merger and to Centennial Cellular Corp. after the Merger.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the Indenture) as to all outstanding notes under the Indenture when

    (a) either

     . all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid or notes whose payment has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation, or

     . all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer; and Centennial, the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at Maturity, Stated Maturity or redemption date,

    (b) Centennial, the Issuer or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by Centennial, the Issuer and any Guarantor, and

    (c) the Issuer and Centennial have delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that
        (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Centennial, the Issuer, any Guarantor or any Subsidiary is a party or by which Centennial, the Issuer, any Guarantor or any Subsidiary is bound. References in this section to "Centennial" refer to Finance Corp. before the Merger and to Centennial Cellular Corp. after the Merger.

Amendments and Supplements

      The Indenture contains provisions permitting the Issuer, Centennial and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, Centennial, the Issuer, each Guarantor, if any, and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of each Holder affected thereby:

    (1) change the Stated Maturity of, or the Change of Control Purchase Date or the Asset Sale Offer Period on, or change to an earlier date any redemption date of, any note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the redemption provisions or the provisions of the "--Repurchase of Notes at the Option of the Holder Upon a Change of Control"
       covenant, including, in each case, amending, changing or modifying any definitions related thereto, but only to the extent such definitions relate thereto, in a manner adverse to the Holders,

    (2) reduce the percentage in principal amount of the outstanding notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture,

    (3) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding note affected thereby,

    (4) except as otherwise permitted under "--Certain Covenants--Limitation on Merger, Sale or Consolidation," consent to the assignment or transfer by Centennial, the Issuer or any Guarantor of any of its rights and obligations under the Indenture, or

    (5) amend or modify any of the provisions of the Indenture relating to the subordination of the notes or any Guarantee in any manner adverse to the holders of the notes or any Guarantee.

      Notwithstanding the foregoing, without the consent of any holders of the notes, Centennial, the Issuer, any Guarantor, any other obligor under the notes and the Trustee may modify or amend the Indenture:

    (a) to evidence the succession of another Person to Centennial, the Issuer or a Guarantor, and the assumption by any such successor of the covenants of Centennial, the Issuer or such Guarantor in the Indenture and in the notes and in any Guarantee in accordance with "--Certain Covenants--Limitation on Merger, Sale or Consolidation" (including to execute a supplemental indenture upon consummation of the Merger in which Centennial Cellular Corp. assumes the obligations under the Indenture of Finance Corp.),

    (b) to add to the covenants of Centennial, the Issuer, any Guarantor or any other obligor upon the notes for the benefit of the holders of the notes or to surrender any right or power conferred upon Centennial, the Issuer or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the notes or in any Guarantee,

    (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the notes,

    (d) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act,

    (e) to add a Guarantor under the Indenture,

    (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture, or

    (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the notes as additional security for the payment and performance of Centennial's, the Issuer's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

      The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. References in this section to "Centennial" refer to Finance Corp. before the Merger and to Centennial Cellular Corp. after the Merger, unless otherwise indicated.

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

No Personal Liability of Partners, Stockholders, Officers, Directors

      The Indenture provides that no direct or indirect stockholder (or partner, limited liability company member or employee of a stockholder), employee, officer or director, as such, past, present or future of the Co-Obligors or any successor entity or any Affiliate thereof shall have any personal liability in respect of the obligations of the Co-Obligors under the Indenture or the notes by reason of his or its status as such stockholder, employee, officer or director.

Governing Law

      The Indenture, the notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Concerning the Trustee

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Centennial or the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee with such conflict or resign as Trustee.

      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

      Set forth below is a summary of certain defined terms contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

      "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any officer, director, or controlling stockholder of such other Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

      "Annual Operating Cash Flow" on any date means, with respect to any Person, the Operating Cash Flow for the Reference Period.

      "Annual Operating Cash Flow Ratio" on any date (the "Transaction Date") means, with respect to any Person and its Restricted Subsidiaries, the ratio of
(i) consolidated Indebtedness of such Person and its Restricted Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of such Indebtedness) (and without duplication of any Indebtedness that may be the obligation of such Person and/or one or more of its Subsidiaries) divided by
(ii) the aggregate amount of Annual Operating Cash Flow of such Person (determined on a pro forma basis after giving effect to all Investments in and acquisitions or dispositions of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, made by such Person and its Subsidiaries from the beginning of the Reference Period through the Transaction Date as if such Investment, acquisition or disposition had occurred at the beginning of such Reference Period); provided that, for purposes of such computation, in calculating Annual Operating Cash Flow and consolidated Indebtedness, (a) the transaction giving rise to the need to calculate the Annual Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period; (b) the incurrence of any Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to retire Indebtedness or to acquire businesses) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period; (c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period; and (d) all members of the consolidated group of such Person on the Transaction Date terence Period shall be deemed to be members of the consolidated group of such Person for the entire Reference Period. When the foregoing definition is used in connection with the Issuer and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Issuer and its Restricted Subsidiaries. Any such pro forma calculation may include adjustments for the pro forma effect of (a) any cost savings accounted for on an annualized basis as a result of an acquisition by the Issuer or a Restricted Subsidiary which, in the good faith judgment of the Issuer (as determined by a resolution of the board of directors of the Issuer), will be eliminated or realized within one year after the date of such transaction (provided that any such cost savings are calculated in accordance with Regulation S-X under the Securities Act (or any successor regulation)) or (b) any direct quantifiable savings from the conversion of roaming expense which the Issuer will obtain within one year of the transaction in the good faith judgment of the Board of Directors of the Issuer from the acquisition of a third party which prior to such acquisition had a contract with the Issuer or any Restricted Subsidiary for roaming services.

      "Applicable Premium" means, with respect to a note at any redemption date, the excess of (A) the present value at such time of (1) the redemption price of such note at December 15, 2003 (such redemption price being described under "--Optional Redemption by the Co-Obligors"), plus (2) all required interest payments (excluding accrued but unpaid interest) due on such note through December 15, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

      "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

      "Blackstone" means Blackstone Capital Partners III Merchant Banking Fund L.P. and affiliates of the foregoing that are directly or indirectly controlling or controlled by Blackstone or under direct or indirect common control with Blackstone.

      "Board of Directors" means (i) with respect to a limited liability company, the board of managers of such limited liability company or other body fulfilling the function of a board of directors of a corporation, and

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

(ii) with respect to a corporation, the board of directors or any duly authorized committee of such board of directors.

      "Capitalized Lease Obligations" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

      "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into capital stock), warrants and options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such Person if such Person is a corporation, each general and limited partnership interest of such Person if such Person is a partnership and all membership or other interests if such Person is a limited-liability company, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

      "Cash from Minority Cellular Investment Interests" means any dividends, distributions, interest payments or other periodic payments of cash (collectively a "cash distribution") received directly or indirectly by the Issuer from its Minority Cellular Investment Interests; provided, however, that "Cash from Minority Cellular Investment Interests" shall not include any proceeds received directly by the Issuer from the liquidation, sale, merger, consolidation, transfer or other disposition (collectively, a "sale") of any Minority Cellular Investment Interest, except that Cash from Minority Cellular Investment Interests shall include in every fiscal year ending after the sale of any Minority Cellular Investment Interest an amount equal to the cash distributions received directly or indirectly by the Issuer from such Minority Cellular Investment Interest during the twelve months prior to such sale if either (a) the proceeds of such sale are used to permanently reduce the amount of Indebtedness which may be borrowed under the Credit Facility in accordance with clause (i) of the third paragraph of "--Limitation on Incurrence of Additional Indebtedness" or (b) at the time of any Restricted Payment being made pursuant to clause (ix) of the second paragraph of "--Limitation on Restricted Payments," the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annual Operating Cash Flow Ratio provision set forth in the second paragraph of "--Limitation on Incurrence of Additional Indebtedness" assuming that the Issuer was the obligor of additional Indebtedness in a principal amount equal to the net after-tax proceeds received from such sale.

      "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) in each case maturing within one year after the date of acquisition, (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

      "Centennial" means Centennial Cellular Corp., a corporation organized under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Centennial" shall mean such successor Person.

      "Centennial de Puerto Rico" means a direct or indirect Restricted Subsidiary of the Issuer which controls the Issuer's Puerto Rico operations.

      "Change of Control" means the occurrence of any of the following events:
(i) Centennial or the Issuer consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or

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

otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with Centennial or the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of Centennial or the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of Centennial or the Issuer is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Disqualified Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by Centennial or the Issuer as a Restricted Payment as described under "-- Certain Covenants--Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "--Certain Covenants--Limitation on Restricted Payments") and
(B) immediately after such transaction, no "person" or "group," other than Permitted Holders, is the beneficial owner (as such term is used in Rule 13d-3 and 13d-5 promulgated pursuant to the Exchange Act), directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than Permitted Holders, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 and 13d-5 promulgated pursuant to the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Voting Stock of Centennial or the Issuer then outstanding normally entitled to vote in elections of directors or (iii) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Centennial or the Issuer (together with any new directors whose election to such board or whose nomination for election by the shareholders of Centennial or the Issuer was designated by the Permitted Holders or approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Centennial or the Issuer then in office. Each of (i) through (iii) of this definition shall also be deemed to apply to any Restricted Subsidiary of Centennial which directly or indirectly controls the Issuer. The consummation of the transactions contemplated by the Merger, and the merger of Finance Corp. with and into Centennial, shall not be deemed a Change of Control.

      "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the Issuer is a Foreign Company (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market and the Issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm is selected from time to time by the Issuer for that purpose and is reasonably acceptable to the Trustee.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker, having a maturity comparable to the first redemption date of the Notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the first redemption date of such notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Issuer.


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      "Comparable Treasury Price" means, with respect to any Redemption Date,
(A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York time, on the third business day preceding such Redemption Date.

      "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to the Capitalized Lease Obligations) of such Person and its consolidated Restricted Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations,
(iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Rate Protection Obligations and Currency Hedging Agreements and excluding the amortization of deferred financing fees, in each case to the extent attributable to such period and (b) the amount of cash dividends accrued or payable by such Person or any of its consolidated Restricted Subsidiaries in respect of preferred stock (other than by Restricted Subsidiaries of such Person to such Person or such Person's Restricted Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed to the extent not otherwise included and whether or not paid by such Person or Subsidiary. When the foregoing definition is used in connection with the Issuer and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Issuer and its Restricted Subsidiaries.

      "Consolidated Net Income" of any Person, for any period, means the net income (or loss) of such Person and its consolidated Restricted Subsidiaries for such period, determined (on a consolidated basis) in accordance with GAAP, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication) (i) all extraordinary gains or losses and all gains and losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period, (ii) the net income, if positive, of any Person, that is not a Subsidiary, in which such Person or any of its Subsidiaries has an interest (other than a Minority Cellular Investment Interest), except to the extent of the amount of dividends or distributions actually paid to such Person or a Subsidiary of such Person, (iii) except as provided in the definition of "Annual Operating Cash Flow Ratio," the net income (or loss) of any Subsidiary acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (iv) for purposes of the "--Limitation on Restricted Payments" covenant, the net income, if positive, of any Restricted Subsidiary of such Person that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement or instrument applicable to such Subsidiary except to the extent of the amount of dividends or distributions actually paid to such Person or a Subsidiary of such Person, (v) any gain or loss, net of taxes, realized upon the termination of any employee benefit plan, (vi) any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the date of the Indenture, (vii) any net gain or loss arising from the acquisition of any securities such Person, (viii) the cumulative effect of a change in accounting principles (ix) the amount of any nonrecurring charges or income of the Issuer or any Restricted Subsidiary (including any one-time costs incurred in connection with acquisitions after the Issue Date) certified as non-recurring in an officer's certificate and deducted or included in such period in computing Consolidated Net Income and (x) any net income, if positive, resulting from the Issuer's Minority Cellular Investment Interests. When the foregoing

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

definition is used in connection with the Issuer and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Issuer and its Restricted Subsidiaries.

      "Credit Facility" means that certain Credit Facility to be entered into among the Issuer, Centennial de Puerto Rico, the guarantors, Merrill Lynch Capital Corporation and the other financial institutions party thereto, as such agreement, may be, in one or more agreements with one or more lending groups, amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified, in whole or in part, from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing, including those that increase the amount available thereunder in accordance with the terms of the Indenture).

      "Currency Hedging Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

      "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

      "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

      "Disqualified Capital Stock" means, with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the notes; provided that (a) Capital Stock will not be deemed to be Disqualified Capital Stock if it may only be so redeemed or repurchased solely in consideration of Qualified Capital Stock of the Issuer and (b) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "-- Limitation on Asset Sales and Sales of Subsidiary Stock" and "--Repurchase of Notes at the Option of the Holder upon a Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to the Issuer's repurchase of such notes as are required to be repurchased pursuant to "-- Limitation on Asset Sales and Sales of Subsidiary Stock" and "--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

      "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" or higher (or the equivalent rating or higher), according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

      "Equity Contribution" means the equity contribution by Welsh, Carson, Anderson & Stowe VIII, L.P., Blackstone Capital Partners, L.P., WCAS Capital Partners III, L.P and certain other investors to Centennial in connection with the financing of the Merger.

      "Excluded Cash Contributions" has the meaning given to such item in the covenant "--Limitation on Incurrence of Additional Indebtedness."

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

      "Excluded Contributions" means the net cash proceeds received by the Issuer after the Issue Date from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or to any Issuer or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Capital Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an officer's certificate executed by an officer of the Issuer, the cash proceeds of which are excluded from the calculation set forth in the first paragraph of the "--Limitation on Restricted Payments" covenant and which may not also be designated Excluded Cash Contributions.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board ("FASB") or, if FASB ceases to exist, any successor thereto; provided, however, that for purposes of determining compliance with covenants in the Indenture other than those relating to financial statement delivery, "GAAP" means such generally accepted accounting principles as in effect as of the Issue Date.

      "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein.

      "Guarantee" means the guarantee by a Guarantor of Finance Corp.'s and the Issuer's Indenture Obligations.

      "Guarantor" means any Restricted Subsidiary of the Issuer which becomes a guarantor of the Issuer's Indenture Obligations.

      "Holder" means a Person in whose name a note is registered. The Holder of a note will be treated as the owner of such note for all purposes.

      "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date or to financial institutions, which obligations are not being contested in good faith and for which appropriate reserves have been established) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all obligations of such Person under Interest Rate Protection Obligations or Currency Hedging Agreements; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person and all obligations to purchase, redeem or acquire any Capital Stock; (d) all Disqualified Capital Stock of such Person and all Preferred Stock of such Person's Restricted Subsidiaries valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d) or this clause (e), whether or not between or among the same parties; provided that the outstanding principal amount at any date of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such date. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with

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

the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock.

     "Initial Escrow and Pledge Account" means an account established with the Trustee pursuant to the terms of the Pledge and Escrow Agreement for the deposit of the net proceeds realized from the sale of the Notes, together with the Additional Escrow Amount; and after the Merger such account will hold the Pledged Securities purchased by the Issuer with a portion of the net proceeds from the Offering.

     "Interest Rate Protection Obligations" means, with respect to any Person, the Obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

     "Investment" by any Person in any other Person means (without duplication) (a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension; (c) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of the Issuer of any Person to be an Unrestricted Subsidiary. For purposes of the "-- Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be equal to the fair market value of such Investment plus the fair market value of all additional Investments by the Issuer or any of its Restricted Subsidiaries at the time any such Investment is made; provided that, for purposes of this sentence, the fair market value of net assets shall be as determined in the reasonable judgment of the board of directors of the Issuer.

     "Investment Equity" has the meaning given to such term in the definition of "Permitted Investment."

     "Issue Date" means the time and date of the first issuance of the Notes under the Indenture.

     "Issuer" means Centennial Cellular Operating Co. LLC, a limited liability company organized under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Issuer" shall mean such successor Person.

     "Lien" means any mortgage or deed of trust, lien, pledge, charge, privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law with respect to property of

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

any kind (including any conditional sale, capital lease or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

      "Marketable U.S. Securities" means: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Issuer) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Ratings Group or "A-1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and (vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

      "Maturity Date" means, when used with respect to any note, the date specified on such note as the fixed date on which the final installment of principal of such note is due and payable (in the absence of any acceleration thereof pursuant to the provisions of the Indenture regarding acceleration of Indebtedness or any Change of Control Offer or Asset Sale Offer).

      "Merger" means the merger of Centennial and CCW Acquisition Corp. pursuant to the Merger Agreement.

      "Merger Date" means the date the Merger is consummated.

      "Merger Agreement" means the Merger Agreement, dated as of July 2, 1998, between Centennial and CCW Acquisition Corp., as amended.

      "Mezzanine Financing" means the $180 million in aggregate principal amount of Senior Subordinated Notes due 2009 issued by Centennial to WCAS Capital Partners III, L.P., dated the date of the closing of the Merger and in substantially the form attached to the Indenture.

      "Minority Cellular Investment Interests" means limited partnership or other equity interests held directly or indirectly by the Issuer in cellular telephony providers which are not Subsidiaries of or otherwise controlled (directly or indirectly) by the Issuer in existence on the Merger Date.

      "Net Cash Proceeds" means the aggregate amount of cash and Cash Equivalents received by the Issuer and its Restricted Subsidiaries in respect of an Asset Sale (including upon the conversion to cash and Cash Equivalents of (A) any note or installment receivable at any time, or (B) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash and Cash Equivalents are received within one year after such Asset Sale), less the sum of (i) all out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Board of Directors of the Issuer) of income, franchise, sales and other applicable taxes required to be paid by the Issuer or any Restricted Subsidiary of the Issuer in connection with such Asset Sale and (ii) the aggregate amount of cash so received which is used to retire any existing Senior Indebtedness of the Issuer or Indebtedness of its Restricted Subsidiaries, as the case may be, which is required to be repaid in connection with such Asset Sale or is secured by a Lien on the property or assets of the Issuer or any of its Restricted Subsidiaries, as the case may be.

      "Net Proceeds" means the aggregate net proceeds (including the fair market value of non-cash proceeds constituting equipment or other assets of a type generally used in a Related Business an amount

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

reasonably determined by the Board of Directors of the Issuer for amounts under $10,000,000 and by a financial advisor or appraiser of national reputation for equal or greater amounts) received by a Person from the sale of Qualified Capital Stock (other than to a Subsidiary of such Person) after payment of out-of-pocket expenses, commissions and discounts incurred and net of taxes paid or payable in connection therewith.

      "Obligation" means any principal, premium, interest (including interest accruing subsequent to a bankruptcy or other similar proceeding whether or not such interest is an allowed claim enforceable against the Issuer in a bankruptcy case under federal bankruptcy law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable pursuant to the terms of the documentation governing any Indebtedness.

      "Operating Cash Flow" of any Person means (a), with respect to any period, the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provisions for income taxes for such period for such Person and its consolidated Restricted Subsidiaries, (ii) depreciation, amortization and other non-cash charges of such Person and its consolidated Restricted Subsidiaries and (iii) Consolidated Interest Expense of such Person for such period, determined, in each case, on a consolidated basis for such Person and its consolidated Restricted Subsidiaries in accordance with GAAP, plus (c) any fees, expenses or charges related to any equity offering, Permitted Investment, acquisition or recapitalization or Indebtedness permitted to be incurred by the Indenture (in each case, whether or not successful) and fees, expenses or charges related to the Recapitalization and the financings thereof (including fees to Welsh Carson and Blackstone), less (d) the amount of all cash payments made during such period by such Person and its Restricted Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period.

      "Pari Passu Indebtedness" means (a) with respect to the Issuer, any Indebtedness of the Issuer that is pari passu in right of payment to the Notes
(b) with respect to Finance Corp., any Indebtedness of Finance Corp. that is pari passu in right of payment to the notes and (c) with respect to any Guarantee, Indebtedness which ranks pari passu in right of payment to such Guarantee.

      "Permitted Holders" means Welsh Carson and Blackstone.

      "Permitted Investment" means (i) Investments in Cash Equivalents; (ii) Investments in the Issuer or a Restricted Subsidiary; (iii) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an "Acquired Person") if, as a result of such Investments,
(A) the Acquired Person immediately thereupon becomes a Restricted Subsidiary or (B) the Acquired Person immediately thereupon either (1) is merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries and the surviving Person is the Issuer or a Restricted Subsidiary or (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or any of its Restricted Subsidiaries; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any securities received in connection with an Asset Sale and any Investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Related Business, that complies with the "-- Limitation on Asset Sales and Sales of Subsidiary Stock" covenant; (vi) any guarantee issued by a Restricted Subsidiary incurred in compliance with the Indenture; (vii) advances and prepayments for asset purchases in the ordinary course of business in a Related Business of the Issuer or a Restricted Subsidiary; (viii) customary loans or advances made in the ordinary course of business to officers, directors or employees of the Issuer or any of its Restricted Subsidiaries for travel, entertainment, and moving and other relocation expenses, (ix) advances to employees not in excess of $1 million outstanding at any one time, in the aggregate; (x) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (xi) Interest Rate Protection

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

Obligations or Currency Hedging Agreements permitted under clauses (ix) or (x) of the "Limitation on Incurrence of Additional Indebtedness" covenant; (xii) Investments the payment for which consists of Qualified Capital Stock of the Issuer ("Investment Equity"); provided, however, that the issuance of such Qualified Capital Stock equity interests will not increase the amount available for Restricted Payments under the "Limitation on Restricted Payments" covenant;
(xiii) Investments in Permitted Joint Ventures which in the aggregate at any one time outstanding do not exceed $10 million; and (xiv) any Investment in a Related Business (including in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xiv) that are at that time outstanding, which does not exceed the greater of (x) $20 million or (y) 4% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

      "Permitted Joint Venture" means, as applied to any Person, any other Person engaged in a Related Business (a) over which such Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control of such other Person or (b) of which more than forty percent (40%) of the outstanding Voting Stock (other than directors' qualifying shares) of such other Person in the case of a corporation, or more than forty percent (40%) of the outstanding ownership interests of such other Person, in the case of an entity other than a corporation, is at the time owned directly or indirectly by such Person.

      "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

      "Pledge and Escrow Agreement" means the Pledge and Escrow Agreement, dated as of the date of the Indenture, among the Issuer, Finance Corp., the Trustee and the collateral agents named therein.

      "Pledged Securities" means the securities purchased by the Issuer with a portion of the net proceeds from the Offering to be deposited in the Escrow and Pledge Account.

      "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

      "Public Equity Offering" means an underwritten offer and sale of common stock (which is Qualified Capital Stock) of the Issuer or Centennial with aggregate proceeds of at least $50 million pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 (or any successor form covering substantially the same transactions), S-4 (or any successor form covering substantially the same transactions), or otherwise relating to equity securities issuable under any employee benefit plan of such corporate entity).

      "Purchase Money Indebtedness" means any Indebtedness of the Issuer or its Restricted Subsidiaries which is secured by a Lien on assets related to the business of the Issuer or its Restricted Subsidiaries and any additions and accessions thereto, which are purchased by the Issuer or its Restricted Subsidiaries at any time after the Notes are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased without further recourse to either the Issuer or any of its Restricted Subsidiaries or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the

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aggregate outstanding principal amount of Indebtedness secured thereby
(determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Issuer or its Restricted Subsidiaries of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

     "Qualified Capital Stock" means any Capital Stock of a Person that is not Disqualified Capital Stock.

     "Recapitalization" means the Merger and the transactions to be consummated pursuant to the Recapitalization Documents.

     "Recapitalization Documents" means the Merger Agreement, the Credit Facility, the Indenture, the documentation governing the Mezzanine Financing, and the ancillary documents related thereto.

     "Reference Period" with regard to any Person means the last four full fiscal quarters of such Person for which financial information (which the Issuer shall use its best efforts to compile in a timely manner) in respect thereof is available ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the notes or the Indenture.

     "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and three other primary U.S. Government securities dealers in The City of New York to be selected by the Issuer, and their respective successors.

     "Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or such Restricted Subsidiary (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premium and reasonable expenses incurred in connection therewith); (ii) such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life equal to or greater than the Weighted Average Life of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Related Business" means any business related to, or complementary to, the ownership, development, operation or acquisition of communications systems as determined by the Board of Directors of the Issuer.

     "Related Person" means, with respect to any Person, (i) any Affiliate of such Person or any spouse, immediate family member, or other relative who has the same principal residence of any Affiliate of such Person and (ii) any trust in which any Person described in clause (i) above, has a beneficial interest.

     "Restricted Payment" means, with respect to any Person, (i) any dividend or other distribution on shares of Capital Stock of such Person or any Restricted Subsidiary of such Person, (ii) any payment on account of the purchase, redemption or other acquisition or retirement for value in whole or in part, of any shares of Capital Stock of such Person, any entity which controls such Person or any Restricted Subsidiary of such Person, which Capital Stock is held by Persons other than such Person or any of its Restricted Subsidiaries, or options, warrants or other rights to acquire such Capital Stock, (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of any Indebtedness of such Person (other than the scheduled repayment thereof at maturity and any mandatory redemption or mandatory repurchase thereof pursuant to the terms thereof) by such Person or a Subsidiary of such Person that is subordinate in right of payment to the Notes (other than in exchange for Refinancing Indebtedness permitted to be Incurred under the Indenture and except for any such defeasance, redemption, repurchase, other acquisition or payment in respect of Indebtedness held by any Restricted Subsidiary) and (iv) any Investment (other than a Permitted Investment); provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on shares of Capital Stock of the Issuer or any Restricted Subsidiary solely in shares of Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock), (ii) any dividend, distribution or other payment to the Issuer, or any dividend to any of its Restricted Subsidiaries, by any of its Subsidiaries,
(iii) any dividend, distribution or other payment by any Restricted Subsidiary on shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock and (iv) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of any Restricted Subsidiary held by Persons other than the Issuer or any of its Restricted Subsidiaries.

      "Restricted Subsidiary" means any Subsidiary of the Issuer that has not been designated by the board of directors of the Issuer by board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "Certain Covenants--Limitation on Unrestricted Subsidiaries."

      "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

      "Significant Restricted Subsidiary" means one or more Restricted Subsidiaries having an aggregate net book value of assets in excess of 5% of the net book value of the assets of the Issuer and its Restricted Subsidiaries on a consolidated basis.

      "Stated Maturity" means the date fixed for the payment of any principal or premium pursuant to the Indenture and the notes, including the Maturity Date, upon redemption, acceleration, Asset Sale Offer, Change of Control Offer or otherwise.

      "Strategic Equity Investor" means any Person which is (or a controlled Affiliate of any Person which is) engaged in the ownership, development, operation or acquisition of communications systems and which, as of the last available annual or quarterly financial statements, has Total Common Equity of at least $1.0 billion.

      "Strategic Equity Offering" means an offer or sale of Common Stock or Preferred Stock (other than Disqualified Capital Stock) of the Issuer, with aggregate proceeds of at least $50.0 million to a Strategic Equity Investor other than in connection with or after the occurrence of a Change of Control. The consummation of the transactions contemplated by the Merger shall not be deemed a Strategic Equity Offering.

      "Subordinated Indebtedness" means Indebtedness of the Issuer or a Guarantor subordinated in right of payment to the notes or a Guarantee, as the case may be.

      "Subsequent Collateral Investments Account" means an account established in the United States with the Trustee pursuant to the terms of the Pledge and Escrow Agreement for the deposit of the Pledged Securities purchased by the Issuer with a portion of the net proceeds from the offering.

      "Subsidiary" with respect to any Person, means (i) a corporation at least 50% of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner of such partnership, or (iii) any Person in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

      "Total Assets" means the total assets of the Issuer and its Restricted Subsidiaries shown on the Consolidated balance sheet of the Issuer and its Restricted Subsidiaries prepared in accordance with GAAP as of the last day of the immediately preceding fiscal quarter for which financial statements are available.

      "Total Common Equity" of any Person means, as of any date of determination, the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of Centennial or the Issuer in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

      "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      "Unrestricted Subsidiary" means any Subsidiary of the Issuer (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Unrestricted Subsidiaries."

      "Voting Stock" means, with respect to a Person, Capital Stock of such Person having generally the right to vote in the election of a majority of the directors of such Person or having generally the right to vote with respect to the organizational matters of such Person.

      "Weighted Average Life" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

      "Welsh Carson" means Welsh, Carson, Anderson & Stowe VIII, L.P. and affiliates of the foregoing that are directly or indirectly controlling or controlled by Welsh, Carson, Anderson & Stowe VIII, L.P. or under direct or indirect common control with Welsh, Carson, Anderson & Stowe VIII, L.P.

Book-Entry Delivery And Form

      The Global Note. The certificates representing the old notes were issued, and the certificates representing the new notes will be issued, in fully registered form, without coupons. The Old Notes are represented by one or more permanent global certificates in definitive, fully registered form without interest coupons in an aggregate amount of $370 million (the "Initial Global Note"). Except as described in the next paragraph, the new notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes") and will be deposited with, or on behalf of, the DTC (the

"Depositary"), and registered in the name of Cede & Co., as the DTC's nominee or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between the DTC and the Trustee. If any holder of old notes whose interest in such old notes is represented by the Initial Global Note fails to tender in the exchange offer, we may issue and deliver to such holder a separate certificate representing such holder's old notes in registered form without interest coupons.

      Certain Book-Entry Procedures for Global Notes. The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Issuer takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

      DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

      Pursuant to procedures established by DTC, (i) upon the issuance of the Initial Global Certificate, DTC credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are held and (ii) ownership of beneficial interest in the Global Notes are shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominees (with respect to interest of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

      As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the notes. Except in the limited circumstances described below, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the notes.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Issuer, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Issuer expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of a Global Note representing any notes held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such notes as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. None of the Issuer or the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

      Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

      DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its participants.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfer of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to or payments made on account of, beneficial ownership interests in Global Notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The summary below describes the material United States federal income tax consequences of the exchange of old notes for new notes as of the date hereof. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. You should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of Notes

      The exchange of old notes for new notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes, because the new notes should not be considered to differ materially in kind or extent from the old notes. Rather, the new notes received by you should be treated as a continuation of your old notes. As a result, there should be no federal income tax consequences to you if you exchange notes for new notes pursuant to the exchange offer.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. In addition, for a period of 90 days after the expiration date, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act by acknowledging that it will deliver and by delivering a prospectus. We have no arrangement or understanding with any broker or dealer to distribute the New Notes received in the exchange offer.

      For a period of 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

                                 LEGAL MATTERS

      The validity of the New Notes will be passed upon for us by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York.

                                    EXPERTS

      The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Centennial's Annual Report on Form 10-K for the year ended May 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

            UNCERTAINTIES ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     . Our high degree of leverage and the requirement for significant and sustained growth in our cash flow to meet our debt service requirements,

     . That we are a holding company and the notes are structurally subordinated to all indebtedness of our subsidiaries, including guarantees by our subsidiaries of all indebtedness under our $1.05 billion credit facility (approximately $930 million of which was drawn at closing of the merger and a portion of which was borrowed directly by our Puerto Rico subsidiary),

     .  Our history of net losses and the expectation of future losses,

     .  That the telecommunications industry is highly competitive,

     . That new technologies or new business opportunities will require additional investments in network capacity or additional capital spending,

     . That the success of any acquisitions will depend on our ability to integrate acquired businesses,

     . That the telecommunications industry is subject to rapid and significant changes in technology,

     . That there is potential for adverse regulatory change and the need for regulatory approvals in the operation of our business and renewal of our cellular licenses,

     .  Fluctuations in market value of our licenses,

     . Risks associated with the regional economic conditions in the areas we operate our business,

     .  Operating costs due to fraud,

     .  That a decline in roaming rates may materially adversely affect us,

     . That a dispute regarding reverse billing may materially adversely affect us,

     . That the indenture governing the notes will require us to offer to purchase all of the notes issued and outstanding upon any change of control and that the credit facility contains similar provisions, which purchases, in each case, we may not have sufficient funds to consummate,

     . That the indenture and the credit facility impose significant operating and financial restrictions on Centennial Cellular Operating,

     . That Centennial Cellular Operating has pledged the capital stock of all its direct and indirect subsidiaries to the lenders under the credit facility and that all of the assets of such subsidiaries are pledged to such lenders,

     . That Centennial has unconditionally guaranteed the obligations of the borrowers under the credit facility,

     . That Centennial, as co-obligor, has no assets other than the stock of Centennial Cellular Operating and Centennial is not subject to the covenants contained in the indenture governing the notes,

     . That the right of the trustee under the indenture and a pledge and escrow agreement to obtain payment on the notes upon the occurrence of an event of default may be significantly impaired by applicable bankruptcy law,

     . The lack of certainty with respect to how a court might decide a suit by an unpaid creditor on the basis of fraudulent conveyance,

     .  The potential effect of Year 2000 computer issues,

     . Risks associated with new management and any future changes in management,

     . That certain equity investors control Centennial and its subsidiaries and have the power to elect directors and take other corporate actions,

     . That we have limited ability to direct the operations of the systems in which we hold minority cellular investment interests as a limited partner and that our interests in such systems may be diluted if we do not meet a capital call,

     . The potential effect of equipment failure or natural disaster on our business,

     .  Concerns about radio frequency emissions from cellular handsets, and

     .  The absence of a public market for the new notes.

      We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

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                     Dealer Prospectus Delivery Obligation

      Until      , 1999, all dealers that effect transactions in these
securities, whether or not participating in this Exchange Offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus or the accompanying Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or Centennial Cellular Operating. Neither this Prospectus nor the accompanying Letter of Transmittal or both together constitute an offer to sell or a solicitation of an offer to buy any security other than the New Notes offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal or both together, nor any sale made hereunder shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof.


                       [LOGO] Centennial Cellular Corp.


                           Centennial Cellular Corp.

                     Centennial Cellular Operating Co. LLC

                            Offer to Exchange Their
             10 3/4% Senior Subordinated Notes due 2008, Series B,
                      for Any and All of Their Outstanding
              10 3/4% Senior Subordinated Notes due 2008, Series A

                               ----------------

                                   PROSPECTUS

                               ----------------

                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

      In accordance with Section 145 of the DGCL, Centennial Cellular Corp. ("Centennial") has adopted a by-law that provides that, to the fullest extent permitted by DGCL, Centennial shall indemnify any person serving as a director or officer of Centennial and every such director or officer serving at the request of Centennial as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for expenses incurred in the defense of, or in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Under Section 145 of the DGCL and Centennial's by-laws, such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Section 18-108 of the Delaware Limited Liability Company Act (the "LLC Act") empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. In accordance with such section, the limited liability company agreement of Centennial Cellular Operating Co. LLC ("Centennial Cellular Operating") provides that, to the fullest extent permitted by the LLC Act, Centennial Cellular Operating shall indemnify a member, any affiliate of a member, any officers, directors, shareholders, partners, employees, representatives or agents of a member, or their respective affiliates, or any employee or agent of Centennial Cellular Operating or its affiliates (each, a "Covered Person") for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Centennial Cellular Operating and in a manner reasonably believed to be within such Covered Person's scope of authority.

      Each of Centennial and Centennial Cellular Operating has purchased and maintains insurance to protect persons entitled to indemnification pursuant to its by-laws or limited liability company agreement (as the case may be), the DGCL or the LLC Act against expenses, judgments, fines and amounts paid in settlement, to the fullest extent permitted by the DGCL or the LLC Act (as the case may be).

Item 21. Exhibits and Financial Statement Schedules

 Exhibit
 Number                             Description
 -------                            -----------
  3.1    Amended and Restated Certificate of Incorporation of Centennial
         Cellular Corp.*.................................................

  3.2    Amended and Restated By-Laws of Centennial Cellular Corp.*......

  3.3    Certificate of Formation of Centennial Cellular Operating Co.
         LLC***..........................................................

  3.4    Limited Liability Company Agreement of Centennial Cellular
         Operating Co. LLC***............................................

  4.1    Indenture dated as of December 14, 1998 between Centennial
         Cellular Operating Co. LLC and Centennial Finance Corp. and The
         Chase Manhattan Bank, as trustee, relating to the 10 3/4% Senior
         Subordinated Notes due 2008*....................................

  4.2    Assumption Agreement and Supplemental Indenture, dated as of
         January 7, 1999, to the Indenture dated as of December 14,
         1998*...........................................................

  4.3    Form of 10 3/4% Senior Subordinated Note due 2008, Series B of
         the registrant (included in Exhibit 4.1)........................

  4.4 Registration Rights Agreement, dated as of December 14, 1998, among Centennial Cellular Operating Co. LLC, Centennial Finance
         Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated,
         NationsBanc Montgomery Securities LLC, Morgan Stanley & Co.
         Incorporated and Chase Securities Inc., as initial purchasers*..

  4.5    Pledge and Escrow Agreement, dated as of December 14, 1998, from
         Centennial Cellular Operating Co. LLC and Centennial Finance
         Corp., as Pledgors, to The Chase Manhattan Bank, as Trustee*....

  5.1    Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol as to
         the legality of the securities being registered**...............


 12.1    Statements re Computation of Ratios**...........................

 Exhibit
 Number                             Description
 -------                            -----------
 23.1    Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (included in their opinion filed as Exhibit 5.1)**.........................

 23.2    Consent of Deloitte & Touche LLP.................................

 24.1    Power of Attorney of the members of the Board of Directors of the registrant (included in the signature pages of the Registration
         Statement).......................................................

 25.1    Statement on Form T-1 of Eligibility of Trustee..................




 99.1    Form of Letter of Transmittal***.................................

 99.2    Form of Notice of Guaranteed Delivery***.........................



--------
  * Filed as an Exhibit to the Current Report on Form 8-K of Centennial Cellular Corp. filed with the Commission on January 22, 1999.
 ** To be filed by amendment.
*** Previously filed.

Item 22. Undertakings

      Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Neptune, state of New Jersey, on May 14, 1999.

                                          Centennial Cellular Corp.

                                                    /s/ Michael J. Small
                                          _____________________________________
                                                     Michael J. Small,
                                                 President, Chief Executive
                                                    Officer and Director

                                          Centennial Cellular Operating Co.
                                          LLC

                                          By: Centennial Cellular Corp., its
                                          sole member

                                                    /s/ Michael J. Small
                                          _____________________________________
                                                     Michael J. Small,
                                                Chief Executive Officer and
                                                          Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive    May 14, 1999
______________________________________  Officer and Director
           Michael J. Small             (Principal Executive
                                        Officer)

                  *                    Senior Vice President,        May 14, 1999
______________________________________  Treasurer and Chief
           Peter W. Chehayl             Financial Officer
                                        (Principal Financial and
                                        Accounting Officer)

                  *                    President and Chief           May 14, 1999
______________________________________  Executive Officer
             Rudy J. Graf               (Centennial de Puerto
                                        Rico), Director

                  *                    Director                      May 14, 1999
______________________________________
         Thomas E. McInerney

                  *                    Director                      May 14, 1999
______________________________________
         Anthony J. de Nicola

                  *                    Director                      May 14, 1999
______________________________________
          Rudolph E. Rupert

                                       Director                      May 14, 1999
______________________________________
           Mark T. Gallogly

                  *                    Director                      May 14, 1999
______________________________________
          Lawrence H. Guffey

--------
* Pursuant to the Power of Attorney designated as Exhibit 24.1 hereto and previously included in the S-4:

        /s/ Michael J. Small
By: _________________________________
          Michael J. Small
          Attorney-in-Fact